As filed with the Securities and Exchange Commission on January 19, 2023.

Registration No. 333-268438

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCUSTEM SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	87-3774438
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5 Penn Plaza, 19th Floor, #1954

New York, NY 10001

00 44 2074952379
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wendy Blosser

Chief Executive Officer

5 Penn Plaza, 19th Floor, #1954

New York, NY 10001

00 44 2074952379

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffery J. Fessler, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Telephone: (212) 653-8700	Brad L. Shiffman, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 Telephone: (212) 885-5000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 19, 2023

1,478,495 Shares

Common Stock

AccuStem Sciences, Inc.

We are offering 1,478,495 shares of our common stock at an assumed public offering price per share of $7.44 per share, which reflects the last reported sale price per share of our common stock as reported on the OTCQB Venture Market (the “OTCQB”) on January 12, 2023 under the symbol “ACUT” as adjusted for a 1-for-6 reverse stock split of our outstanding common stock that we expect to effect just prior to the date of this prospectus. The assumed public offering price used throughout this prospectus has been included for illustration purposes only. The actual offering price may differ materially from the assumed price used in the prospectus and will be determined by negotiations between us and the representatives of the underwriters, may not be indicative of prices of the actual offering price.

We have applied to list our common stock on The Nasdaq Capital Market under the symbol “ACUT,” which listing is a condition to this offering. No assurance can be given that our application will be approved.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 15. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 0.4% of the public offering price payable to the underwriters or warrants to purchase a number of shares of common stock equal to 3.0% of the total number of shares sold in the public offering issued to the underwriters. We refer you to “Underwriting” beginning on page 87 for additional information regarding underwriters’ compensation.

We have granted the underwriters a 45-day option to purchase up to 221,774 additional shares of our common stock at the public offering price, less underwriting discounts and commissions.

The underwriters expect to deliver the shares on or about       , 2023.

ThinkEquity

The date of this prospectus is             , 2023.

Our mission is to provide multi-disciplinary care teams with **novel diagnostic tools**, driving innovation in healthcare and improved outcomes for **patients with cancer.**

ACCUSTEM

Helping Cancer Patients by Integrating Genomics Along the Continuum Of Care

MSC Test
Is my patient's nodule cancer?
Next Generation Sequencing (NGS)
What systemic therapy does my patient need?
DIAGNOSIS
TREATMENT
MONITORING
StemPrintER
Does my patient need more aggressive surgery?
MSC Test/NGS
Is my patient's cancer returning?

ACCUSTEM

Committed to continuous innovation in oncology care.

We are building an ecosystem of products that we believe will change how cancer is treated and managed.

ACCUSTEM

You should rely only on the information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

For investors outside the United States: Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.” We are ultimately responsible for all disclosure included in this prospectus.

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “AccuStem” or “the Company” refer to AccuStem Sciences, Inc.

The share and per share information in this prospectus reflects, other than in our Financial Statements and the Notes thereto, a proposed reverse stock split of the authorized and outstanding common stock at an anticipated ratio of 1-for- to occur immediately following the effective date but prior to the closing of the offering.

Mission Statement

Our mission is to provide novel diagnostic tools that optimize outcomes and quality of life for all patients along the continuum of oncology care, from cancer screening through treatment and monitoring.

Overview

We are a clinical stage diagnostics company dedicated to improving quality of life and outcomes for the more than 18 million people worldwide who are diagnosed with cancer each year. Our plan is to develop and commercialize a suite of novel genomic tests that support decision making along the entire continuum of oncology care. Our focus will be the commercialization of our proprietary genomic test, StemPrintER, for patients with early stage breast cancer, and we estimate this market opportunity represents more than $1.3 billion in annual revenue.

Our primary product candidate is StemPrintER, a 20-gene prognostic assay intended to predict the risk of distant recurrence (“DR”) in luminal (ER+/HER2-negative) breast cancer patients. The assay was developed to measure the “stemness” of tumors, or how much a tumor behaves like stem cells which could indicate how likely a cancer is to recur or be resistant to standard treatments, ultimately impacting how patients are managed by their multi-disciplinary care team. StemPrintER has been validated in several clinical cohorts and studies , the largest of which are a consecutive series of approximately 2,400 patients from the European Institute of Oncology (“IEO”) and approximately 800 patients from the TransATAC study. In the IEO cohort, StemPrintER High Risk patients (“SPRS High”) were 1.85 times more likely to have a distant recurrence compared to Low Risk (“SPRS Low”) patients (Figure 1) and in the TransATAC cohort, SPRS High patients were 4.27 times more likely to experience a distant recurrence compared to SPRS Low Risk patients (Figure 2). Together, these data confirm that StemPrintER is highly prognostic for outcomes in patients with breast cancer and indicate the potential utility of the test in the oncology clinic.

*SPRS- StemPrintER Recurrence Score; SPRS High- StemPrintER High Risk; SPRS Low- StemPrintER Low Risk

Beyond our initial plans for StemPrintER, we believe there is significant opportunity to expand our product portfolio. First, given the broad applicability of tumor “stemness”, which has been evaluated in a multitude of different cancers, we believe the StemPrint platform will have meaningful clinical utility beyond breast cancer. As such, we will seek to validate and commercialize StemPrint for a variety of different tumor types. In addition, we plan to offer ancillary commodity testing (e.g., hereditary genetic testing, somatic mutation testing) that augments our proprietary assays and provides additional information and value to patients and physicians throughout the patient care continuum.

We plan to launch StemPrintER once we have achieved several key milestones. First, we plan to identify or build a laboratory that will be responsible for processing, testing and reporting StemPrintER results for all commercial samples. Further, we plan to transfer the StemPrintER assay from the laboratories in which they were developed to our commercial laboratory. Finally, upon establishing testing capabilities in our commercial laboratory, we will seek to obtain U.S. Clinical Laboratory Improvement Amendments of 1988 (“CLIA”) certification so that we are able to report results for clinical use and to seek reimbursement from the Centers for Medicare and Medicaid Services. We anticipate that it will take at least 18 months to complete these milestones. Once those tasks are complete, we plan to initially launch StemPrintER in the US and then expand to other markets as we evaluate clinical need and revenue opportunity.

We hold licensing rights for the MicroRNA Signature Classifier (“MSC”) test, which is designed to help determine whether lung nodules identified by low dose computed tomography (“LDCT”) screening are benign or malignant. We do not plan on further developing or commercializing this test with the net proceeds from this offering.

Our Strategy

Our objective is to be a leading provider of tools to support patients and their physicians throughout the cancer care continuum. In order to achieve this we will seek to:

●	Effectively recruit, develop and retain human capital that enables us to achieve a culture of excellence and deliver best-in-class results;
●	Rigorously validate our product candidates through clinical partnerships with leading cancer care institutions around the globe;
●	Engage thought leaders across a broad spectrum of functional areas to effectively build programs critical to the success of our business;
●	Expand our product portfolio to create an integrated ecosystem of tools that establishes us as the partner of choice for multi-disciplinary care teams; and
●	Apply disciplined, systematic processes that enable predictable and sustainable revenue growth.

Our strategy is underpinned by our leadership team’s established history of successful product launches and relaunches in the diagnostics industry. We have a disciplined approach that begins with deep analyses of the market and available product data followed by key opinion leader, or KOL, engagement to understand buyer behavior. This approach will enable us to formulate near and long-term strategies and, once the strategies are in place, the team plans to focus on the operational requirements that will drive successful execution of companywide goals. The following diagram is an illustration of this systematic approach.

Company History and Acquisition

AccuStem Sciences Limited was created in connection with its demerger (spin-off) from Tiziana Life Sciences plc (“Tiziana”) and AccuStem Sciences Limited (“Old AccuStem”) was incorporated in England and Wales on June 5, 2020 as a private company with limited liability. The demerger was conditional upon, among other things, court approval of a Tiziana capital reduction, which was approved by special resolution of Tiziana’s stockholders on October 2, 2020. The court sanctioned the related Tiziana capital reduction on October 27, 2020, and the demerger became effective on October 30, 2020.

The demerger agreement provided for the transfer by Tiziana to us of the entire issued share capital of StemPrintER Sciences Limited (“StemPrintER Sciences”), the Tiziana entity to which Tiziana contributed all of the assets and intellectual property relating to the StemPrint project and $1,167,700 (£1,000,000) in cash.

For purposes of the demerger, Tiziana first transferred the assets relating to the StemPrint project (primarily the benefit of the license from IEO/University of Milan and an outsourced research program) to a separate company, StemPrintER Sciences, together with $1,167,700 (£1,000,000) in cash. As a result of this step, StemPrintER Sciences became an operating entity. In the next step, Tiziana transferred StemPrintER Sciences’ shares to us in return for shares of our common stock issued to Tiziana’s stockholders, on a one for one basis, and Tiziana declared a dividend in specie to its stockholders of those shares.

Tiziana has and will continue to provide certain limited management and administrative services to us following the completion of the demerger pursuant to the terms of a shared services agreement entered into with us on January 1, 2021. Pursuant to the terms of the shared services agreement, Tiziana agreed to provide various administrative, financial, legal, tax, insurance, facility, information technology and other services to us at a price based on a mutually agreed to cost allocation. The shared services agreement had an initial term through December 2021 and has been renewed automatically thereafter for successive three-month terms. The parties may mutually terminate the shared services agreement at any time. In addition, we can terminate the shared services agreement upon 30 days prior written notice. Both parties may terminate the agreement upon the failure of the other party to perform its respective material obligations.

On December 1, 2021, AccuStem Sciences Inc., a Delaware corporation (“New AccuStem”), became the successor issuer to Old AccuStem. On December 30, 2021, we completed the dissolution of Old AccuStem.

Summary of Risk Factors

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our common shares. These risks are discussed more fully in the “Risk Factors” section of this prospectus. These risks include the following:

●	We have incurred net losses in every year since our inception. We anticipate that we will continue to incur losses for the foreseeable future and may never achieve or maintain profitability.

●	Even if this offering is successful, we may need to raise additional funding to take advantage of future opportunities.

●	We need substantial additional funding to complete the development of our product candidates, which may not be available on acceptable terms, if at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate certain of our product development, research operations or future commercialization efforts, if any.

●	Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

●	Our rights to develop and commercialize our product candidates are subject to the terms and conditions of licenses granted to us by others. If we fail to comply with our obligations under our existing and any future intellectual property licenses with third parties, we could lose license rights that are important to our business.

●	If we are unable to obtain and maintain patent protection for our product candidates and technology, or if the scope of our patent protection is not sufficiently broad, our competitors could develop and commercialize similar products and technology.

●	We do not have collaborations in place with institutions for utility studies and there is no guarantee that we will be able to demonstrate prospective clinical utility of the StemPrintER.

●	We are dependent on third parties who provide certain resources and services to us, as we have limited resources.

●	We operate in a competitive market and will face competition from competitors involved in multi-gene prognostic assay for the prediction of risk of recurrence in luminal (ER+/HER2-) breast cancer patients.

●	We are reliant upon the expertise and continued service of a small number of key individuals of our management, Board of Directors and scientific advisors.

●	Even if we are successful in completing all pre-clinical studies and clinical trials, we may not be successful in commercializing one or more of our product candidates.

●	We will need to expand our organization and may experience difficulties in managing this growth, which could disrupt our operations.

●	Our employees, independent contractors, consultants, commercial partners, collaborators and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

Recent Developments

On October 10, 2022, our stockholders approved the following proposals at our 2022 annual meeting of our stockholders:

●	the election of four members to our board of directors;

●	the ratification of the appointment of Mazars USA LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2022; and

●	an amendment to our Amended and Restated Certificate of Incorporation (the “Charter”), to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between one-for-two and one-for-fifteen, at any time prior to October 10, 2023, the implementation and timing of which shall be subject to the discretion of our board of directors.

Proposed Changes to Our Capital Structure

We expect to effect a 1-for-6 reverse split of our outstanding shares of common stock immediately prior to the date of this prospectus. No fractional shares will be issued in connection with the reverse stock split and all such fractional interests will be rounded up to the nearest whole number of shares of common stock. The conversion and/or exercise prices of our issued and outstanding convertible securities, including shares issuable upon exercise of outstanding stock options and warrants, and conversion of our outstanding convertible notes will be adjusted accordingly. All information presented in this prospectus assumes the 1-for-6 reverse split of our outstanding shares of common stock, and unless otherwise indicated, all such amounts and corresponding conversion price and/or exercise price data set forth in this prospectus have, except for the consolidated financial statements and the notes thereto, been adjusted to give effect to the assumed reverse stock split.

Implications of Being an Emerging Growth Company

We are an emerging growth company, or EGC, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not EGCs. These exemptions include:

●	the option to present only two years of audited financial statements and related discussion in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	not being required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” and

●	not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

Section 107 of the JOBS Act also provides that an EGC can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act, for complying with new or revised accounting standards. As a result, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As an EGC, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by the JOBS Act.

We will remain an EGC until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion; (2) the last day of 2027; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur on the last day of any fiscal year that the aggregate worldwide market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.

Corporate Information

Our legal name is AccuStem Sciences, Inc. Our registered office is situated at 5 Penn Plaza, 19th Floor, #1954 New York, NY, and our telephone number is +44 (0) 20 7495 2379. We have one wholly owned subsidiary: StemPrintER Sciences Limited, a private company incorporated in England and Wales with limited liability under the Companies Act. Our website address is www.AccuStem.com. The reference to our website is an inactive textual reference only and information contained in, or that can be accessed through, our website or any other website cited in this registration statement is not part of hereof.

Available Information

We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are not incorporating by reference any of such filings or other documents into this prospectus or the registration statement of which this prospectus forms a part. The SEC maintains an internet website, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.

Copies of each of our filings with the SEC on Form 10-K, Form 10-Q, and Form 8-K and all amendments to those reports, can be viewed and downloaded free of charge at our website, www.AccuStem.com, as soon as reasonably practicable after the reports and amendments are electronically filed with or furnished to the SEC.

THE OFFERING

Common stock offered by us:	1,478,495 shares of common stock

Common stock to be outstanding immediately after this Offering	3,369,584 shares (3,591,358 shares if the underwriters exercise their option to purchase up to an additional 221,774 shares to cover over-allotments, if any)

Over-Allotment Option	We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional 221,774 shares of common stock at the public offering price, less the underwriting discount.

Use of proceeds:	We estimate that the net proceeds from this offering will be approximately $9.7 million or approximately $11.2 million if the underwriters exercise their over-allotment option in full, at an assumed public offering price of $7.44 per share, which reflects the last reported sale price per share of our common stock as reported on the OTCQB on January 12, 2023, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to identify or establish a research laboratory, acquire sample sets to further validate our product candidates and commence new clinical trials to demonstrate the utility of the StemPrintER test. The remainder of the proceeds will be used for working capital and general corporate purposes, including a $175,000 payment to the IEO/University of Milan pursuant to the License. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors:	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 15.

Nasdaq Capital Market Proposed Trading Symbol:	We have applied to list our common stock on The Nasdaq Capital Market under the symbol “ACUT,”

The number of shares of common stock to be outstanding immediately after this offering is based on 1,891,089 shares of common stock outstanding as of December 31, 2022 and excludes:

●	58,333 shares of common stock issuable upon exercise of warrants at exercise price of $6.36 per share; and

●	18,302 shares of common stock issuable upon the exercise of outstanding options to purchase shares of common stock under our 2021 Omnibus Equity Incentive Plan at a weighted average exercise price of $2.16; and

●	44,355 shares of common stock underlying warrants to be issued to the representative of the underwriters upon the consummation of this offering.

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

●	a 1-for-6 share reverse stock split of our issued and outstanding shares of common stock, options and warrants to be effected just prior to the date of this prospectus and the corresponding adjustment of all common stock price per share and stock option and warrant exercise price data, except for the consolidated financial statements and the notes thereto;
●	no exercise of the underwriters’ option to purchase up to an additional 221,774 shares of common stock to cover over-allotments, if any.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our summary consolidated financial data for the periods indicated. We have derived the consolidated statement of operations data for the year ended December 31, 2021 and the period from June 5, 2020 (date of inception) to December 31, 2021 from our audited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated statement of operations data for the nine months ended September 30, 2022 and 2021 and the unaudited consolidated balance sheet data as at September 30, 2022 have been derived from our unaudited consolidated financial statements for the periods included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following summary consolidated financial data together with the audited consolidated financial statements included elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We maintain our books and records in U.S. dollars, and we prepare our financial statements in accordance with generally accepted accounting principles (“US GAAP”).

Consolidated Statement of Operations Data:

	Nine Months Ended September 30,		Year Ended	For the Period from June 5, 2020 (inception) to
	2022 (unaudited)	2021 (unaudited)	December 31, 2021	December 31 2020

OPERATING EXPENSES

Research and development expenses	$133,809	$46,869	$73,335	$5,748
General and administrative expenses	2,634,076	80,263	597,279	48,500
Total operating expenses	2,767,885	127,132	670,614	54,248
Loss from operations	(2,767,885)	(127,132)	(670,614)	(54,248)

Loss, before income tax	(2,767,885)	(127,132)	(670,614)	(54,248)
Income tax benefit (expense)	-	-	—	—
Net loss	$(2,767,885)	$(127,132)	$(670,614)	$(54,248)

Net loss per share attributable to common stockholders, basic and diluted	$(1.52)	$(0.08)	$(0.40)	$(0.03)

Weighted average common shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	1,817,404	1,666,522	1,666,522	1,666,522

Translation adjustments	—	(16,347)	(11,553)	78,534

Comprehensive loss	$(2,767,885)	$(143,479)	$(682,167)	$24,286

Consolidated Balance Sheet Data:

	As of September 30, 2022
	Actual	As Adjusted (1)

Cash	$1,331,960	$10,994,463
Working capital	$789,139	$10,451,642
Total assets	$1,622,658	$11,285,161
Total stockholders’ equity	$797,724	$10,460,226

(1) On an as adjusted basis giving effect to the sale by us of 1,478,495 shares of common stock at an assumed public offering price of $7.44 per share in this offering, which reflects the last reported sale price per share of our common stock as reported on the OTCQB on January 12, 2023 after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.

RISK FACTORS

Any investment in our common stock is highly speculative and involves a high degree of risk. Before deciding whether to purchase our common stock, investors should carefully consider the risks described below. Our business, financial condition, operating results and prospects are subject to the following material risks as well as those material risks incorporated by reference. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and our stockholders may lose all or part of their investment in the shares of our common stock.

Risks Specific to Our Financial Position and the Future Financing of the Business

We have incurred net losses in every year since our inception. We anticipate that we will continue to incur losses for the foreseeable future and may never achieve or maintain profitability.

We are a clinical stage diagnostic company with a limited operating history. Since our inception in May 2013, we have incurred significant net losses. Our net losses were $670,614, $54,248 and $2,767,885 for the year ended December 31, 2021, the period from June 5, 2020 (date of inception) through December 31, 2020 and the nine months ended September 30, 2022, respectively. As of September 30, 2022, we had an accumulated loss of $3,492,747. We expect that it could be several years, if ever, before we have a commercialized product candidate. We expect to continue to incur significant and increasing operating expenses and losses for the foreseeable future. These net losses will adversely impact our stockholders’ equity and net assets and may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase substantially if, and as, we:

●	manufacture our product candidates in accordance with current good manufacturing practices, or cGMP, for clinical trials or potential commercial sales;

●	establish a sales, marketing and distribution infrastructure to commercialize any product candidate for which we may obtain marketing approval;

●	develop, maintain, expand and protect our intellectual property portfolio;

●	identify, assess, and acquire or in-license other product candidates and technologies;

●	secure, maintain or obtain freedom to operate for any in-licensed technologies and products;

●	address any competing technological and market developments; and

●	expand our operations in the United States and Europe.

We may never succeed in any or all of these activities and, even if we do, we may never generate revenues that are significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development, or R&D, efforts expand our business or continue our operations.

We need substantial additional funding to complete the development of its product candidates, which may not be available on acceptable terms, if at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate certain of our product development, research operations or future commercialization efforts, if any

Our operations have consumed substantial amounts of cash since inception, and we expect our expenses to increase significantly in connection with our ongoing activities, particularly as we continue the R&D of, initiate further clinical trials of and seek marketing approval for, our product candidates. In addition, if we obtain marketing approval for our product candidates, we expect to incur significant expenses related to product sales, marketing, manufacturing and distribution.

Furthermore, we expect to incur additional costs associated with operating as a public reporting company in the United States.

If we are unable to obtain adequate funding on a timely basis, we may be required to significantly curtail, delay or discontinue our R&D programs of our product candidates or any future commercialization efforts, be unable to expand our operations or be unable to otherwise capitalize on our business opportunities, as desired, which could harm our business and potentially cause a discontinuation of operations.

Our financial condition and operating results have varied significantly in the past and losses are continuing and increasing due to a variety of factors, many of which are beyond our control.

Our financial condition and operating results have varied significantly in the past and losses are continuing and increasing due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include:

●	continuing our current research and development programs, including conducting preclinical and clinical studies for product candidates;

●	initiating clinical trials for product candidates;

●	the success of our clinical trials through all phases of clinical development;

●	delays in the commencement, enrollment and timing of clinical trials;

●	our ability to secure and maintain collaborations, licensing or other arrangements for the future development and/or commercialization of our product candidates, as well as the terms of those arrangements;

●	our ability to obtain, as well as the timeliness of obtaining, additional funding to develop our product candidates;

●	the results of clinical trials or marketing applications for product candidates that may compete with our product candidates;

●	competition from existing products or new products that may receive marketing approval;

●	potential side effects of our product candidates that could delay or prevent approval or cause an approved product to be taken off the market;

●	any delays in regulatory review and approval of our product candidates;

●	our ability to identify and develop additional product candidates;

●	the ability of patients or healthcare providers to obtain coverage or sufficient reimbursement for our products;

●	our ability, and the ability of third parties such as Clinical Research Organizations (“CROs”) to adhere to clinical study and other regulatory requirements;

●	the ability of third-party manufacturers to manufacture our product candidates and key ingredients needed to conduct clinical trials and, if approved, successfully commercialize our products;

●	the costs to us, and our ability as well as the ability of any third-party collaborators, to obtain, maintain and protect our intellectual property rights;

●	costs related to and outcomes of potential intellectual property litigation;

●	our ability to adequately support future growth;

●	our ability to attract and retain key personnel to manage our business effectively; and

●	our ability to build our finance infrastructure and, to the extent required, improve our accounting systems and controls.

Developing new products and services is a speculative and risky endeavor. Products or services that initially show promise may fail to achieve the desired results or may not achieve acceptable levels of analytical accuracy or clinical utility. We may need to alter our products in development and repeat clinical studies before we identify a potentially successful product or service. Product development is expensive, may take years to complete and can have uncertain outcomes. Failure can occur at any stage of the development. If, after development, a product or service appears successful, we may, depending on the nature of the product or service, still need to obtain U.S. Food and Drug Administration, or FDA, and other regulatory clearances, authorizations or approvals before we can market it. The FDA’s clearance, authorization or approval pathways are likely to involve significant time, as well as additional research, development and clinical study expenditures. The FDA may not clear, authorize or approve any future product or service we develop. Even if we develop a product or service that receives regulatory clearance, authorization or approval, we would need to commit substantial resources to commercialize, sell and market it before it could be profitable, and the product or service may never be commercially successful. Additionally, development of any product or service may be disrupted or made less viable by the development of competing products or services.

New potential products and services may fail any stage of development or commercialization and if we determine that any of our current or future products or services are unlikely to succeed, we may abandon them without any return on our investment. If we are unsuccessful in developing additional products or services, our potential for growth may be impaired.

In cases where we are successful in obtaining regulatory approval to market one or more of our product candidates, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to obtain coverage and reimbursement, and whether we own the commercial rights for that territory. If the number of our addressable patients is not as significant as we estimate, the indication approved by regulatory authorities is narrower than we expect, or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products, even if approved.

We expect our research and development expenses to continue to be significant in connection with our continued investment in our ongoing and planned clinical trials for our current product candidates and any future product candidates we may develop. Furthermore, if we obtain regulatory approval for our product candidates, we expect to incur increased sales and marketing expenses. In addition, once we are a public company, we will incur additional costs associated with operating as a public company. As a result, we expect to continue to incur significant and increasing operating losses and negative cash flows for the foreseeable future. These losses have had and will continue to have a material adverse effect on our stockholders’ equity, financial position, cash flows and working capital.

Even if this offering is successful, we may need to raise additional funding to take advantage of future opportunities

We may need to raise additional funding to take advantage of future opportunities. Such additional funding may not be available or, if available, may not be on terms that are favorable to us or our shareholders. If we are unable to obtain additional funding as required, we may be required to reduce the scope of our operations or anticipated expansion.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to make certain dividends, incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our consolidated financial statements as of December 31, 2021 were prepared under the assumption that we will continue as a going concern for the next twelve months. Due to our recurring losses from operations, we concluded that there is substantial doubt in our ability to continue as a going concern for one year after the financial statements are issued without additional capital becoming available. Our independent registered public accounting firm has issued an audit opinion that included an explanatory paragraph referring to our operating losses since inception and our accumulated deficit at December 31, 2021 of $724,862, and expressing substantial doubt in our ability to continue as a going concern without obtaining necessary funding. Our ability to continue as a going concern is dependent upon our ability to obtain additional financial support from related parties or through additional equity or debt financing, attain further operating efficiencies, reduce expenditures, and, ultimately, to generate revenue. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks Relating to Intellectual Property

Our rights to develop and commercialize our product candidates are subject to the terms and conditions of licenses granted to us by others. If we fail to comply with our obligations under our existing and any future intellectual property licenses with third parties, we could lose license rights that are important to our business.

We are reliant upon licenses and sublicenses from Istituto Europeo di Oncologia, Fondazione FIRC per l’Oncologia Molecolare and the University of Milan (“IEO/University of Milan”) to certain patent rights and proprietary technology that are important or necessary to the development of our technology and product candidates, including the patents and know-how relating to manufacture.

On June 24, 2014, Tiziana entered into an exclusive license agreement (the “License”) with IEO/University of Milan, pursuant to which it obtained a worldwide, royalty-bearing, exclusive license under certain patents and a worldwide, royalty-bearing, non-exclusive license under certain know-how, respectively, of IEO/University of Milan to develop and commercialize licensed products in connection with a multi-gene prognostic tool. The License was assigned to us as part of the arrangements contained in the demerger agreement on October 30, 2020. Pursuant to the terms of the License, we are obliged to use reasonable efforts in connection with the development and commercialization of the licensed products, including in accordance with specified diligence milestones.

If we fail to meet our obligations under the License or if the License is terminated for any reason, we may be required to discontinue our R&D program or any future commercialization efforts of StemPrintER product candidate, be unable to expand our operations or be unable to otherwise capitalize on our business opportunities, as desired, which could harm our business and potentially cause a discontinuation of our operations.

The License may also be terminated for other reasons including breach and insolvency.

If we are unable to obtain and maintain patent protection for our product candidates and technology, or if the scope of our patent protection is not sufficiently broad, our competitors could develop and commercialize similar products and technology

Our success depends, in large part, on our ability to seek, obtain and maintain patent protection in the United States, U.K. and other countries with respect to our product candidates and technology. Our licensors have sought, and we intend to seek, to protect our proprietary position by filing patent applications in the United States, the U.K. and elsewhere, related to certain technologies and our product candidate, StemPrintER, that are important to our business.

Our current patent portfolio contains a limited number of patent applications, which are in-licensed from third parties. If we are unable to assert any such patents to prevent others from reproducing our technology and product candidates, or are unable to identify patentable aspects of our R&D output before it is too late to obtain patent protection, failure to do so could have a material adverse effect on our business, results of operations and financial condition.

Our intellectual property is open to challenge

No assurance can be given that any current or future trademark, design right or patent applications will result in registered trademarks, design rights or patents, that the scope of any patent, design or trademark protection or the protection provided by copyright or database rights or the right to bring actions for breach of confidentiality will exclude competitors or provide competitive advantages to us, that any of our licensed-in patents, design rights or trademarks will be held valid if challenged or that third parties will not claim rights or ownership of the patents, design rights, trademarks or other intellectual property rights held by us.

If we cannot successfully enforce our intellectual property rights, this could have a material adverse effect on our business, financial condition and prospects. We may be subject to claims in relation to the infringement of patents, design rights, trademarks or other intellectual property rights owned by third parties. Adverse judgments against us may give rise to significant liabilities in monetary damages, legal fees and/or an inability to manufacture, market or sell products either at all or in particular territories.

Our strategy involves generating commercially valuable intellectual property that can be protected

We intend to augment our intellectual property portfolio. No assurance can be given that any future patent applications will result in granted patents, that the scope of any patent protection will exclude competitors or provide competitive advantages to us, that any of our patents will be held valid if challenged or that third parties will not claim rights in or ownership of the patents and other proprietary rights held by us. Should we fail to successfully obtain additional patent protection in respect its technology and products could have a material adverse effect on our business, results of operations and financial condition.

Risks Specific to the Development of our Business

We do not have collaborations in place with institutions for utility studies and there is no guarantee that we will be able to demonstrate prospective clinical utility of StemPrintER.

Following the completion of the initial retrospective validation studies with respect to StemPrintER, we are likely to run clinical utility studies to support applications for reimbursement, which are necessary for successful commercialization and to provide further evidence to support marketing claims. We have not yet identified which institutions will carry out the utility studies and have not yet entered into the relevant agreements with these institutions. There is a risk that we will not be able to secure these collaborations, which would impact our ability to proceed to the utility study stage.

Furthermore, we may not be able to demonstrate the clinical utility of StemPrintER in a real-world setting, which would impact our ability to secure reimbursement. If such reimbursement is not achieved, it will make commercialization of StemPrintER significantly more challenging and would impact our ability to generate revenue and, accordingly, result in a material adverse impact on our business, financial condition and results of operations

There are risks associated with the process of establishing a CLIA laboratory and in offering StemPrintER which are outside our control.

StemPrintER is a 20-gene test that was designed to indicate the risk of recurrence for patients with early-stage breast cancer, primarily intended for use in the ER+/HER2- population. We do not yet have a CLIA-certified laboratory that can run StemPrintER as a LDT.

Even if we eventually obtain CLIA certification for a laboratory that will run our assay and proceed to commercialization, there are inherent risks associated with offering the StemPrintER as a LDT that are outside our control, including test uptake, which would have an impact on the amount of revenue we could generate. Further, we may not be able to generate any meaningful revenue from offering StemPrintER as a LDT.

We will be dependent on third parties to provide certain resources and services to us, as we have limited resources

We plan to rely in part on external resources to conduct the research, development, supply of supplies and clinical testing of our StemPrintER test, including in relation to our laboratory systems which we expect to rely on software developed by external manufacturers. The future development of StemPrintER and other products will partly depend upon the performance of these third parties. We cannot guarantee that the relevant third parties will be able to carry out their obligations under the relevant arrangements. In the future, we may depend on external resources in marketing, sales and distribution of our products. We cannot guarantee that we will be able to assign competent partners to conduct these tasks or that these tasks can be completed on the basis of terms which are beneficial to us. Additionally, while management is responsible for making decisions on our behalf, management will rely to a certain extent on the advice of external professional advisors. There is no guarantee that we will receive the correct advice from such advisors.

Disagreements between us and any third parties could lead to delays in our R&D program and/or commercialization plans. If any third parties were to terminate their relationships with us, we would be required to obtain development and/or commercialization services from other third parties or develop the relevant functions internally, which could have an adverse effect on our business, results of operations and financial condition.

We are subject to research and product development risk

We may not be able to develop new products or to identify specific market needs that can be addressed by tests or solutions developed us. Product development will be a key ongoing activity for us. However, there can be no assurance that further products will be developed, successfully launched, or accepted by the market. All new product development has an inherent level of risk and can be a lengthy process and suffer unforeseen delays, cost overruns and setbacks, such as difficultly recruiting patients into clinical trials. The nature of the medical device industry may mean new products may become obsolete as a result of competition or regulatory changes which could have a material adverse effect on our business, results of operations and financial condition.

In addition, R&D may be subject to various requirements, such as research subject protection for individuals participating in clinical evaluations of new products, institutional review board oversight, regulatory authorizations, and design control requirements. Failure to comply with requirements could result in penalties, delay, or prevent commercialization of products.

We are subject to risks associated with medical and technological change and obsolescence

Demand for our products could be adversely impacted by the development of alternative technology and alternative medicines. There can be no assurance that the technology and products currently being developed by us will not be rendered obsolete. As a result, there is the possibility that new technology or products may be superior to, or render obsolete, the technology and products that we are currently developing. Any failure of ours to ensure that our products remain up to date with the latest advances may have a material adverse impact on our competitiveness and financial performance. Our success will depend, in part, on our ability to develop and adapt our products or acquire and integrate new technologies to meet these technological changes and industry trends and failure to do so could have a material adverse effect on our business, results of operations and financial condition.

Market and Competitive Risks

We operate in a competitive market and will face competition from competitors involved in multi-gene prognostic assay for the prediction of risk of recurrence in luminal (ER+/HER2-) breast cancer patients

We may face competition from competitors involved in developing a multi-gene prognostic assay for the prediction of risk of recurrence in luminal (ER+/HER2-) breast cancer patients. Many of our competitors will have access to greater research, development, marketing, financial and personnel resources which may provide commercial advantages to those competitors. New products may be more effective, cheaper or more effectively marketed than StemPrintER. A substantial increase in competition for any of these reasons could require us to, for example, increase our marketing or capital expenditure or require us to change our business model to remain competitive, which may have an adverse impact on our business including our profitability and/or financial condition.

The market opportunities for our product candidates may be smaller than we anticipate

We are focusing our R&D efforts on a multi-gene prognostic tool for predicting the recurrence of certain breast cancers. Our understanding of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from our prognostic assay, is based on estimates. These estimates may prove to be incorrect and new studies may reduce the estimated incidence or prevalence of these diseases. The number of patients in the United States, the United Kingdom (“U.K.”), the European Union (“EU”) and elsewhere may turn out to be lower than expected, may not be otherwise amenable to assessment with our product candidates or patients may become increasingly difficult to identify and access, all of which would adversely affect our business, financial condition, results of operations and prospects.

Further, there are several factors that could contribute to making the actual number of patients who receive our potential products, if and when approved, less than the potentially addressable market, such as the lack of widespread availability of, and limited reimbursement for, new therapies in many underdeveloped markets.

The future commercial success of our product candidates will depend upon the degree of each product candidate’s market acceptance by physicians, patients, third-party payors and others in the medical community

We have no product authorized for marketing; our product candidates are at the validation study stage of development, and we may never have a product available to be commercially sold or that becomes commercially successful. The commercial success of our product candidates will depend, in part, on their acceptance by physicians, patients and third-party payors as medically necessary, cost-effective and safe. If our future products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. Even if some product candidates achieve market acceptance, the market may not prove to be large enough to generate significant revenues. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on several factors, including, but not limited to:

●	the effectiveness and safety of our product candidates as demonstrated in clinical trials;

●	the potential and perceived advantages of our product candidates over alternative prognostic tools;

●	the availability and cost of use relative to alternative prognostic tools;

●	changes in the standard of care for the targeted indications for any product candidate;

●	the willingness of physicians to use, and the target patient population to try, new prognostic tools;

●	product labelling or product insert requirements of the FDA, the U.K. Medicines and Healthcare products Regulatory Agency , the European Medicines Agency (“EMA”) or other regulatory authorities, including any limitations or warnings contained in a product’s approved labelling;

●	the timing of market introduction of competitive products;

●	sales, distribution and marketing support;

●	publicity concerning our product candidates or competing products and treatments;

●	potential product liability claims;

●	any restrictions on the use of our products together with other medications; and

●	favorable third-party payor coverage and adequate reimbursement.

Even if a potential product displays favorable clinical properties and safety profile in preclinical studies and clinical trials, market acceptance of the product will not be fully known until after it is launched.

The insurance coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for our approved product candidates could limit our ability to market those products

We expect that coverage and adequate reimbursement by government and private payors will be essential for most patients to be able to afford our approved product candidates. Accordingly, sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or will be reimbursed by government authorities, private health coverage insurers and other third-party payors. Coverage and reimbursement by a third-party payor may depend upon several factors, including the third-party payor’s determination that use of a product is:

●	a covered benefit under our health plan;

●	safe, effective and medically necessary;

●	appropriate for the specific patient;

●	cost-effective; and

●	neither experimental nor investigational.

Obtaining coverage and reimbursement for a product from third-party payors is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. If coverage and reimbursement are not available or delayed, or are available only at limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be adequate to realize a sufficient return on our investment and less favorable coverage policies and reimbursement rates may be implemented in the future.

Market acceptance and sales of our products will depend significantly on the availability of adequate coverage and reimbursement from third-party payors and may be affected by existing and future healthcare reform measures.

Regulatory Risks

Complying with numerous regulations pertaining to our business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

Once we have our CLIA certified lab, we will be subject to CLIA, a federal law that regulates clinical laboratories that perform testing on samples derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA regulations mandate specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. We will be subject to survey and inspection every two years. Moreover, CLIA inspectors may make random inspections of our clinical reference laboratory.

Although we are required to hold a certificate of accreditation or compliance under CLIA that allows us to perform high complexity testing, we are not required to hold a certificate of accreditation through CAP. We could alternatively maintain a certificate of accreditation from another accrediting organization or a certificate of compliance through inspection by surveyors acting on behalf of the CLIA program.

The failure to comply with CLIA requirements can result in enforcement actions, including the revocation, suspension, or limitation of our CLIA certificate of accreditation, as well as a directed plan of correction, state on-site monitoring, civil money penalties, civil injunctive suit and/or criminal penalties. We must maintain CLIA compliance and certification to be eligible to bill for tests provided to Medicare beneficiaries. If we were to be found out of compliance with CLIA program requirements and subjected to sanctions, our business and reputation could be harmed. Even if it were possible for us to bring our laboratory back into compliance, we could incur significant expenses and potentially lose revenue in doing so.

We will be required to maintain a license to conduct testing in Arizona. Arizona laws establish standards for day-to-day operation of our clinical reference laboratory, including the training and skills required of personnel and quality control. Moreover, several other states require that we hold licenses to test samples from patients in those states. Other states may have similar requirements or may adopt similar requirements in the future. Although we plan to obtain licenses from states where we believe we are required to be licensed, we may become aware of other states that require out-of-state laboratories to obtain licensure in order to accept samples from the state, and it is possible that other states currently have such requirements or will have such requirements in the future.

If we were to lose our CLIA certificate of accreditation or Arizona license, whether as a result of a revocation, suspension or limitation, we would no longer be able to sell our testing products, which would limit our revenue and harm our business.

If we fail to comply with healthcare laws and regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

We are also subject to healthcare fraud and abuse regulation by both the federal government and the states in which we conduct our business and to similar foreign laws and regulations in the countries where we conduct our business. These laws include, without limitation, state and federal anti-kickback, self-referral, fraud and abuse, false claims, and transparency laws and regulations with respect to payments and other transfers of value made to physicians and other licensed health care professionals.

The Anti-Kickback Stature, or AKS, prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any good, facility, item or service, including laboratory services, reimbursable, in whole or in part, under Medicare, Medicaid or other federally financed healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The AKS has been interpreted to apply to arrangements between manufacturers on one hand and prescribers, purchasers and formulary managers on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor, however, does not make the conduct per se illegal under the AKS. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the AKS has been violated. Further, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

On June 25, 2014, the Office of Inspector General, or OIG, released a Special Fraud Alert, expressing concern regarding laboratory payments made to referring physicians and physician group practices for blood sample collection, processing, and packaging. Specifically, the OIG expressed concern that such arrangements may implicate the AKS when laboratories make payments to physicians for services that are already covered and reimbursed by Medicare, or are not commercially reasonable or exceed fair market value, all in order to induce physicians to order tests from such laboratory. Because the choice of laboratory and the decision to order laboratory tests is made or strongly influenced by the physician, with little or no input from patients, such payment may induce physicians to order more laboratory tests than are medically necessary, particularly when the payments are tied to, or take into account, the volume or value of business generated by the physician. To the extent our arrangements with physicians and pathology medical groups for services related to sample collection, transporting and handling are found to be inconsistent with applicable laws, we may be subject to significant penalties, including criminal penalties, and exclusion from participation in U.S. federal or state health care programs.

We are also subject to the federal physician self-referral prohibitions, commonly known as the Stark Law, which prohibits, among other things, physicians who have a financial relationship, including an investment, ownership or compensation relationship with an entity, from referring Medicare patients for designated health services, which include clinical laboratory services, unless an exception applies. Similarly, entities may not bill Medicare or any other party for services furnished pursuant to a prohibited referral. In addition, the government may assert that a claim including items or services resulting from a violation of the Stark Law constitutes a false or fraudulent claim for purposes of the false claims laws.

The federal civil and criminal false claims law, including the False Claims Act, prohibit, among other things, any person from knowingly presenting or causing to be presented a false claim for payment to the federal government, or knowingly making or causing to be made a false statement to get a false or fraudulent claim paid by the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. In addition, the government may assert that a claim for items or services arising from a violation of the AKS or Stark Law constitutes a false or fraudulent claim for purposes of the false claims laws. Private individuals also have the ability to bring actions under these false claims laws in the name of the government alleging false and fraudulent claims presented to or paid by the government (or other violations of the statutes) and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, are pervasive in the healthcare industry.

HIPAA also established federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

In addition, under the federal civil monetary penalties statute, a person is prohibited from offering or transferring to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the AKS and civil False Claims Act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The OIG emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payors may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud. To the extent our patient assistance programs are found to be inconsistent with applicable laws, we may be required to restructure or discontinue such programs, or be subject to other significant penalties.

Under the Physician Payments Sunshine Act, manufacturers of certain devices, drugs and biologics are required to report to CMS certain payments and transfers of value by them and in some cases their distributors to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other health care providers beginning in 2022, and teaching hospitals, as well as ownership and investment interests held by physicians (as defined by the statute) and their immediate family members. Because we plan to manufacture our own laboratory developed tests, or LDTs, solely for use by or within our own laboratory, we believe that we are currently exempt from these reporting requirements. We cannot assure, however, that our regulators, principally the federal government, will agree with our determination, and a determination that we have violated these laws and regulations, or a public announcement that we are being investigated for possible violations, could adversely affect our business, prospects, results of operations or financial condition.

Several states in which we plan to operate have also adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any payor, including patients and commercial insurers, not just those reimbursed by a federally funded healthcare program.

It is possible that some of our business activities could be subject to challenge under one or more of such laws. Such a challenge, regardless of the outcome, could have a material adverse effect on our business, business relationships, reputation, financial condition and results of operations. Although an effective compliance program can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with these laws may prove costly.

If we or our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to significant penalties, including administrative, civil and/or criminal penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in U.S. federal or state health care programs, such as Medicare and Medicaid in the United States and similar programs outside the United States, a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could materially adversely affect our ability to operate our business and our financial results. To the extent that any of our testing products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals. For instance, many member states in the European Union, or EU, have adopted specific anti-gift statutes that further limit commercial practices for medical devices (including in vitro diagnostic medical devices), in particular vis-à-vis healthcare professionals and organizations.

Additionally, there has been a recent trend of increased regulation of payments and transfers of value provided to healthcare professionals or entities. In addition, many EU member states have adopted national “Sunshine Acts” which impose reporting and transparency requirements (often on an annual basis), similar to the requirements in the United States, on medical device manufacturers.

Our products and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business.

Our product candidates are in vitro tests which can be regulated as medical devices in the United States and other jurisdictions. When applicable, the FDA and foreign regulatory agencies regulate, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use and storage; clinical trials (to the extent applicable, clinical trials encompass the notion of clinical investigations in the EU); product safety; establishment registration and device listing; marketing, sales and distribution; premarket clearance, classification, approval, and certification; recordkeeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market studies; and product import and export.

The regulations to which we may be subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales. The FDA and its foreign counterparts enforce its regulatory requirements through, among other means, periodic unannounced inspections. We do not know whether we or any contract manufacturers or suppliers that we utilize will be found compliant in connection with any future FDA or foreign inspections. Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future marketing authorizations or certifications; withdrawals or suspensions of current marketing authorizations and certifications, resulting in prohibitions on sales of our products; and in the most serious cases, criminal penalties.

In order to sell our products in EU member states, our products must comply with the essential requirements of the EU In Vitro Diagnostic Medical Devices Directive (Directive 98/79/EC), or the IVDD. Compliance with these requirements is a prerequisite to be able to affix the European Conformity, or CE, mark to our products, without which they cannot be sold or marketed in the EU. All medical devices placed on the market in the EU must meet the essential requirements laid down in Annex I to the IVDD including the requirement that an in vitro diagnostic medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter as it creates a rebuttable presumption that the device satisfies that essential requirement. To demonstrate compliance with the essential requirements we must undergo a conformity assessment procedure, which varies according to the type of medical device and its (risk) classification. As a general rule, demonstration of conformity of in vitro diagnostic medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence.

Except for (general) in vitro diagnostic medical devices, where the manufacturer can self-declare the conformity of its products with the essential requirements of the IVDD, a conformity assessment procedure requires the intervention of a notified body. Notified bodies are independent organizations designated by EU member states to assess the conformity of devices before being placed on the market. The notified body would typically audit and examine the product’s technical file and the manufacturer’s quality system (notified body must presume that quality systems which implement the relevant harmonized standards—which is ISO 13485:2016 for Quality Management Systems—conform to these requirements). If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE-Mark to the device, which allows the device to be placed on the market throughout the EU.

If we fail to achieve compliance with applicable European laws and directives, we would be unable to continue to affix the CE mark to our products, which would prevent us from selling them within the EU. In the EU, we must inform the notified body that carried out the conformity assessment of the devices that we market or sell in the EU and European Economic Area, or EEA, of any planned substantial changes to our quality system or substantial changes to our in vitro diagnostic medical devices that could affect compliance with the essential requirements laid down in Annex I to the IVDD or cause a substantial change to the intended use for which the device has been CE marked. The notified body will then assess the planned changes and verify whether they affect the product’s ongoing conformity with the IVDD. If the assessment is favorable, the notified body will issue a new certificate of conformity or an addendum to the existing certificate attesting compliance with the essential requirements and quality system requirements laid down in the Annexes to the IVDD.

The aforementioned EU rules are generally applicable in the EEA (which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland). Non-compliance with the above requirements would also prevent us from selling our products in these three countries.

The EU regulatory landscape concerning medical devices is evolving and a new regulation governing in vitro diagnostic medical devices became applicable on May 26, 2022 and these modifications may have an effect on the way we plan to conduct our business in the EU and the EEA.

The FDA may modify its enforcement discretion policy with respect to laboratory developed tests, or LDTs, in a risk-based manner, and we may become subject to extensive regulatory requirements and may be required to conduct additional clinical trials prior to continuing to sell our existing tests or launching any other tests in the United States we may develop, which may increase the cost of conducting, or otherwise harm, our business.

LDTs are in vitro tests that are intended for clinical use and are designed, manufactured, and used within a single laboratory. Although LDTs are classified as medical devices and the FDA has statutory authority to ensure that medical devices are safe and effective for their intended uses, the FDA has historically exercised enforcement discretion and has not enforced certain applicable FDA requirements, including premarket review, with respect to LDTs. In addition, in August 2020, HHS announced that the FDA will not require premarket review of LDTs absent notice-and-comment rulemaking. Although the Biden administration has not taken affirmative steps to rescind this August 2020 announcement issued by the previous administration, this 2020 policy statement is no longer posted on the HHS website.

Legislative and administrative proposals proposing to amend the FDA’s oversight of LDTs have been introduced in recent years and we expect that new legislative and administrative proposals will continue to be introduced from time to time. It is possible that legislation could be enacted into law or regulations or guidance could be issued by the FDA which may result in new or increased regulatory requirements for us to continue to offer our LDTs or to develop and introduce new tests as LDTs in the United States.

For example, the FDA could modify its current approach to LDTs in a way that would subject our tests that we market in the United States as LDTs to the enforcement of additional regulatory requirements. In recent years, the FDA has stated its intention to modify its enforcement discretion policy with respect to LDTs. Specifically, on July 31, 2014, the FDA notified Congress of its intent to modify, in a risk-based manner, its policy of enforcement discretion with respect to LDTs. On October 3, 2014, the FDA issued two draft guidance documents entitled “Framework for Regulatory Oversight of Laboratory Developed Tests (LDTs),” or the Framework Guidance, and “FDA Notification and Medical Device Reporting for Laboratory Developed Tests (LDTs)”. The FDA halted finalization of the guidance in November 2016 to allow for further public discussion on an appropriate oversight approach to LDTs and to give congressional authorizing committees the opportunity to develop a legislative solution, and FDA issued a discussion paper on possible approaches to LDT regulation in January 2017.

In addition, the FDA and Congress have, for over the past decade, considered a number of proposals to end the FDA’s enforcement discretion policy for LDTs and subject LDTs to additional regulatory requirements. For example, Congress has recently worked on legislation to create an LDT and in vitro diagnostic regulatory framework for all in vitro clinical tests that would be separate and distinct from the existing medical device regulatory framework. In June 2021, members of the U.S. House of Representatives formally introduced the VALID Act (Verifying Accurate Leading-edge IVCT Development Act of 2021) and an identical version of the bill was introduced in the U.S. Senate. If passed in its current form, the VALID Act would create a new category of medical products separate from medical devices called “in vitro clinical tests,” or IVCTs, and bring all such products within the scope of FDA’s oversight. The VALID Act appears to contemplate that traditional LDTs would become subject to FDA regulation as IVCTs, and that all IVCTs would be categorized as either high-risk or low-risk, distinct from FDA’s existing classification for medical devices into Class I, Class II, or Class III. As proposed, the risk classification for an IVCT would depend on certain factors, including the risk to the patient or public health of an inaccurate result, the extent to which, the test is well-understood and/or how well-characterized it is, the clinical circumstances under which the test is used, and the availability of other tests and any mitigating measures. Depending on the risk classification, new IVCTs, or certain modifications to existing IVCTs, could be subject to premarket review. Notably, the bill currently includes a provision that would “grandfather” certain tests that were commercialized before the enactment of the legislation, subject to certain requirements. It is unclear whether the VALID Act or any other legislative proposals would be passed by Congress or signed into law by the President.

Even if the FDA does not modify its policy of enforcement discretion, they may impose significant regulatory requirements, including the requirement for premarket review and subsequent marketing authorization at some point in the future. We may also be required to conduct clinical studies to support our planned product launches. If we are required to conduct such clinical trials, delays in the commencement or completion of clinical testing could significantly increase our test development costs and delay commercialization of any products.

If we do not obtain and maintain any required international regulatory registrations and marketing authorizations or certifications for our products, we will be unable to market and sell such products outside of the United States.

Sales of our products outside of the United States will remain subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose significant barriers to marketing and selling our products or only require notification to regulators or third parties, others require that we obtain affirmative marketing authorization from a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations, marketing authorizations or certifications, can be expensive and time-consuming, and we may not receive necessary marketing authorizations in each country in which we plan to market our products or we may be unable to do so on a timely basis. The time required to obtain registrations and marketing authorizations, if required by other countries, may be longer than that required for FDA marketing authorizations, and requirements for such registrations or authorizations may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional marketing authorizations before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our marketing authorizations in a particular country, we will no longer be able to sell the applicable product in that country.

Obtaining marketing authorization in the United States from the FDA does not ensure similar marketing authorization or certification by regulatory authorities or notified bodies in other countries, and registration, marketing authorization or certification by one or more foreign regulatory authorities or notified bodies does not ensure registration, marketing authorization, or certification by regulatory authorities or notified bodies in other foreign countries or by the FDA. However, a failure or delay in obtaining registration, marketing authorization or certification in one country may have a negative effect on the regulatory process in others.

Legislative or regulatory reforms in the United States or the EU may make it more difficult and costly for us to obtain marketing authorizations or certifications for any product candidate or to manufacture, market or distribute any product candidates after such authorizations have been obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulation of medical devices. In addition, the FDA may change its policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay marketing authorization in the United States of our future products under development or impact our ability to modify any products for which we have already obtained marketing authorizations on a timely basis. Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced steps that the FDA intended to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than ten years old. These proposals have not yet been finalized or adopted, although the FDA may work with Congress to implement such proposals through legislation. Accordingly, it is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on us that could delay our ability to obtain 510(k) clearances in the future, increase the costs of compliance, or restrict our ability to maintain any marketing authorizations that we may obtain, or otherwise create competition that may negatively affect our business.

More recently, in September 2019, the FDA issued revised final guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA maintains a list of device types appropriate for the “safety and performance based” pathway and continues to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as recommended testing methods, where feasible. The FDA may establish performance criteria for classes of devices similar to ours, and it is unclear the extent to which such performance standards, if established, could impact our ability to obtain marketing authorization or otherwise create competition that may negatively affect our business.

In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any product candidates or make it more difficult to obtain marketing authorizations for, manufacture, market or distribute any product candidate we are developing. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to seeking marketing authorization, changes to manufacturing methods recalls, replacement or discontinuance of our products; or additional record keeping.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay marketing authorization of any product candidates we develop. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability.

The EU regulatory landscape concerning medical devices is evolving. On April 5, 2017, Regulation (EU) 2017/746 of the European Parliament and of the Council on in vitro diagnostic medical devices and repealing Directive 98/79/EC and Commission Decision 2010/227/EU, or the IVDR, was adopted to establish a modernized and more robust EU legislative framework, with the aim of ensuring better protection of public health and patient safety. Unlike directives, the IVDR does not need to be transposed into national law and therefore reduces the risk of discrepancies in interpretation across the different European markets.

The IVDR will become applicable five years after publication (on May 26, 2022). Once applicable, the IVDR will among other things:

●	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

●	establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

●	establish explicit provisions on importers’ and distributors’ obligations and responsibilities;

●	impose an obligation to identify a responsible person who is ultimately responsible for all aspects of compliance with the requirements of the new regulation;

●	improve the traceability of medical devices throughout the supply chain to the end-user or patient through the introduction of a unique identification number, to increase the ability of manufacturers and regulatory authorities to trace specific devices through the supply chain and to facilitate the prompt and efficient recall of medical devices that have been found to present a safety risk;

●	set up a central database (Eudamed) to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

●	strengthen rules for the assessment of certain high-risk devices that may have to undergo an additional check by experts before they are placed on the market.

These modifications may have an effect on the way we conduct our business in the EEA.

Changes in funding for, or disruptions caused by global health concerns impacting, the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new medical device products from being developed, authorized or commercialized in a timely manner, which could negatively impact our business.

The ability of the FDA, foreign regulatory agencies and notified bodies to review, authorize and certify the sale of new products can be affected by a variety of factors, including government budget and funding levels; its ability to hire and retain key personnel and accept the payment of user fees; statutory, regulatory, and policy changes; and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new devices, including in vitro diagnostics to be reviewed and/or authorized for marketing by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

Separately, in response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to postpone inspections of foreign manufacturing facilities and products, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Other regulatory authorities may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA, other regulatory authorities or notified bodies from conducting business as usual or conducting inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

For instance, in the EU, notified bodies must be officially designated to certify products and services in accordance with the IVDR. Only a few notified bodies have been designated so far but the COVID-19 pandemic has significantly slowed down their designation process. Without IVDR designation, notified bodies may not yet start certifying devices in accordance with the new Regulation. As only a few notified bodies have been IVDR-designated they are facing a heavy workload and their review times have lengthened. This situation could impact the way we are conducting our business in the EU and the EEA

If we are unable to effectively adapt to changes in the healthcare industry, including changes to laws and regulations regarding or affecting the U.S. healthcare reform, our business may be harmed.

Federal, state and local legislative bodies frequently pass legislation and promulgate regulations relating to healthcare reform or that affect the healthcare industry. We anticipate that there will continue to be increased government oversight and regulation of the healthcare industry in the future. We cannot predict the ultimate content, timing or effect of any new healthcare legislation or regulations, nor is it possible at this time to estimate the impact of potential new legislation or regulations on our business. It is possible that future legislation enacted by Congress or state legislatures, or regulations promulgated by regulatory authorities at the federal or state level, could adversely affect our business.

Our failure to maintain compliance of our future clinical laboratory operations with applicable laws could result in substantial civil or criminal penalties

The operation of a clinical laboratory by us will be in a highly regulated environment which, among other things, will require maintaining compliance with CLIA certification and state clinical laboratory licensing requirements. Failure to maintain compliance with these requirements may result in a range of enforcement actions, including certificate or license suspension, limitation, or revocation, directed plan of action, onsite monitoring, civil monetary penalties and criminal sanctions. Such failure may also result in significant adverse publicity. Any of these consequences could limit or entirely prevent our continued operation and therefore impact our financial performance.

Failure in, or security breaches or incidents impacting, our information technology, storage systems or our clinical laboratory equipment could significantly disrupt our operations and our research and development efforts.

Our ability to execute our business strategy will depend, in part, on the continued and uninterrupted performance of our information technology, or IT, systems, which support our operations, including at our proposed clinical laboratories, and our research and development efforts. We are dependent on our IT systems for many aspects of our business, including our needs to retain and store our confidential and proprietary business information and to receive and process test orders, securely store patient health records and deliver the results of our tests. The integrity and protection of our own data, and that of our customers and employees, is critical to our business. The regulatory environment governing information, security and privacy and data protection laws is increasingly demanding and continues to evolve. IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, cyberattacks (including ransomware attacks) and other malicious human acts from criminal hackers, hacktivists, state-sponsored intrusions and other attacks, industrial espionage and employee malfeasance, breaches and incidents due to employee error or negligence, and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and other malicious code similar disruptive problems.

High-profile security breaches and incidents at other companies and in government agencies have increased in recent years, and security industry experts and government officials have warned about the risks of hackers and cyber-attacks targeting businesses such as ours. Cyber-attacks are becoming more sophisticated and frequent, and in some cases have caused significant harm. Computer hackers and others routinely attempt to breach the security of technology products, services and systems, and to fraudulently induce employees, customers, or others to disclosure information or unwittingly provide access to systems or data. Much of our workforce currently works remotely rather than in our offices, and we may be more susceptible to security breaches and incidents as a result. Our service providers may be more susceptible to security breaches and other security incidents while social distancing measures restrict the ability of their employees to work at offices to combat the COVID-19 pandemic.

We may in the future experience attempted or successful cyber-attacks of our IT systems or networks. To date, we have not experienced any material cyber-attacks. However, any security breach or incident impacting, or interruption could compromise our networks and the information stored therein, including algorithms relating to our products, could be accessed by unauthorized parties, publicly disclosed, lost, inaccessible or unavailable, corrupted, or stolen. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, unauthorized access to our systems, or disruptions or other security breaches impacting our IT systems, and any unauthorized access to, or, loss, inaccessibility, unavailability, corruption, theft or disclosure could also disrupt our operations, including our ability to:

●	process tests, provide test results, bill payors or patients;

●	process claims and appeals;

●	provide customer assistance services;

●	conduct research and development activities;

●	collect, process and prepare company financial information;

●	provide information about our tests and other patient and healthcare provider education and outreach efforts through our website; and

●	and manage the administrative aspects of our business and damage our reputation.

Any such breach, incident, or other compromise of IT systems or data, or the perception that any of these has occurred, could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, such as the Health Insurance Portability and Accountability Act of 1996, or HIPAA, similar U.S. state data protection regulations, including the California Consumer Privacy Act, or CCPA, the EU General Data Protection Regulation, or GDPR, and other regulations, the breach of which could result in claims, complaints, regulatory investigations and other proceedings, and significant fines, penalties, and other liability. We also may be required to incur significant costs in an effort to detect and prevent security breaches and other security-related incidents. Additionally, information obtained by third parties in connection with past or future cyberattacks or other security breaches or incidents could be used in ways that adversely affect our company or our stockholders.

Further, third-party service providers who support our operations, and our independent contractors (including CROs), consultants, collaborators, and service providers also may suffer interruptions and disruptions of systems and other breaches, incidents, or other compromises of or impacting their IT systems or data that they process or maintain for us, which may lead to any of the foregoing. We and our third-party service providers may not have the resources or technical sophistication to anticipate or prevent all cyberattacks or other sources of security breaches or incidents, and we or they may face difficulties or delays in identifying and responding to cyberattacks and data security breaches and incidents. In addition, the interpretation and application of consumer, health related and security, privacy and data protection laws in the United States, Europe and elsewhere are often uncertain, contradictory and in flux, such as in the area of international transfers of personal data. Complying with these various laws, and satisfying healthcare providers’ and patients’ evolving expectations with respect to data protection, could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business.

We do not maintain insurance policies for cybersecurity-related matters, data handling or data security liabilities. The successful assertion of one or more large claims against us could have a material adverse effect on our business, including our financial condition, operating results, and reputation

Potential conflicts of interest between our management, Board of Directors, and significant stockholders and Tiziana could result in a divergence of interest between management and investors.

Certain directors, management personnel, and significant stockholders of Tiziana are also our directors, officers and significant stockholders. Additionally, a majority of the Board, as of the date hereof, consists of individuals who are also affiliated with Tiziana. For the year ended December 31, 2021 and nine months ended September 30, 2022, Tiziana has received cash fees of approximately $12,434 and $0, respectively, from us in consideration for providing certain services to us including, but not limited to, management and administrative services. Conflicts of interest may arise between the best interest of our stockholders and Tiziana with respect to the terms of this offering or the performance of services by Tiziana by us. There can be no assurances that any such conflicts will be resolved in our favor or will not adversely affect our business, operations or operating results.

Certain members of our management do not devote their full time to our company and certain of our officers and directors may have conflicts of interest.

While our executive officers devote such time to us as they deem reasonable and necessary to discharge the business of our company, our officers have professional interests in a variety of activities other than those relevant to us and are not required to devote any minimum amount of time to our business. Keeren Shah, our Chief Financial Officer also serves as Financial Director of Tiziana. Accordingly, conflicts may arise in the allocation of time between our company and one or more of these activities. While we expect that our board of directors and management will exercise their fiduciary obligation to our company, there are no assurances any conflicts of interest which may arise will be resolved in our favor.

Risks Related to our Business Operations

Risks relating to managing growth, employee matters and other risks relating to our business

As of the date of this prospectus, we had four full-time employees. As we mature, we expect to expand our full-time employee base and hire more scientists, technicians and other skilled and experienced personnel. Our management may need to divert a disproportionate amount of its attention away from the day-to-day activities and devote a substantial amount of time toward managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional products or technologies. If the management is unable to effectively manage our growth, our expenses may increase more than expected, the ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize products and compete effectively will depend, in part, on our ability to effectively manage any future growth.

Challenges in identifying and retaining key personnel could impair our ability to conduct and grow our operations effectively

Our ability to compete in the highly competitive medical device industry depends upon our ability to attract and retain highly qualified management and sales teams. We are intending to recruit our own commercial team and expand our existing central infrastructure team. Many of the other pharmaceutical companies and academic institutions that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than it does. We might not be able to attract or retain these key persons on conditions that are economically acceptable. Our inability to attract and retain these key persons could have a material adverse effect on our business, prospects, financial conditions and results of operation.

We are reliant upon the expertise and continued service of a small number of key individuals of our management, Board of Directors and scientific advisors

We rely on the expertise and experience of a small number of key individuals of our management, Directors and scientific advisors to continue to develop and manage our business. The retention of their services cannot be guaranteed. Accordingly, the departure of these key individuals could have a negative impact on our operations, financial condition, our ability to execute our business strategy and future prospects.

We intend to rely, in part, on the recruitment of appropriately qualified personnel, including personnel with a high level of scientific and technical expertise in the industry. We may be unable to find a sufficient number of appropriately highly trained individuals to satisfy its growth rate which could affects its ability to develop products as planned.

In addition, if we fail to succeed in pre-clinical or clinical studies, it may make it more challenging to recruit and retain appropriately qualified personnel. Our inability to recruit key personnel or the loss of the services of key personnel or consultants may impede the progress of our R&D objectives as well as the commercialization of our lead and other products, which could have a material adverse effect on our business, results of operations and financial condition. We do not have employment agreements with any of our executive officers, and they may voluntarily terminate their employment with us at any time.

We may become subject to product liability claims

We face an inherent risk of product liability and associated adverse publicity as a result of the clinical testing of our products and sales of our products once marketing approval is received from relevant regulatory authorities.

Criminal or civil proceedings might be filed against us by study subjects, patients, relevant regulatory authorities, pharmaceutical companies, and any other third party using or marketing our products. Any such product liability claims may include allegations of defects in manufacturing or design, negligence, strict liability, a breach of warranties and a failure to warn of dangers inherent in the product.

If we cannot successfully defend ourself against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products, if approved. Even if we successfully defends ourself against such product liability claims it could require significant financial and management resources. Regardless of the merits or eventual outcome, product liability claims may result in:

●	decreased demand for our products due to negative public perception;

●	injury to our reputation;

●	withdrawal of clinical study participants or difficulties in recruiting new study participants;

●	initiation of investigations by regulators;

●	costs to defend or settle the related litigation;

●	diversion of management’s time and our resources;

●	substantial monetary awards to patients, study participants or subjects;

●	product recalls, withdrawals or labelling, marketing or promotional restrictions;

●	loss of revenues from product sales; or

●	the inability to commercialize any our products, if approved.

Although we intend to maintain levels of insurance customary for our sector to cover our current and future business operations, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. In such cases, we would have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Any such judgment could adversely affect our business, financial condition, results of operations, business reputation and could adversely effect the market for our products.

If we or our partners, licensees and subcontractors were unable to obtain and maintain appropriate insurance coverage at an acceptable cost, or to protect ourself or themselves in any way against actions for damages, this would seriously affect the marketing of our products and, more generally, be detrimental to our business, prospects, results of operations or financial condition.

The ongoing COVID-19 pandemic and actions taken in response to it may result in disruptions to our business operations, which would have a materially adverse effect on our business, financial position, operating results, and cash flows.

In December 2019, the strain of coronavirus, SARS-CoV-2, causing the disease known as COVID-19, was reported to have surfaced in Wuhan, China. In March 2020, the WHO declared the COVID-19 outbreak a global pandemic. Since being discovered, new variants of SARS-CoV-2 have emerged.

Moreover, we may experience additional disruptions that could severely impact our business and development activities, including, but not limited to, strain on our suppliers and other third parties, possibly resulting in supply disruptions of our product candidates for preclinical development and potential future clinical trials we expect to initiate, decrease in clinical enrollment in any clinical trials we initiate, and the ability to raise capital when needed on acceptable terms, if at all. The COVID-19 pandemic continues to impact the global supply chain, causing disruptions to service providers, logistics, and the flow and availability of supplies and products. Disruptions in our operations or supply chain, whether as a result of government intervention, restricted travel, quarantine requirements, or otherwise, could negatively impact our ability to proceed with our clinical trials, preclinical development, and other activities and delay our ability to receive product approval and generate revenue.

In addition, the continued spread of COVID-19 may lead to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets. It is possible that the continued spread of COVID-19 could cause an economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations, or financial condition.

The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19, the emergence of any new mutations or variants of the virus, the duration of the outbreak, travel restrictions imposed by the United States, Canada, India, and other countries, business closures or business disruption in the United States, Canada, India, and other countries, and the actions taken throughout the world, including in our markets, to contain COVID-19 or treat its impact. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our preclinical development efforts, healthcare systems, or the global economy as a whole. However, these effects could have a material impact on our operations, and we will continue to monitor the COVID-19 situation closely.

Market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over medical epidemics, energy costs, geopolitical issues, the U.S. mortgage market and a deteriorating real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns (including the current downturn related to inflation and the Russia-Ukraine conflict), volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans.

Clinical trials are expensive, time-consuming, and may not be successful.

Clinical trials are expensive, time-consuming, and may not be successful. They involve the evaluation of diagnostic tests to determine the safety and efficacy of the diagnostic tests necessary for an approved diagnostic technology. Many tests and products in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Even if our tests and products candidates progress successfully through initial or subsequent human testing, they may fail in later phases of development. We may engage others to conduct our clinical trials, including clinical research organizations and government-sponsored agencies. These trials may not start or be completed as we forecast or may not achieve desired results.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing authorization or commercialize our diagnostic technologies, including:

●	regulators or institutional review boards may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

●	clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product and test development programs;

●	the number of patients required for clinical trials may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

●	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

●	we may have to suspend or terminate clinical trials for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

●	regulators or institutional review boards may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

●	the cost of clinical trials may be greater than we anticipate; or

●	regulators may revise the requirements for approving our diagnostic technologies, or such requirements may not be as we anticipate.

If we are required to conduct additional clinical trials or other testing beyond those that we currently contemplate, if we are unable to successfully complete clinical trials or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

●	be delayed in obtaining marketing approval;

●	not obtain marketing approval at all, which would seriously impair our viability;

●	obtain marketing approval in some countries and not in others;

●	obtain approval for indications or patient populations that are not as broad as we intend or desire;

●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

●	be subject to additional post-marketing testing requirements; or

●	have the diagnostic test removed from the market after obtaining marketing approval.

Our product and test development costs will increase if we experience delays in clinical testing or marketing approvals. We do not know whether any of our preclinical studies or clinical trials will begin as planned, will need to be restructured, or will be completed on schedule or at all. Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our diagnostic technology or allow our competitors to bring diagnostic tests to market before we do, potentially impairing our ability to successfully commercialize our diagnostic technologies and harming our business and results of operations.

If testing of a particular diagnostic test or product candidate does not yield successful results, then we will be unable to commercialize that test or product candidate.

We must demonstrate that the product safety and efficacy of our candidates for diagnostic tests and product candidates in humans through extensive clinical testing. Our research and development programs are at an early stage of development. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of any test or product, including the following:

●	the results of pre-clinical studies may be inconclusive, or they may not be indicative of results that will be obtained in human clinical trials;

●	safety and efficacy results attained in early human clinical trials may not be indicative of results that are obtained in later clinical trials;

●	after reviewing test results, we may abandon projects that we might previously have believed to be promising;

●	we or our regulators may suspend or terminate clinical trials because the participating subjects or patients are being exposed to unacceptable health risks; and

●	our test or product candidates may not have the desired effects or may include undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved.

Even if our diagnostic tests or product candidates receive marketing approval, they may fail to achieve the degree of market acceptance by physicians, patients, third-party payers and others in the medical community necessary for commercial success.

Even if our products receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payers, and others in the medical community. If we do not generate significant product revenues, we may not become profitable. The degree of market acceptance of our products and tests, if approved for commercial sale, will depend on a number of factors, including:

●	their efficacy, safety and other potential advantages compared to alternative tests or products;

●	our ability to offer them for sale at competitive prices;

●	their convenience and ease of administration compared to alternative diagnostics or treatments;

●	the willingness of the target patient population to try new diagnostic tests and of physicians to order these tests;

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	the strength of marketing and distribution support;

●	the availability of governmental agencies and third-party medical insurance and adequate reimbursement for our diagnostic tests or product candidates;

●	any restrictions on the use of our diagnostic tests or product candidates together with other diagnostic methods or therapeutic treatments;

●	any restrictions on the use of our diagnostic tests or product candidates together with other medications;

●	inability of certain types of patients to produce adequate samples for analysis in the use of our diagnostic tests; and

●	inability of certain types of patients to use our diagnostic tests.

If we are unable to address and overcome these and similar concerns, our business and results of operations could be substantially harmed.

If we are unable to establish effective sales, marketing, and distribution capabilities or enter into agreements with third parties with such capabilities, we may not be successful in commercializing our diagnostic tests or product candidates if and when they are approved.

We do not have a sales or marketing infrastructure and have limited experience in the sale, marketing, or distribution of our diagnostic tests or product candidates. To achieve commercial success for any diagnostic test or product candidates for which we obtain marketing approval, we will need to successfully establish and maintain relationships directly and with third parties to perform sales and marketing functions.

Factors that may inhibit our efforts to commercialize our diagnostic tests or product candidates on our own include:

●	our inability to recruit, train, and retain adequate numbers of effective sales, technical support, and marketing personnel;

●	the inability of sales personnel to obtain access to or educate physicians on the benefits of our diagnostic tests or product candidates;

●	the lack of complementary diagnostic tests or products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive diagnostic tests or product lines;

●	unforeseen costs and expenses associated with creating an independent sales, technical support, and marketing organization; and

●	the inability to obtain sufficient coverage and reimbursement from third-party payors and governmental agencies.

If we do not establish sales, marketing, and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our diagnostic tests or product candidates.

If we are unable to convince physicians as to the benefits of our proposed diagnostic tests or product candidates, we may incur delays or additional expense in our attempt to establish market acceptance.

Broad use of our proposed diagnostic tests and products may require pathology laboratories and physicians to be informed regarding our proposed diagnostic tests and products and the intended benefits. Inability to carry out this physician education process may adversely affect market acceptance of our proposed diagnostic tests or products. We may be unable to timely educate physicians regarding our proposed diagnostic tests or products in sufficient numbers to achieve our marketing plans or to achieve acceptance of our diagnostic tests or products. Any delay in physician education may materially delay or reduce demand for our diagnostic tests or products. In addition, we may expend significant funds toward physician education before any acceptance or demand for our proposed diagnostic tests or products is created, if at all.

We face substantial competition, which may result in others discovering, developing, or commercializing competing diagnostic tests or products before or more successfully than we do.

The development and commercialization of new diagnostic technologies is highly competitive. We face competition and will face competition with respect to any diagnostic technology that we may seek to develop or commercialize in the future, from major diagnostic and pharmaceutical companies, LDT laboratories, smaller diagnostic and pharmaceutical companies, and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing, and commercialization.

A substantial number of the companies against which we are competing have or, against which we may compete in the future may have, significantly greater financial resources, established presence in the market, and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved diagnostic tests or products than we do. Mergers and acquisitions in the diagnostic, pharmaceutical, and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors.

Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, sales, marketing, and management personnel, establishing clinical trial sites and patient registration for clinical trials, and acquiring technologies complementary to, or necessary for, our programs.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize diagnostic tests or products that are more accurate, more convenient, or less expensive than any diagnostic tests or products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their diagnostic tests or products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a stronger market position. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors.

We may be unable to compete in our target marketplaces, which could impair our ability to generate revenues, thus causing a material adverse impact on our results of operations.

If users of our proposed diagnostic tests or products are unable to obtain adequate reimbursement from third-party payers or governmental agencies or if new restrictive legislation is adopted, market acceptance of our proposed tests or products may be limited, and we may not achieve revenues.

The continuing efforts of government and insurance companies, health maintenance organizations (“HMOs”) and other payers of healthcare costs to contain or reduce costs may affect our future revenues and profitability, as well as the future revenues and profitability of our potential customers, suppliers, and collaborative partners and the availability of capital. For example, in certain international markets, pricing or profitability of diagnostic tests and products is subject to government control. In the U.S., given recent federal and state government initiatives directed at lowering the total cost of healthcare, the U.S. Congress and state legislatures will likely continue to focus on healthcare reform, the cost of medical devices, tests and prescription pharmaceuticals, and Medicare and Medicaid reforms. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could materially harm our business, financial condition, and results of operations.

Our ability to commercialize our proposed tests or products will depend in part on the extent to which appropriate reimbursement levels for the cost of our tests or products are obtained by governmental authorities, private health insurers, and other organizations such as HMOs. Governmental agencies and third-party payers are increasingly challenging the prices charged for medical tests, drugs, and services. Also, the trend toward managed healthcare in the U.S. and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of healthcare services, diagnostics, and drugs, as well as legislative proposals to reform healthcare or reduce government insurance programs, may all result in lower prices for or rejection of our tests or products.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

Our business operations and current and future relationships with investigators, healthcare professionals, consultants, third-party payors and customers will be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties. We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners, vendors and agents acting on behalf of us or our affiliates. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to: comply with the regulations of the FDA or foreign health authorities; provide true, complete and accurate information to the FDA or foreign health authorities; comply with manufacturing standards we have established; comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or report financial information or data accurately or to disclose unauthorized activities to us.

The market for our proposed tests and products is competitive and rapidly changing, and new diagnostic technologies which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

The diagnostic industry is subject to rapid and substantial technological change. Developments by others may render our proposed tests or products noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Technological competition from diagnostic, pharmaceutical and biotechnology companies, universities, governmental entities, and others diversifying into the field is intense and is expected to increase.

Our resources are limited, and we may experience technical challenges inherent in such technologies. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar diagnostic efficacy compared to our proposed tests or products. Our competitors may develop diagnostic technologies that are more effective or less costly than our proposed tests or products and therefore present a serious competitive threat.

The potential widespread acceptance of diagnostic tests that are alternatives to ours may limit market acceptance of our proposed tests or products, even if commercialized. Many of our targeted diseases and conditions can also be detected by other tests or treated by other medications. These tests and treatments may be widely accepted in medical communities and have a longer history of use. The established use of these competitive technologies may limit the potential for our technologies, formulations, tests and products to receive widespread acceptance if commercialized.

Risks Related to Our Reliance on Third Parties

We rely, and expect to continue to rely, on third parties to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We have relied upon and plan to continue to rely upon third parties, including independent clinical investigators and third-party contract research organizations (“CROs”), to conduct our preclinical studies and clinical trials and to monitor and manage data for our ongoing preclinical and clinical programs. In engaging these third parties, we typically have to, and expect to have to, negotiate budgets and contracts, which may result in delays to our development timelines and increases costs. Additionally, there is a limited number of qualified third-party service providers that specialize or have the expertise required to achieve our business objectives, and so it may be challenging to find alternative investigators or CROs, or do so on commercially reasonable terms. We rely on these parties for execution of our preclinical studies and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our third-party contractors and CROs are required to comply with Good Clinical Practice (‘GCP’) requirements, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and clinical trial sites. If we fail to exercise adequate oversight over any of our CROs or if we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, EMA or other regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon a regulatory inspection of us or our CROs or other third parties performing services in connection with our clinical trials, such regulatory authority will determine that any of our clinical trials complies with GCP regulations. In addition, our clinical trials must be conducted with product produced under applicable cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

Further, these investigators and CROs are not our employees and we will not be able to control, other than by contract, the amount of resources, including time, which they devote to our product candidates and clinical trials. If independent investigators or CROs fail to devote sufficient resources to the development of our product candidates, or if their performance is substandard, it may delay or compromise the prospects for approval and commercialization of our product candidates. These investigators and CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies or other product development activities, which could affect their performance on our behalf. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which increases the risk that a competitor will discover them or that this information will be misappropriated or disclosed.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and commercial prospects would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Repeating clinical trials or switching or engaging additional CROs involves additional cost and requires our management’s time and focus. In addition, there is a natural transition period when a clinical trial has to be repeated or when a new CRO commences work. As a result, delays could occur, which could materially impact our ability to meet our desired clinical development timelines.

Our failure to find third party collaborators to assist or share in the costs of product development could materially harm our business, financial condition and results of operations.

Our strategy for the development and commercialization of our proprietary product candidates may include the execution of collaborative arrangements with third parties. Future collaborators will have significant discretion in determining the efforts and resources they apply and may not perform their obligations as expected. Potential third-party collaborators include biopharmaceutical, pharmaceutical and biotechnology companies, academic institutions and other entities. Third-party collaborators may assist us in:

●	funding research, pre-clinical development, clinical trials and manufacturing;

●	seeking and obtaining regulatory approvals; and

●	successfully commercializing any future product candidates.

If we are not able to establish collaboration agreements, we may be required to undertake product development and commercialization at our own expense. Such an undertaking may limit the number of product candidates that we will be able to develop, significantly increase our capital requirements and place additional strain on our internal resources. Our failure to enter into additional collaborations could materially harm our business, financial condition and results of operations.

In addition, our dependence on licensing, collaboration and other agreements with third parties may subject us to a number of risks. These agreements may not be on terms that prove favorable to us and may require us to relinquish certain rights in our product candidates. To the extent we agree to work exclusively with one collaborator in a given area, our opportunities to collaborate with other entities could be curtailed. Lengthy negotiations with potential new collaborators may lead to delays in the research, development or commercialization of product candidates. The decision by our collaborators to pursue alternative technologies or the failure of our collaborators to develop or commercialize successfully any product candidate to which they have obtained rights from us could materially harm our business, financial condition and results of operations.

Risks Related to Commercialization of Our Product Candidates

Even if we are successful in completing all pre-clinical studies and clinical trials, we may not be successful in commercializing one or more of our product candidates.

Even if we complete the necessary pre-clinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals for the commercialization of some or all of our product candidates. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize our product candidates, and our ability to generate revenue will be materially impaired.

Our product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, export and import are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by the EMA and similar regulatory authorities outside of the United States. Failure to obtain marketing approval for a product candidate will prevent us from commercializing the product candidate. We have not submitted an application for or received marketing approval for any of our product candidates in the United States or in any other jurisdiction.

We have only limited experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on third-party clinical research organizations or other third-party consultants or vendors to assist us in this process. Securing marketing approval requires the submission of extensive pre-clinical and clinical data and supporting information to regulatory authorities for each indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the drug manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted drug application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional pre-clinical, clinical or other studies. In addition, varying interpretations of the data obtained from pre-clinical studies and clinical trials could delay, limit or prevent marketing approval of a product candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved drug not commercially viable.

Risks Related to Our Common Stock and this Offering

Further issuances of Common Shares may be dilutive.

We will likely seek to offer additional shares in the future for capital raising or other purposes. Stockholders who do not participate or who are not eligible to participate in such an offer will find their proportionate ownership and voting interests in us to be reduced. Further, any such sales may be at prices below the public offering price of the shares sold in this offering or below then-prevailing market prices. Accordingly, additional offering could have a material adverse effect on the market price of the common stock.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The public offering price of the common stock sold in this offering will be substantially higher than the as adjusted net tangible book value per share of our common stock after this offering. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the as adjusted net tangible book value per share after this offering. As a result, investors purchasing common stock in this offering will incur immediate dilution of $        per share, or        %, based on an assumed public offering price of $        per share, the last sale price of our common stock on January 11, 2023, as reported on the OTCQB, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the assumed public offering price.

This dilution is due to our investors who purchased shares prior to this offering having paid substantially less when they purchased their shares than the price offered to the public in this offering. To the extent outstanding options are exercised, there will be further dilution to new investors. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see the section titled “Dilution”.

We presently do not intend to pay cash dividends on our common stock.

We expect that no cash dividends will be paid on the common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance the future expansion of our business.

Our principal stockholder has a significant holding in the company which may give it significant influence in certain matters requiring approval by stockholders, including approval of significant corporate transactions in certain circumstances

As of the date of this prospectus, Gabriele Cerrone and Planwise Group Limited, a company in which Mr. Cerrone is the sole beneficial owner, held a beneficial ownership interest in aggregate of approximately 33.77% of our outstanding common stock. Accordingly, Mr. Cerrone will, as a practical matter, be able to significantly influence certain matters requiring approval by stockholders, including approval of significant corporate transactions in certain circumstances. Such concentration of ownership may also have the effect of delaying or preventing any future proposed change in control of the Company. The trading price of the common stock, could be adversely affected if potential new investors are disinclined to invest in us because they perceive disadvantages to a large shareholding being concentrated in the hands of a single shareholder.

We are an “emerging growth company”, and there are reduced disclosure requirements applicable to emerging growth companies

We are an “emerging growth company” as defined in the SEC’s rules and regulations and we will remain an emerging growth company until the earlier to occur of (1) the last day of 2025, (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer”, under the SEC’s rules, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

● not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

● not being required to comply with any requirement that has or may be adopted by the Public Company Accounting Oversight Board (PCAOB) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

● being permitted to provide only two years of audited financial statements in this initial registration statement, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

● reduced disclosure obligations regarding executive compensation; and

● an exemption from the requirement to seek nonbinding advisory votes on executive compensation or golden parachute arrangements.

We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of reduced reporting burdens in this registration statement. In particular, we have not included all of the executive compensation information that would be required if we were not an emerging growth company.

In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are considering whether we will take advantage of the extended transition period for complying with new or revised accounting standards. Since IFRS makes no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same.

If we are unable to maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and to prevent fraud effectively. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we have significant requirements for enhanced financial reporting and internal controls. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and economic and regulatory environments, and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

We have identified a material weakness in our internal control over financial reporting. If our remediation of such material weakness is not effective, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause you to lose confidence in our reported financial information.

Our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. We could be an emerging growth company for up to five years. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2021, and concluded as a result of material weaknesses in our internal control over financial reporting, our disclosure controls and procedures were not effective as of December 31, 2021. The material weakness was due to a lack of accounting resources. If we fail to remediate this material weakness, or if we experience material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Future changes to tax laws could materially adversely affect our company and reduce net returns to our stockholders

Recently enacted U.S. tax legislation has significantly changed the U.S. federal income taxation of U.S. corporations, including by reducing the U.S. corporate income tax rate, limiting interest deductions, modifying or repealing many business deductions and credits (including reducing the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions generally referred to as “orphan drugs”), adopting elements of a territorial tax system, imposing a one-time transition tax, or repatriation tax, on all undistributed earnings and profits of certain U.S.- owned foreign corporations, revising the rules governing net operating losses and the rules governing foreign tax credits, and introducing new anti-base erosion provisions. Many of these changes are effective immediately, without any transition periods or grandfathering for existing transactions. The legislation is unclear in many respects and could be subject to potential amendments and technical corrections, as well as interpretations and implementing regulations by the Treasury and Internal Revenue Service, any of which could lessen or increase certain adverse impacts of the legislation. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities. Furthermore, it is also possible that there will be technical corrections or other legislation proposed with respect to the tax reform legislation, the effect of which cannot be predicted and may be adverse to us or our stockholders.

While some of the changes made by the tax legislation may adversely affect us in one or more reporting periods and prospectively, other changes may be beneficial on a going forward basis. We continue to work with our tax advisors and auditors to determine the full impact that the recent tax legislation as a whole will have on us.

Climate change initiatives could materially and adversely affect our business, financial condition, and results of operations.

Both domestic and international legislation to address climate change by reducing greenhouse gas emissions and establishing a price on carbon could create increases in energy costs and price volatility. Considerable international attention is now focused on development of an international policy framework to address climate change. Consumers and businesses also may change their behavior on their own as a result of these concerns. We will need to respond to new laws and regulations as well as consumer and business preferences resulting from climate change concerns. We may face cost increases, asset value reductions and operating process changes. The impact on our business will likely vary depending on specific attributes, including reliance on or role in carbon intensive activities.

The price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	the commencement, enrollment or results of clinical trials and pre-clinical studies of our product candidates or those of our competitors;

●	any delay in identifying and advancing a clinical candidate for our other development programs;

●	adverse results or delays in future clinical trials;

●	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

●	adverse regulatory decisions, including failure to receive regulatory approval of for our product candidates;

●	changes in laws or regulations applicable to our product candidates, including but not limited to clinical trial requirements for approvals;

●	adverse developments concerning our manufacturers;

●	our inability to obtain adequate product supply for any approved product or inability to do so at acceptable prices;

●	our inability to establish collaborations, if needed;

●	our failure to commercialize our product candidates, if approved;

●	additions or departures of key scientific or management personnel;

●	unanticipated serious safety concerns related to the use of our product candidates;

●	introduction of new products offered by us or our competitors;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	our ability to effectively manage our growth;

●	actual or anticipated variations in quarterly operating results;

●	our cash position;

●	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

●	publication of research reports about us or our industry, or product candidates in particular, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

●	changes in the market valuations of similar companies;

●	changes in the structure of the healthcare payment systems;

●	overall performance of the equity markets;

●	sales of our common stock by us or our stockholders in the future;

●	trading volume of our common stock;

●	changes in accounting practices;

●	ineffectiveness of our internal controls;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

●	significant lawsuits, including patent or stockholder litigation;

●	general political and economic conditions; and

●	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the market for diagnostic companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies, including as a result of the COVID-19 pandemic. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. If the market price of our common stock after this offering does not exceed the public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Substantial amounts of our outstanding shares may be sold into the market when lock-up or market standoff periods end. If there are substantial sales of shares of our common stock, the price of our common stock could decline.

All of our outstanding shares of common stock held by our directors and executive officers are subject to contractual lock-up restrictions on resale as more fully described in the section titled “Underwriting” in this prospectus. In addition, upon the closing of this offering, we will issue warrants to purchase           shares of our common stock to the representative of the underwriters. If these securityholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after the expiration of the applicable lock-up period, the trading price of our common stock could decline significantly and could decline below the public offering price.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between the Company and its stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or employees.

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our Certificate of Incorporation or Bylaws, or (iv) any action governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Certificate of Incorporation contains a federal forum provision which provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may result in increased costs to our stockholders, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find our choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because pharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

There is no guarantee that our common stock will be listed on Nasdaq.

We have applied to have our shares of common stock listed on The Nasdaq Capital Market. Upon completion of this offering, we believe that we will satisfy the listing requirements and expect that our common stock will be listed on The Nasdaq Capital Market. Such listing, however, is not guaranteed. If the application is not approved for listing on The Nasdaq Capital Market, we will not proceed with this offering. Even if such listing is approved, there can be no assurance any broker will be interested in trading our common stock. Therefore, it may be difficult to sell any shares you purchase in this offering if you desire or need to sell them. Our lead underwriter, ThinkEquity, is not obligated to make a market in our common stock, and even after making a market, can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our common stock will develop or, if developed, that the market will continue.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of shares of our common stock in this offering will be approximately $9.7 million (or approximately $11.2 million if the underwriters exercise their over-allotment option in full), based upon an assumed public offering price of $7.44 per share, the last reported sale price of our common stock on the OTCQB on January 12, 2023, and after deducting underwriting discounts and commissions and offering expenses payable by us.

We currently expect to use the net proceeds from this offering to identify or establish a research laboratory, acquire sample sets to further validate our product candidate and commence new clinical trials to demonstrate the utility of StemPrintER. The remainder of the proceeds will be used for working capital and general corporate purposes including a $175,000 payment to the IEO/University of Milan pursuant to the License.

A $1.00 increase or decrease in the assumed public offering price of $7.44 per share would increase or decrease the net proceeds from this offering by approximately $1.4 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 500,000 in the number of shares of common stock offered by us would increase or decrease our net proceeds by approximately $3.4 million, assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, with development efforts, economic and political effects of COVID-19 and government responses to it, and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared dividends on our common stock, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board and will depend upon such factors as restrictions in debt agreements, earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2022:

●	on an actual basis; and

●	on an as adjusted basis to give effect to our issuance and sale of 1,478,495 shares of our common stock in this offering at an assumed public offering price of $7.44 per share, which is based upon the last reported sale price of our common stock on the OTCQB on January 12, 2023, after deducting underwriting discounts and commissions and our estimated offering expenses.

The as adjusted information in this table is unaudited and is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as the financial statements and the notes included elsewhere in this prospectus.

	As of September 30, 2022
	Actual	As Adjusted (1)
Cash	$1,331,960	$10,994,463

Stockholders’ Equity:
Common stock, $.001 par value; 150,000,000 shares authorized; 1,891,089 shares issued and outstanding actual and 3,369,584 shares issued and outstanding, as adjusted	1,891	3,370
Additional paid-in capital	4,288,580	13,949,603
Accumulated deficit	(3,492,747)	(3,492,747)
Total stockholders’ equity	797,724	$10,460,226

Total capitalization	$797,724	$10,460,226

(1)	An increase (decrease) of 500,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash, total stockholders’ equity and total capitalization by $3.4 million, assuming no change in the assumed public offering price per share of $7.44 and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The table above excludes as of September 30, 2022:

●	58,333 shares of common stock issuable upon exercise of warrants at exercise price of $6.36 per share; and

●	18,302 shares of common stock issuable upon the exercise of outstanding options to purchase shares of common stock under our 2021 Omnibus Equity Incentive Plan at a weighted average exercise price of $2.16; and

●	44,355 shares of common stock underlying warrants to be issued to the representative of the underwriters upon the consummation of this offering.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of September 30, 2022, we had a historical net tangible book value of $797,724, or $0.42 per share of common stock, based on 1,891,089 shares of common stock outstanding at September 30, 2022. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities at September 30, 2022, divided by the number of shares of common stock outstanding at September 30, 2022.

After giving effect to the sale of 1,478,495 shares of common stock in this offering at an assumed public offering price of $7.44 per share, which is based upon the last reported sale price of our common stock on the OTCQB on January 12, 2023, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2022 was $10,460,226, or $3.10 per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $2.68 per share to existing stockholders and immediate dilution of $4.34 per share to new investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$7.44
Historical net tangible book value per share	$0.42
Increase in net tangible book value per share attributable to new investors	$2.68
As adjusted net tangible book value per share immediately after this offering		$3.10
Dilution per share to new investors in this offering		$4.34

The information discussed above is illustrative only, and the dilution information following this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed public offering price of $7.44 per share, which is based upon the last reported sale price of our common stock on the OTCQB on January 12, 2023, would increase (decrease) our as adjusted net tangible book value after this offering to $3.51 per share and the dilution to new investors purchasing common stock in this offering to $4.93 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase of 500,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our as adjusted net tangible book value after this offering to $3.59 per share and decrease the dilution to new investors purchasing common stock in this offering to $3.85 per share, assuming no change in the assumed public offering price per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A decrease of 500,000 shares in the number of shares offered by us would decrease the as adjusted net tangible book value after this offering to $2.45 per share and increase the dilution to new investors purchasing common stock in this offering to $4.99 per share, assuming no change in the assumed public offering price per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares in full, the as adjusted net tangible book value per share after giving effect to the offering would be $3.34 per share. This represents an increase in as adjusted net tangible book value of $2.92 per share to existing stockholders and dilution in as adjusted net tangible book value of $4.10 per share to new investors.

The table above excludes as of September 30, 2022:

●	58,333 shares of common stock issuable upon exercise of warrants at exercise price of $6.36 per share; and

●	18,302 shares of common stock issuable upon the exercise of outstanding options to purchase shares of common stock under our 2021 Omnibus Equity Incentive Plan at a weighted average exercise price of $2.16; and

●	44,855 shares of common stock underlying warrants to be issued to the representative of the underwriters upon the consummation of this offering.

The following table summarizes, on the as adjusted basis described above, the total number of shares of common stock we issued and sold, the total consideration we received and the average price per share (i) paid to us by existing stockholders or (ii) to be paid by new investors purchasing our common stock in this offering at the assumed public offering price of $7.44 per share based upon the last reported sale price of our common stock on the OTCQB on January 12, 2023, before deducting underwriting discounts and commissions and estimated offering expenses payable by us and (iii) the average price per share paid by existing stockholders and by new investors who purchase shares of common stock in this offering:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	1,891,089	56%	$4,135,322	27%	$2.19
New investors	1,478,495	44%	11,000,003	73%	$7.44
Total	3,369,584	100.0%	$15,135,325	100.0%

A $1.00 increase (decrease) in the assumed public offering price of $7.44 per share, based upon the last reported sale price of our common stock on the OTCQB on January 12, 2023, would increase (decrease) the total consideration paid by new investors by $1.5 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors to 75% and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors to 70%, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. An increase (decrease) of 500,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $3.7 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors to  78% and, in the case of a decrease of shares, would decrease the percentage of total consideration paid by new investors to 64%, assuming no change in the assumed public offering price.

The table above assumes no exercise of the underwriters’ over-allotment option in this offering. If the underwriters’ over-allotment option is exercised in full, the number of common shares held by new investors purchasing common stock in this offering would be increased to 47% of the total number of shares of common stock outstanding after this offering, and the number of shares held by existing stockholders would be reduced to 53% of the total number of shares of common stock outstanding after this offering.

To the extent that stock options or warrants are exercised, we issue new stock options under our equity incentive plan, or we issue additional common stock in the future, there will be further dilution to investors participating in this offering. In addition, if we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto, as well as the “Risk Factors” and “Description of Business” sections included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

Overview

We are a clinical stage diagnostics company dedicated to improving quality of life and outcomes for the more than 18 million people worldwide who are diagnosed with cancer each year. Our plan is to develop and commercialize a suite of novel genomic tests that support decision making along the entire continuum of oncology care. Our focus will be the commercialization of our proprietary genomic test, StemPrintER, for patients with early stage breast cancer, and we estimate this market opportunity represents more than $1.3 billion in annual revenue.

Since our inception, we have devoted substantially all of our resources to conducting research and development of our product candidate. Our revenue is expected to be derived from different sources including standard private third-party and government medical insurance coverage and reimbursement models. Upon completion of the demerger, Tiziana transferred $1,353,373 in cash to StemPrintER Sciences and the entire issued share capital of StemPrintER Sciences to us in exchange for 3,070,000 shares of our common stock (pre stock split) and invested a further $2,706,746 in March 2022 for 1,337,970 shares of our common stock (pre stock split).

We expect our expenses to increase substantially in connection with our ongoing development activities related to our preclinical and clinical programs. We intend to conduct further validation and utility studies with the intention of filing for regulatory review under the CLIA system and, ultimately, for reimbursement review. We also may pursue a strategy to achieve appropriate regulatory review with European and Asian regulatory agencies to expand the addressable market for our products.

We expect that our expenses and capital requirements will increase substantially in the near- to mid-term as we:

●	establish our research laboratory partner;

●	continue our research and development efforts; and

●	add clinical, scientific, operational financial and management information systems and personnel, including personnel to support our product development and potential future commercialization claims.

As a result, we may need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity or debt financings or other sources, which may include collaborations with third parties. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as, and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of our product candidates.

Financial Operations Overview

We have no products approved for commercial sale and have not generated revenue to date. We have never been profitable and have incurred net losses in each year since inception. We incurred net losses of $899,125 and $67,722 for the three months ended September 30, 2022 and 2021, respectively. We incurred net losses of $2,767,885 and $127,132 for the nine months ended September 30, 2022 and 2021, respectively. As of September 30, 2022, we had an accumulated deficit of $3,492,747. Substantially all of our net losses resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations.

Research and development expense

Research and development costs are expensed as incurred. These costs consist of internal and external expenses, as well as depreciation expense on assets used within our research and development activities. Internal expenses include the cost of salaries, benefits, and other related costs, including stock-based compensation, for personnel serving in our research and development functions. External expenses include development, clinical trials, patent costs, and regulatory compliance costs incurred with research organizations, contract manufacturers, and other third-party vendors. License fees paid to acquire access to proprietary technology are expensed to research and development, unless it is determined that the technology is expected to have an alternative future use. All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred to research and development expense due to the uncertainty about the recovery of the expenditure. We record costs for certain development activities, such as preclinical studies and clinical trials, based on our evaluation of the progress to completion of specific tasks. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the consolidated financial statements as prepaid or accrued research and development expense, as applicable. Our recording of costs for certain development activities requires us to use estimates. We believe our estimates and assumptions are reasonable under the current conditions; however, actual results may differ from these estimates.

Research and development expenses account for a significant portion of our operating expenses. We plan to incur research and development expenses for the foreseeable future as we expect to continue the development of our product candidates. We anticipate that our research and development expenses will be higher in fiscal year 2022 and subsequent periods as compared to the prior periods presented herein as we prepare to establish a CLIA certified lab.

Our research and development expenses are not currently tracked on a program-by-program basis for indirect and overhead costs. We use our personnel and infrastructure resources across multiple research and development programs directed toward identifying, developing, and commercializing product candidates.

At this time, due to the inherently unpredictable nature of preclinical and clinical developments as well as regulatory approval (or authorization) and commercialization, we are unable to estimate with any certainty the costs we will incur and the timelines we will require in our continued development and commercialization efforts. As a result of these uncertainties, successful development and completion of clinical trials as well as regulatory authorization or approval and commercialization are uncertain and may not result in authorized or approved and commercialized products. Completion dates and completion costs can vary significantly for each product candidate and are difficult to predict. We will continue to make determinations as to which product candidates to pursue and how much funding to direct to each product candidate on an ongoing basis in response to our ability to enter into collaborations with respect to each product candidate, the scientific and clinical success of each product candidate as well as ongoing assessments as to the commercial potential of each product candidate.

General and administrative expense

General and administrative expense consists primarily of personnel expenses, including salaries, benefits, insurance, and stock-based compensation expense, for employees in executive, accounting, commercialization, human resources, and other administrative functions. General and administrative expense also includes expenses related to pre-commercial activities, corporate facility costs, insurance premiums, legal fees related to corporate matters, and fees for auditing, accounting, and other consulting services.

We anticipate that our general and administrative expenses will increase in fiscal year 2022 as compared to the prior periods presented herein as a result of higher corporate infrastructure costs including, but not limited to accounting, legal, human resources, consulting, investor relations, and public company insurance fees.

Results of Operations

Three and Nine Months Ended September 30, 2022 Compared to Three and Nine Months Ended September 30, 2021

The following discussion and analysis of our results of operations includes a comparison of the three and nine months ended September 30, 2022 to the three and nine months ended September 30, 2021, respectively:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Research and development expenses	$58,270	$14,125	$44,145	313%	$133,809	$46,869	$86,940	185%
General and administrative expenses	840,855	48,597	792,258	1630%	2,634,076	80,263	2,553,813	3182%
Loss from operations	899,125	62,722	836,403	1334%	2,767,885	127,132	2,640,753	2077	%
Loss, before income tax	(899,125)	(62,722)	(836,403)	1334%	(2,767,885)	(127,132)	(2,640,753)	2077	%
Income tax benefit (expense)	-	-	-	0%	-	-	-	0%
Net Loss	$(899,125)	$(62,722)	$(836,403)	1334%	$(2,767,885)	$(127,132)	$(2,640,753)	2077	%

Research and development

Research and development expenses for the three and nine months ended September 30, 2022 increased to $58,270 and $133,809, respectively, compared to $14,125 and $46,869, respectively, for the three and nine months ended September 30, 2021 primarily due to increases in patent related expenses, and laboratory work and consulting.

General and administrative

General and administrative expenses for the three and nine months ended September 30, 2022 increased to $840,855 and $2,634,076, respectively, compared to $48,597 and $80,263, respectively, for the three and nine months ended September 30, 2021 primarily due to increases in payroll related costs as a result of the new management team structure, as well as costs related to legal fees and other compliance expenses.

Net Loss

Net loss increased $836,403 and $2,640,753 in the three and nine months ended September 30, 2022 as compared to the three and nine months ended September 30, 2021, respectively. The increase was primarily related to an increase in patent expenses, payroll related costs as a result of the new management team structure, as well as costs related to legal fees and other compliance expenses.

Year Ended December 31, 2021 Compared to the Period From June 5, 2020 (date of inception) to December 31, 2020

The following discussion and analysis of our results of operations includes a comparison of the year ended December 31, 2021 to the period from June 5, 2020 (date of inception) to December 31, 2020:

	Year Ended December 31, 2021	For the Period from June 5, 2020 (inception) to December 31, 2020	$ Change
Revenue	$—	$—	$—
Research and development expenses	73,335	5,748	67,587
General and administrative expenses	597,279	48,500	548,779
Loss from operations	670,614	54,248	616,366
Loss, before income tax	(670,614)	(54,248)	(616,366)
Income tax benefit (expense)	—	—	—
Net loss	$(670,614)	$(54,248)	$(616,366)

Research and development

Research and development expenses increased $67,587 in 2021 as compared to 2020. The increase was primarily related to a full year of patent related expenses.

General and administrative

General and administrative expenses increased $548,779 in 2021 as compared to 2020. The increase was primarily related to a full year of operations, increased costs related to legal fees and other compliance expenses due to being a publicly-traded company.

Net loss

Net loss increased $616,366 in 2021 as compared to 2020. The increase was primarily related to a full year of operations, as well as increased costs related to legal fees and other compliance expenses due to being a publicly-traded company.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have not generated any revenue and have incurred significant operating losses. Our potential products are at various phases of development. We do not expect to generate significant revenue from product sales for several years, if at all. Pursuant to the demerger, Tiziana committed to transfer $1,353,373 (£1,000,000) in cash to StemPrintER and the entire issued share capital of StemPrintER to us. The $1,353,373 in cash was paid in January 2022, and in March 2022, Tiziana invested an additional $2,675,940 (£2,000,000) in cash for 1,337,970 additional shares of our common stock (pre stock split). Our cash flows may fluctuate and are difficult to forecast and will depend on many factors.

Cash Flows

The following table summarizes our cash flows:

	Nine Months Ended September 30,
	2022	2021
Cash flows used in operating activities	$(1,315,325)	$—

Cash flows used in investing activities	(10,999)	—

Cash flows from financing activities	2,658,284	—

Net increase in cash and cash equivalents	1,331,960	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$1,331,960	$—

We did not generate any cash flows through September 30, 2021 as cash was funded by a related party.

Operating Activities

There was an increase in cash flows from operating activities during the nine months ended September 30, 2022 due to the collection of a receivable from a related party. There were no cash flows from operating activities during the nine months ended September 30, 2021.

Investing Activities

The cash flow used in investing activities increased during the nine months ended September 30, 2022 due to the purchase of computer equipment. There were no cash flows from investing activities during the nine months ended September 30, 2021.

Financing Activities

We generated cash flows from financing activities during the nine months ended September 30, 2022 due to proceeds from the issuance of common stock to Tiziana, as mentioned in the “Sources of Liquidity” section above. There was no net cash received in financing investing activities for the nine months ended September 30, 2021.

Operating Activities

There were no cash flows from operating activities during the year ended December 31, 2021 and for the period from June 5, 2020 through December 31, 2020 since all cash activities were funded by a related party as described in “Certain Relationships and Related Party Transactions.”

Investing Activities

There was no net cash used in or provided by investing activities for the year ended December 31, 2021 or the period June 5, 2020 (period of inception) through December 31, 2020.

Financing Activities

There was no net cash received in financing investing activities for the year ended December 31, 2021 or the period June 5, 2020 (period of inception) through December 31, 2020. There was a cash receivable balance due from Tiziana of $1,558,252 for shares issued in connection with the demerger and supplemental demerger agreements.

Funding Requirements

We expect that our expenses will increase and operating losses will be generated, and we have $3,492,747 of accumulated deficit as at September 30, 2022. Based on our current plans, we believe our existing cash and cash equivalents will be sufficient to fund our operations and capital expenditure requirements until December 2022. We expect to incur substantial additional expenditures in the near term to support our acceleration of activities. We expect to incur net losses for the foreseeable future. Our ability to fund our product development and clinical operations as well as commercialization of our product candidates, will depend on the amount and timing of cash received from planned financings. Our future capital requirements will depend on many factors, including:

●	the costs, timing and outcomes of clinical trials and regulatory reviews associated with our product candidates;

●	the costs of commercialization activities, including product marketing, sales and distribution;

●	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims;

●	the emergence of competing technologies and products and other adverse marketing developments;

●	the effect on our product development activities of actions taken by the FDA, EMA or other regulatory authorities;

●	our degree of success in commercializing our product candidates, if and when approved; and

●	the number and types of future products we develop and commercialize.

A change in the outcome of any of these or other variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of that product candidate. Further, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of equity financings, debt financings, collaborations with other companies or other strategic transactions. We do not currently have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Further, our operating plans may change, and we may need additional funds to meet operational needs and capital requirements for clinical trials and other research and development activities. We currently have no credit facility or committed sources of capital. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated product development programs.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with US GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in our consolidated financial statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Share-Based Compensation

We account for share-based payment awards issued to employees and members of our Board by measuring the fair value of the award on the date of grant and recognizing this fair value as stock-based compensation using a straight-line basis over the requisite service period, generally the vesting period.

Related parties

Parties are related to us if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with us. Related parties also include our principal owners, our management, members of the immediate families of our principal owners and our management and other parties with which we may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recent Accounting Pronouncements

For information on recent accounting pronouncements, see our consolidated financial statements - Note 2 and the related notes found elsewhere in this prospectus.

Item 7A. Quantitative and Qualitative Disclosure About Market Risk

As of December 31, 2021, we are not subject to any material market risk, including interest rate risk and foreign currency exchange rate risk. We additionally do not have material commodity price or equity price risks.

Foreign Currency Exchange Risk

There are two types of foreign currency exchange risks that we may be subject to: transaction and translation gains and losses. Foreign exchange transaction gains or losses are distinguished from translation gains or losses as follows: (i) translation adjustments do not involve the movement of cash, they are accounting conversion calculations of an existing functional currency to a reporting currency and (ii) transaction gains or losses which are based on an actual transaction that requires formal payment at a future point in time.

We may be subject to foreign currency exchange risk relating to the translation of certain assets, liabilities, and income and expense accounts. The translation adjustment for assets and liabilities is reflected in the other accumulated comprehensive income (loss) caption included in the stockholders’ equity section or our consolidated balance sheet. We use the local currency as our functional currency. Our assets and liabilities are translated into U.S. dollars at the rate of exchange at the end of the period. The income and expense accounts are translated using the average rate of exchange during the period. We typically incur gains or losses of specified foreign currency translations, specifically related to related party receivables and payables, and these amounts are occasionally material. These gains and losses are reflected in our consolidated statement of operations.

We do not currently engage in currency hedging activities in order to reduce our currency exposure, but we may begin to do so in the future. Instruments that may be used to hedge future risks include foreign currency forward and swap contracts. These instruments may be used to selectively manage risks, but there can be no assurance that we will be fully protected against material foreign currency fluctuations.

BUSINESS

Overview

We are a clinical stage diagnostics company dedicated to improving quality of life and outcomes for the more than 18 million people worldwide who are diagnosed with cancer each year. Our plan is to develop and commercialize a suite of novel genomic tests that support decision making along the entire continuum of oncology care. Our focus will be the commercialization of our proprietary genomic test, StemPrintER, for patients with early stage breast cancer, and we estimate this market opportunity represents more than $1.3 billion in annual revenue.

Our primary product candidate is StemPrintER, a 20-gene prognostic assay intended to predict the risk of distant recurrence (“DR”) in luminal (ER+/HER2-negative) breast cancer patients. The assay was developed to measure the “stemness” of tumors, or how much a tumor behaves like stem cells which could indicate how likely a cancer is to recur or be resistant to standard treatments, ultimately impacting how patients are managed by their multi-disciplinary care team. StemPrintER has been validated in several clinical cohorts and studies, the largest of which are a consecutive series of approximately 2,400 patients from the European Institute of Oncology (“IEO”) and approximately 800 patients from the TransATAC study. In the IEO cohort, StemPrintER High Risk patients (“SPRS High”) were 1.85 times more likely to have a distant recurrence compared to Low Risk (“SPRS Low”) patients (Figure 1) and in the TransATAC cohort, SPRS High patients were 4.27 times more likely to experience a distant recurrence compared to SPRS Low Risk patients (Figure 2). Together, these data confirm that StemPrintER is highly prognostic for outcomes in patients with breast cancer and indicate the potential utility of the test in the oncology clinic.

Beyond our initial plans for StemPrintER, we believe there is significant opportunity to expand our product portfolio. First, given the broad applicability of tumor “stemness”, which has been evaluated in a multitude of different cancers, we believe the StemPrint platform will have meaningful clinical utility beyond breast cancer. As such, we will seek to validate and commercialize StemPrint for a variety of different tumor types. In addition, we plan to offer ancillary commodity testing (e.g., hereditary genetic testing, somatic mutation testing) that augments our proprietary assays and provides additional information and value to patients and physicians throughout the patient care continuum.

We hold licensing rights for the MSC test, which is designed to help determine whether lung nodules identified by LDCT screening are benign or malignant. We do not plan on further developing or commercializing this test with the net proceeds from this offering.

Company History and Acquisition

AccuStem Sciences Limited was created in connection with its demerger (spin-off) from Tiziana Life Sciences plc (“Tiziana”) and AccuStem Sciences Limited (“Old AccuStem”) was incorporated in England and Wales on June 5, 2020 as a private company. The demerger was conditional upon, among other things, court approval of a Tiziana capital reduction, which was approved by special resolution of Tiziana’s stockholders on October 2, 2020. The court sanctioned the related Tiziana capital reduction on October 27, 2020, and the demerger became effective on October 30, 2020.

The demerger agreement provided for the transfer by Tiziana to us of the entire issued share capital of StemPrintER Sciences, the Tiziana entity to which Tiziana contributed all of the assets and intellectual property relating to the StemPrint project and $1,353,373 (£1,000,000) in cash.

For the purposes of the demerger, Tiziana first transferred the assets relating to the StemPrint project (primarily the benefit of the License from IEO/University of Milan and an outsourced research program) to a separate company, StemPrintER Sciences, together with $1,353,373 (£1,000,000) in cash. As a result of this step, StemPrintER Sciences became an operating entity. In the next step, Tiziana transferred StemPrintER Sciences’ shares to us in return for shares to Tiziana’s stockholders, on a one for one basis, and Tiziana declared a dividend in specie to its stockholders of those shares.

Tiziana has and will continue to provide certain limited management and administrative services to us following the completion of the demerger pursuant to the terms of the shared services agreement entered into with us on January 1, 2021. Pursuant to the terms of the shared services agreement, Tiziana agreed to provide various administrative, financial, legal, tax, insurance, facility, information technology and other services to us at a price based on a mutually agreed to cost allocation. The shared services agreement had an initial term through December 2021 and has been renewed automatically thereafter for successive three month terms. The parties may mutually terminate the shared services agreement at any time. In addition, we can terminate the shared services agreement upon 30 days prior written notice. Both parties may terminate the agreement upon the failure of the other party to perform its respective material obligations.

On December 1, 2021 AccuStem Sciences Inc., a Delaware corporation (“New AccuStem”), became the successor issuer to Old AccuStem, pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such succession occurred following the effectiveness, on December 1, 2021 (the “Effective Time”), of a United Kingdom court-approved scheme of arrangement (the “Scheme of Arrangement”) in which (i) every 20 ordinary shares, £0.01 par value per share, of Old AccuStem (the “Old AccuStem Ordinary Shares”) were exchanged for one share of common stock, $0.001 par value per share, of New AccuStem (the “New AccuStem Common Stock”) and (ii) every 10 ADS representing two Old AccuStem Ordinary Shares were exchanged for one New AccuStem Common Stock, which resulted in New AccuStem becoming the holding company of Old AccuStem. On December 30, 2021, we completed the dissolution of Old AccuStem.

StemPrintER and Market Opportunity in Breast Cancer

Each year, more than two million women are diagnosed with breast cancer worldwide. Endocrine receptor positive (ER+) breast cancers constitute the majority of breast cancer cases (~75%) and display remarkable variability in clinical behavior. This heterogeneity makes prognosis and therapy response often challenging to predict using the standard clinicopathological features of the tumor. Although the overall prognosis for this group of patients is good, a significant proportion (~20%) of these patients will experience distant recurrence in the first ten years post-surgery. For ER+ patients who also have a negative HER2 status (HER2-), the standard of care is endocrine therapy with the addition of adjuvant chemotherapy in those patients considered to be at risk of recurrence according to clinicopathological parameters. However, it has become apparent that these parameters are often insufficient to predict risk of recurrence in ER+/HER2- breast cancer patients, and, as a consequence, a significant proportion of these patients are either over- or under-treated. We anticipate StemPrintER will be used in conjunction with clinical evaluation to identify a patient’s risk of recurrence to help physicians optimize treatment planning throughout the care continuum.

We believe StemPrintER has a novel biological basis in the stem cell biology and interrogates the intrinsic content and aggressiveness of cancer stem cells of the primary tumor. The assay uses a reliable real-time quantitative reverse transcription polymerase chain reaction (qRT-PCR), formalin-fixed, paraffin-embedded (FFPE) platform for testing. StemPrintER was developed and clinically validated in a retrospective analysis using a consecutive series of approximately 2,400 patients with breast cancer from the IEO. Subsequently, StemPrintER was independently validated using a cohort of approximately 800 ER+/HER2- postmenopausal patients from the prospective, randomized TransATAC trial.

Our plan is to commercialize StemPrintER across all clinical subtypes of early stage breast cancer representing an estimated population of 798,000 patients, and translating to a serviceable market opportunity of more than $1.3 billion.

StemPrintER Scientific Background

The development and validation of multi-gene assays that interrogate the underlying biology of tumors for accurate prognostication of individual cancer patients has represented an expanding area of research for more than a decade. The theory that all tumors arise from cancer stem cells, and the increasing recognition of their relevance to tumor heterogeneity and disease course suggests that the knowledge of the “degree of stemness” of a breast cancer, or how much a tumor behaves like stem cells, might substantially advance individualized patient management. Research has shown that a “high stemness” signature in cancer is a primary rationale for disease recurrence given cancer stem cells are highly adaptable and able to grow indefinitely. StemPrintER was developed to be a novel genomic predictor of patient outcomes based on a cluster of 20 stem cell genes whose expression levels would be capable of stratifying patients into two distinct groups: those at very low risk of cancer recurrence and those at an increased risk of their cancer returning. This information is intended to inform treatment planning at various timepoints throughout the patient care continuum.

Our initial research focused on genes that could discriminate mammary stem cells from progeny cells in normal breast tissue. Only those genes that were expressed at higher levels in mammary stem cells versus progeny were selected. Selection criteria were based on the premise that cancer stem cells might display traits reminiscent of those present in normal mammary stem cells and, since cancer stem cells are rare, the selection of overexpressed genes (mammary stem cells versus progeny) afforded a higher likelihood of scoring differences, with respect to under-expressed genes.

Based on existing published research, several of the 20 stem cell genes display evident connection to metastatic dissemination through their role in matrix degradation, migration, invasion and engraftment (e.g., MMP1, SNF, MIEN1, PHLDA2, EPB41L5). For other genes in the signature (RACGAP1, H2AFZ, H2AFJ, APOBEC3B, CENPW, TOP2A CDK1) it was considered possible, or even probable, that they were significant in the establishment of cancer stem cell phenotypes and might be linked to involvement in genomic instability. A final set of genes, whose putative role in metastasis is less obvious, includes those involved in: (a) metabolism reprogramming and mitochondrial physiology (MRPS23, NDUFB10, Phb); (b) mRNA ribonucleoparticle biogenesis, mRNA transcription, splicing and export, and RNA processing and degradation events (ALYREF, EXOSC4); and (c) survival/escape from apoptosis, which is connected to resistance to hormonal and/or chemotherapy through hijacking of signaling pathways, such as TGF-beta and pi3k-AKT-mTOR (NOL3, LY6E, EIF4EBP1). Evidence for a mechanistic link between the 20 genes and the cancer stem cell phenotype comes from the observation that these genes are frequently overexpressed in breast cancer, sometimes as a consequence of gene amplification.

StemPrintER Clinical Research History

Through a validation study analyzing a large prospective, randomized cohort of breast cancer patients with high-quality follow-up, and a series of retrospective studies based on the use of fresh tumor samples and gene expression profiles from additional breast cancer patients, it has been established that StemPrintER predicts the individual likelihood of developing distant metastases in luminal (ER+/HER2-) and triple negative breast cancers. Of note, our genomic predictor comprises a set of genes that do not belong (with one exception) to any other genomic tool or molecular classifier described for triple negative or luminal breast cancers. We accordingly believe that the result of our research is the development of a unique tool capable of probing into the “degree of stemness”, and hence into the clinical outcome, of breast cancers.

The largest validation study for StemPrintER involved the retrospective analysis of nearly 2,400 breast tumor samples collected through the IEO clinical network. In this published study, StemPrint and StemPrintER were highly prognostic for early and late recurrences in luminal (ER+/HER2-) and triple negative (ER-/PR-/HER2-) breast cancer patients, independent of standard clinical characteristics.

In the TransATAC cohort of ER+/HER2- post-menopausal breast cancer patients, a team of scientists from the IEO conducted an independent validation of StemPrintER using banked study samples in collaboration with the Royal Marsden Hospital and Queen Mary University in London. The likelihood ratio x2 (LRx2) and Kaplan-Meier survival analyses were used to assess prognostic information provided by StemPrintER and OncotypeDX. Comparative analyses were made for DR risk over the entire 10-year follow-up period, as well as in the early (0-5 years) or late (5-10 years) interval. Our study results showed that StemPrintER was highly prognostic for recurrence risk (Hazard Ration (High Risk vs. Low Risk)= 4.27 (95% CI: 2.67-6.84), p<0.0001). Additionally, StemPrintER outperformed Oncotype DX RS in 10-year DR risk prediction in all patients, as well as in N0 and N1-3 patients.

Commercialization of the StemPrint Platform and StemPrintER

From a clinical standpoint, although future studies are warranted to increase the level of clinical evidence of the reliability and applicability of the 20-gene test, the recent independent validation using the TransATAC cohort demonstrates the immediate relevance of StemPrintER for the clinical management of breast cancer patients, in particular for those with ER+/HER2- disease. These luminal patients represent the majority (~75%) of newly-diagnosed cases and display high molecular heterogeneity and variability in their clinical behavior. Accordingly, ER+/HER2- breast cancer patients can greatly benefit from accurate stratification of their risk of recurrence for the development of an optimal treatment plan.

Historically in breast cancer, multi-gene assays have been used to inform the role of systemic therapy following surgery. While we believe that StemPrintER may have the same ability, especially in identifying patients with excellent long-term prognosis who would not derive significant benefit from adjuvant chemotherapy, we plan to focus on answering alternative clinical questions not addressed by current commercially-available products. We will devote our resources to obtaining established cohorts of patients and running prospective clinical trials that may demonstrate a broader utility for StemPrintER.

In order to commercialize a proprietary genomic classifier, it must meet two important benchmarks- the test must have sufficient data to be used in the clinical management of patients and have enough peer reviewed publications to obtain reimbursement from CMS and other payers. As of February 2022, with our second validation publication in the European Journal of Cancer, we believe StemPrintER has met the minimum threshold to enable commercialization. Thus, we plan to launch StemPrintER once we have achieved several key milestones. First we will identify or build a laboratory (“commercial laboratory”) that will be responsible for processing, testing and reporting StemPrintER results for all commercial samples. Further, we plan to transfer StemPrintER from the laboratories in which they were developed to the commercial laboratory. Finally, once testing is established in the commercial laboratory, we will seek to obtain U.S. Clinical Laboratory Improvement Amendments of 1988 (“CLIA”) certification so that we are able to report results for clinical use and to seek reimbursement from the Centers for Medicare and Medicaid Services. We anticipate that it will take at least 18 months to complete these milestones. Once those tasks are complete, we plan to initially launch StemPrintER in the US and then expand to other markets as we evaluate clinical need and revenue opportunity. See “ - IEO/University of Milan License Agreement” for information regarding the License which could impact our ability to implement our plans.

To augment the value proposition of StemPrintER, we also plan to offer additional “commodity” testing (e.g., IHC receptor testing, hereditary genetic testing). These additional tests should create significant value for our customers. while leveraging existing laboratory equipment and processes for economy of scale and providing additional revenue opportunities to the Company.

Given the broad applicability of tumor “stemness”, which has been evaluated in a multitude of different cancers, we believe the StemPrint platform will have meaningful clinical utility beyond breast cancer. As such, we will seek to validate and commercialize StemPrint in a variety of different tumor types. Each tumor type, where applicable, would also include ancillary testing to boost our value proposition to customers.

Reimbursement Strategy

Our revenue is expected to be derived from different sources including standard private third-party and government medical insurance coverage and reimbursement models. Prior to full commercial scaling, we expect to focus our sales efforts on a small number of early adopting sites to establish ordering history with payers, effective logistics and additional clinical utility, subject to successful validation trials and approvals under the CLIA certification or upon the obtaining of a CE mark for the test, which serves as proof of conformity with European health, safety and environmental production standards.

Our Competitors

Genetic and genomic testing play an important and continually evolving role in the oncology space. In breast cancer, there are several companies that offer genomic testing that might be competitive with StemPrintER.

Breast Cancer

Breast Cancer Index (Hologic) is an assay that is designed to predict the likelihood of late breast cancer recurrence and determine the need for extended endocrine therapy (an additional five years of endocrine therapy beyond the standard five years). The test is for pre- and post-menopausal patients with ER+/HER2- disease and up to three positive lymph nodes.

EndoPredict (Myriad) is a CE-marked assay that is designed to predict the likelihood of metastases developing within ten years of an initial breast cancer diagnosis. The test is for pre- and post-menopausal patients with early stage ER+/HER2- breast cancer and up to three positive lymph nodes.

MammaPrint (Agendia) is an FDA-cleared, CE-marked assay that is designed to assess the risk of distant recurrence within 5 years and whether a person would benefit from chemotherapy. The test is for pre- and post-menopausal patients with stage 1 or 2 breast cancer, with a tumor size of 5 centimeters or less, and LN-negative or LN-positive disease (up to three positive nodes). The test can be used irrespective of ER and HER2 status.

OncotypeDX is a CE-marked assay that is designed to assess the risk of distant metastasis and to predict the need for chemotherapy in patients with ER+/HER2- breast cancer. The test can be used in pre- and post-menopausal patients with up to three positive lymph nodes.

Prosigna (Veracyte) is a CE-marked assay designed to provide information on breast cancer subtype and to predict distant recurrence-free survival at ten years. The test is for postmenopausal patients with early-stage ER+/HER2- breast cancer that is LN-negative or LN-positive (up to 3 positive nodes).

Pan Cancer

The “commodity” testing that we plan to offer (e.g., IHC receptor testing, somatic mutation testing, hereditary genetic testing) has numerous competitors in industry (e.g., Ambry, Color Health, Foundation Medicine, Guardant, Invitae, Laboratory Corporation of America, Natera, Neogenomics, Quest Diagnostics, Tempus) and academic and hospital settings.

Employees

As of the date of this prospectus, we had four full time employees. These employee are not represented by a labor union or covered by a collective bargaining agreement, and we consider our relationship with our employees to be good.

Government Regulation

U.S. health regulatory overview

The following provides an overview of key aspects of laboratory service and medical device regulation within the U.S. It should be noted this overview does not address every facet of regulation at the federal and state level, but only those that would generally be most relevant to the activities described in this registration statement.

Federal and state clinical laboratory licensing requirements

The CLIA governs the operations of all clinical laboratories operating in or returning results to individuals in the U.S. CLIA is administered by The Centers for Medicare & Medicaid Services (‘CMS’), in partnership with state health departments. A clinical laboratory is defined as a laboratory that performs testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease, or the assessment of health. Clinical laboratories must hold a certificate applicable to the type of laboratory examinations they perform and must demonstrate compliance with regulations addressing, among other things, personnel qualification and training, record keeping, quality control, and proficiency testing, all of which are intended to ensure the timeliness, reliability, and accuracy of clinical laboratory testing services. CLIA requires that laboratories demonstrate or verify the analytical validity of all tests they perform. Where a clinical laboratory analyses specimens based on a proprietary test method (i.e., a laboratory developed test, ‘LDT’), the laboratory must, among other things, document the accuracy, precision, specificity, sensitivity of, and establish a reference range for, such test.

CMS provides for exemption from CLIA for states that develop clinical laboratory standards that are at least as stringent as federal requirements. Both New York and Washington State are exempt from CLIA. The NYS Clinical Laboratory Evaluation Program requires all independent clinical laboratories operating in, or testing specimens from, NYS to obtain a laboratory permit prior to commencing operations, and all clinical laboratories performing LDTs to submit test validation documentation demonstrating the tests’ analytical and clinical validity.

Failure to comply with CLIA certification and state clinical laboratory licensure requirements may result in a range of enforcement actions, including certificate or license suspension, limitation, or revocation, directed plan of action, onsite monitoring, civil monetary penalties, criminal sanctions, and revocation of the laboratory’s approval to receive Medicare and Medicaid payment for its services, as well as significant adverse publicity.

Food and Drug Administration

The FDA regulates, among other medical products, “medical devices” which include certain articles intended for use in the diagnosis, prevention, cure, mitigation, or treatment of disease or intended to effect the structure or function of the body. Whether a product is intended for use as a medical device is generally determined, in the first instance, based on the manufacturer’s product labelling, which includes the label affixed to the product, materials distributed with the product, and promotional communications concerning the product.

Devices classified as Class I (low risk), generally may be marketed without FDA pre-market review, but are subject to “general controls”, including establishment registration, device listing, record keeping, medical device reporting, and quality system regulations, including design controls. Devices classified as Class II (moderate risk), may, in addition to general controls, also be subject to “special controls” (e.g., performance standards / manufacturing standards, post-market surveillance, patient registries, special labelling requirements, pre-market data requirements and guidelines), and also generally must obtain 510(k) premarket clearance or DeNovo authorization from FDA. Class III (high risk) devices must, in addition to general controls, obtain FDA pre-market approval through the submission of a pre- market approval application that contains evidence, including data from adequate and well- controlled clinical studies, demonstrating that the device is safe and effective for its intended use. In general, devices that require FDA pre-market clearance or DeNovo authorization may not be commercially distributed or promoted prior to obtaining such authorization, although they may be distributed and used for the purpose of developing the clinical data necessary to support FDA marketing applications, subject to certain limitations. Post-market changes to a cleared / authorized or approved device also may be subject to prior review by FDA, depending on the scope of the change and its potential impact on device safety and effectiveness.

It should also be emphasized that this pre-market review process is only one facet of FDA’s regulation. For example, FDA regulates product labelling, including promotional claims; the manufacturing of medical devices, including their design, under FDA quality system requirements; clinical trials with new or modified products; and post-market monitoring for, reporting of, and action related to, safety concerns. Failure to comply with applicable pre and post-market device requirements can result in a determination by FDA that a device is “adulterated” (Section 501) or “misbranded” (Section 502) in violation of the U.S. Federal Food, Drug, and Cosmetics Act. The statute provides for a number of penalties, including seizure, injunction, criminal, and civil monetary penalties, for the sale or distribution of adulterated or misbranded devices. In general, prior to undertaking enforcement action, FDA will notify a regulated entity of a violation or suspected 36 violation through a communication, such as a “Warning Letter” or “Untitled Letter”. If FDA identifies violations during inspection of a manufacturer’s facility, the agency will issue a Form 483 listing the identified violation and directing the manufacturer to make the necessary corrections.

FDA regulation of software

Commercially distributed software applications that meet the definition of a medical device may be subject to FDA pre-market authorization, depending on their classification and software function. These include both applications that are components of a hardware medical device and certain “standalone” software. In 2017, FDA issued final guidance adopting international principles established by the International Medical Device Regulators Forum for the clinical evaluation of software as a medical device (“SaMD”), which refers to software that is intended to be used for one or more medical purposes that perform these purposes without being part of a hardware medical device. In 2019, FDA issued a guidance that provides guidance on FDA’s oversight of device software functions including mobile medical apps that meet the definition of a device. While the guidance is not binding on either FDA or regulated industry, FDA intends to consider the principles in developing regulatory approaches for SaMD as well as for digital health technologies.

FDA regulation of LDTs

FDA regulates a category of medical devices, called in vitro diagnostic medical devices, or IVDs, that are used in the collection, preparation, and examination of specimens from the human body. IVDs include reagents, instruments, and systems that are intended for use in diagnosis of disease or other conditions, including the state of health, in order to cure, mitigate, treat, or prevention disease or its sequelae. FDA historically has taken the position that tests developed in-house by a clinical laboratory and used to analyze patient specimens meet the definition of an IVD and fall within the agency’s regulatory jurisdiction. At the same time, FDA historically has for the most part exercised “enforcement discretion,” i.e., has not required clinical laboratories performing LDTs to comply with IVD device requirements. In the past, FDA has signaled intent to modify its enforcement discretion policy with regard to LDT regulation, and in 2014 proposed a regulatory framework for LDTs, which it abandoned before implementation in 2016. The U.S. Department of Health and Human Services (HHS) has determined that LDTs do not require a premarket review with FDA, but rather an applicant may voluntarily submit a premarket notification or premarket approval (or an Emergency Use Authorization in the case of COVID-19 tests) for their LDT. It is possible that Congress will enact legislation directing FDA to regulate LDTs.

On June 24, 2021, the U.S. Congress continued its effort to establish a new, risk-based framework for the review and approval of LDTs that would accelerate innovation and improve the quality of testing, reintroduced a revised version of the Verifying Accurate Leading-edge IVCT Development (VALID) Act. In its initial construction, the VALID Act may have a significant impact on clinical laboratories as they will need to comply with several new requirements, including:

●	Registration and listing with FDA;

●	Quality requirements;

●	Investigational studies;

●	Premarket review and approval or clearance;

●	Adverse event reporting; and

●	Corrections and removals.

While the VALID Act outlines a framework for these elements (among others), the law, if enacted, would direct FDA over the following years to promulgate regulations and issue guidance documents, giving clinical laboratories and others the opportunity to participate in shaping the new IVCT regulatory program.

The U.S. Federal Trade Commission and Consumer Protection Laws

Within the U.S., the U.S. Federal Trade Commission (“FTC”), has authority to regulate advertising for most medical devices and for laboratory services. In addition, various state consumer protection laws exist which can similarly regulate claims that are being made by entities with respect to what benefits their products or services can provide to consumers. In some instances, FTC or U.S. states have taken action with respect to medical products based on claims being made with respect to, e.g., their benefits to patients, seeking various penalties, such as injunctions and substantial fines. Activities have focused more, to date, on products that are sold directly to consumers, such as dietary supplements, as opposed to prescription products ordered by physicians, although the possibility exists that FTC or other consumer protection bodies could take steps to regulate claims with respect to IVDs or LDTs.

Fraud and Abuse

The significant U.S. fraud and abuse laws include the:

●	Anti-Kickback Statute: the federal U.S. Anti-Kickback Statute (42 U.S. Code § 1320a–7b(b) imposes criminal penalties on persons and entities for, among other things, knowingly and willfully soliciting, offering, receiving or providing remuneration (including any kickback, bribe or rebate), directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease or order of a good, facility, item or service for which payment may be made under a government healthcare program such as Medicare and Medicaid.

●	False Claims Act: the U.S. federal false claims and civil monetary penalties laws, including the federal civil U.S. False Claims Act (31 USC. §§ 3729 – 3733), impose criminal and civil penalties, including through civil whistleblower or qui tam actions against individuals or entities for, among other things knowingly presenting or False Claims Act: the U.S. federal false claims and civil monetary penalties laws, including the federal civil U.S. False Claims Act (31 USC. §§ 3729 – 3733), impose criminal and civil penalties, including through civil whistleblower or qui tam actions against individuals or entities for, among other things knowingly presenting or causing to be presented false or fraudulent claims for payment by a federal healthcare program or making a false statement or record material to payment of a false claim or avoiding, decreasing, or concealing an obligation to pay money to the federal government, with potential liability including mandatory treble damages, significant per-claim penalties, and administrative penalties.

Transparency requirements

The U.S. Physician Payments Sunshine Act (known as Affordable Care Act Section 6002: Transparency Reports and Reporting of Physician Ownership or Investment Interests) requires certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report annually to the CMS information related to payments or transfers of value made to physicians and teaching hospitals, as well as information regarding ownership and investment interests held by physicians and their immediate family members. Any failure to report or providing incomplete or misleading information may subject the Company to penalties. Analogous state laws. Analogous state fraud and abuse laws and regulations, such as U.S. state antikickback and false claims laws, can apply to sales or marketing arrangements, and claims involving healthcare items or services reimbursed by governmental or non-governmental third-party payors. These laws are generally broad and are enforced by many different U.S. federal and state agencies as well as through private actions. Some state laws require adherence to compliance guidelines promulgated by the U.S. federal government and require device and drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures.

Data privacy and security

We are subject to a number of federal, state and foreign laws and regulations that govern the collection, use, disclosure, and protection of health-related and other personal information. In the United States, such laws and regulations include health information privacy, data protection and security laws, data breach notification laws, and consumer protection laws and regulations, such as Section 5 of the Federal Trade Commission Act. For example, HIPAA imposes obligations on “covered entities,” including certain healthcare providers, such as us, health plans, and healthcare clearinghouses, and their respective “business associates” that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, as well as their covered subcontractors with respect to safeguarding the privacy, security and transmission of individually identifiable protected health information, or PHI,. Entities that are found to be in violation of HIPAA, whether as the result of a breach of unsecured PHI, a complaint about privacy practices, or an audit by HHS, may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance.

In addition, certain state and non-U.S. laws, such as the CCPA, the CPRA, the GDPR, the UK GDPR and the UK Data Protection Act 2018, govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Failure to comply with these laws, where applicable, can result in claims, litigations, regulatory investigations and other proceedings, and the imposition of significant civil and/or criminal penalties and private litigation. Privacy, data protection and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in claims, investigations, proceedings, or actions that lead to significant civil and/or criminal penalties, other liabilities, and restrictions on data use, storage, and other processing.

Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)

The HIPAA imposes criminal and civil liability for, among other things, failing to protect the privacy of patient and security of patient data. Additionally, the HIPAA by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes obligations on covered entities and their business associates that perform certain functions or activities that involve the use or disclosure of protected health information on their behalf, including mandatory contractual terms as well as implementing reasonable and appropriate administrative, physical and technical safeguards with respect to maintaining the privacy, security and transmission of protected health information.

Federal Trade Commission (“FTC”)

The FTC has taken an active role with regard to protection of personal information, relying on its broad consumer protection powers to seek substantial penalties where companies that have made deceptive or misleading statements regarding practices of collecting and safeguarding data or did not have adequate safeguards to protect information consistent with their claims regarding data security. State laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus complicating compliance efforts.

Government and Third-Party Payor Reimbursement and Billing for Clinical Laboratory Services

Medicare coverage is limited to items and services that are within the scope of a Medicare benefit category that are reasonable and necessary for the diagnosis or treatment of an illness or injury.

Under Medicare, payment for our tests would be made under the Clinical Laboratory Fee Schedule, or CLFS, with payment amounts assigned to specific procedure billing codes. In April 2014, Congress passed the Protecting Access to Medicare Act, or PAMA, which included substantial changes to the way in which clinical laboratory services will be paid under Medicare. Under PAMA, laboratories that receive the majority of their Medicare revenue from payments made under the CLFS or the Medicare Physician Fee Schedule are required to report to CMS, beginning in 2017 and every three years thereafter (or annually for “advanced diagnostic laboratory tests”), private payor payment rates and volumes for their tests. Laboratories that fail to report the required payment information may be subject to substantial civil monetary penalties. As required under PAMA, CMS uses the rates and volumes reported by laboratories to develop Medicare payment rates for laboratory tests equal to the volume-weighted median of the private payor payment rates for the tests.

PAMA also authorizes the adoption of new, temporary billing codes and unique test identifiers for FDA-cleared or approved tests, as well as advanced diagnostic laboratory tests. The AMA’s CPT Editorial Panel created a new section of billing codes to supplement the AMA’s existing Category I CPT code set and to facilitate implementation of this section of PAMA. These proprietary laboratory analyses codes, or PLA codes, may be requested by a clinical laboratory or manufacturer to specifically identify their test. If approved, the codes are issued by the AMA on a quarterly basis. While our testing products are not presently identified by any PLA codes, we may choose to seek a specific PLA code or codes to describe some of our testing products in the future.

Billing for testing is complicated. Depending on the billing arrangement and applicable law, we must bill various payors, such as insurance companies, Medicare, Medicaid, physicians, hospitals, employer groups and patients, all of which have different billing requirements. Additionally, compliance with applicable laws and regulations as well as internal compliance policies and procedures adds further complexity to the billing process. Changes in laws and regulations could negatively impact our ability to bill our clients or increase our costs. CMS also establishes new procedures and continuously evaluates and implements changes to the coverage criteria and reimbursement process for billing government programs. There is a potential that missing or incorrect information on test requisitions will add complexity to and slow the billing process, create backlogs of unbilled tests, or generally increase the aging of accounts receivable and bad debt expense. Failure to timely and correctly bill for testing services may lead to our not being reimbursed for our services or an increase in the aging of our accounts receivable, which could adversely affect our results of operations and cash flows.

Revenue from governmental and third-party payors can be retroactively adjusted after a new examination during the claims settlement process or as a result of post-payment audits. For example, Medicare reimbursement claims made by healthcare providers and suppliers are subject to audit from time to time by governmental and third-party payors and their agents. To ensure compliance with Medicare, Medicaid and other requirements and regulations, government agencies or their agents (including Recovery Audit Contractors, Unified Program Integrity Contractors and other contractors operating under the Medicare and Medicaid programs) often conduct audits and request customer records and other documents to support claims submitted for payment of services rendered and compliance with government program claim submission requirements. Private payors conduct similar audits to ensure claims align with coverage requirements and may take legal action to recover alleged overpayments. Negative audit findings or allegations of fraud or abuse may subject us to liability, including but not limited to overpayment liability, refunds or recoupments of previously paid claims, payment suspension, or the revocation of billing or payment privileges in governmental healthcare programs or termination of arrangements with third-party payors. Failure to comply with applicable laws relating to billing federal healthcare programs could also lead to various penalties, including but not limited to:

●	overpayments and recoupments of reimbursement received;

●	exclusion from participation in Medicare/Medicaid programs;

●	asset forfeitures;

●	civil and criminal fines and penalties; and

●	the loss of various licenses, certificates and authorizations necessary to operate our business.

Any of these penalties or sanctions could have a material adverse effect on our results of operations or cash flows.

Healthcare Reform

In March 2010, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, collectively the Affordable Care Act, or ACA, was enacted in the United States The ACA made a number of substantial changes to the way healthcare is financed by governmental and private insurers. The ACA, among other things, included provisions governing enrollment in federal and state healthcare programs, reimbursement matters and fraud and abuse, which we expect will impact our industry and our operations in ways that we cannot currently predict.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order initiating a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact the ACA or our business.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year pursuant to the Budget Control Act of 2011, which went into effect on April 1, 2013, and due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021, unless additional Congressional action is taken. The American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Additional state and federal health care reform measures may also be adopted in the future, any of which could have a material adverse effect on the clinical laboratory industry.

Regulation of Medical Devices in the European Union

The European Union, or EU, has adopted specific directives and regulations regulating the design, manufacture, clinical investigations, conformity assessment, labeling and adverse event reporting for medical devices (including in vitro diagnostic medical devices).

In the EU, there is currently no premarket government review of medical devices. However, the EU requires that all in vitro diagnostic medical devices placed on the market in the EU must meet the essential requirements of the EU In Vitro Diagnostic Medical Devices Directive, or Directive 98/79/EC, or the IVDD, including the requirement that an in vitro diagnostic medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter as it creates a rebuttable presumption that the device satisfies that essential requirement.

Compliance with the essential requirements of the IVDD is a prerequisite for European Conformity Marking, or CE-Mark, without which in vitro diagnostic medical devices cannot be marketed or sold in the EU. To demonstrate compliance with the essential requirements laid down in Annex I to the IVDD, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its (risk) classification. As a general rule, demonstration of conformity of in vitro diagnostic medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. Except for (general) in vitro diagnostic medical devices, where the manufacturer can self-declare the conformity of its products with the essential requirements, a conformity assessment procedure requires the intervention of a notified body. Notified bodies are independent organizations designated by EU member states to assess the conformity of devices before being placed on the market. A notified body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system (notified body must presume that quality systems which implement the relevant harmonized standards – which is ISO 13485:2016 for Quality Management Systems – conform to these requirements). If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE-Mark to the device, which allows the device to be placed on the market throughout the EU.

Throughout the term of the certificate of conformity, the manufacturer will be subject to periodic surveillance audits to verify continued compliance with the applicable requirements. In particular, there will be a new audit by the notified body before it will renew the relevant certificate(s).

All manufacturers placing in vitro diagnostic medical devices into the market in the EU must comply with the EU medical device vigilance system. Under this system, incidents must be reported to the relevant authorities of the EU member states, and manufacturers are required to take Field Safety Corrective Actions, or FSCAs, to reduce a risk of death or serious deterioration in the state of health associated with the use of an in vitro diagnostic medical device that is already placed on the market. An incident is defined as any malfunction or deterioration in the characteristics and/or performance of a device, as well as any inadequacy in the labeling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient or user or of other persons or to a serious deterioration in their state of health. An FSCA may include the recall, modification, exchange, destruction or retrofitting of the device. FSCAs must be communicated by the manufacturer or its legal representative to its customers and/or to the end users of the device through Field Safety Notices.

The advertising and promotion of in vitro diagnostic medical devices is subject to some general principles set forth by EU directives. According to the IVDD, only devices that are CE marked may be marketed and advertised in the EU in accordance with their intended purpose. Directive 2006/114/EC concerning misleading and comparative advertising and Directive 2005/29/EC on unfair commercial practices, while not specific to the advertising of medical devices, also apply to the advertising thereof and contain general rules, for example requiring that advertisements are evidenced, balanced and not misleading. Specific requirements are defined at national level. EU member states laws related to the advertising and promotion of medical devices, which vary between jurisdictions, may limit or restrict the advertising and promotion of products to the general public and may impose limitations on promotional activities with healthcare professionals.

Many member states in the EU have adopted specific anti-gift statutes that further limit commercial practices for medical devices (including in vitro diagnostic medical devices), in particular vis-à-vis healthcare professionals and organizations. Additionally, there has been a recent trend of increased regulation of payments and transfers of value provided to healthcare professionals or entities. In addition, many EU member states have adopted national “Sunshine Acts” which impose reporting and transparency requirements (often on an annual basis), similar to the requirements in the United States, on medical device manufacturers. Certain countries also mandate implementation of commercial compliance programs.

In the EU, regulatory authorities have the power to carry out announced and, if necessary, unannounced inspections of companies, as well as suppliers and/or sub-contractors and, where necessary, the facilities of professional users. Failure to comply with regulatory requirements (as applicable) could require time and resources to respond to the regulatory authorities’ observations and to implement corrective and preventive actions, as appropriate. Regulatory authorities have broad compliance and enforcement powers and if such issues cannot be resolved to their satisfaction can take a variety of actions, including untitled or warning letters, fines, consent decrees, injunctions, or civil or criminal penalties.

The EU regulatory landscape concerning medical devices is evolving. On April 5, 2017 Regulation (EU) 2017/746 of the European Parliament and of the Council on in vitro diagnostic medical devices and repealing Directive 98/79/EC and Commission Decision 2010/227/EU, or the IVDR, was adopted to establish a modernized and more robust EU legislative framework, with the aim of ensuring better protection of public health and patient safety. Unlike directives, the IVDR does not need to be transposed into national law and therefore reduces the risk of discrepancies in interpretation across the different European markets.

The IVDR will become applicable five years after publication (on May 26, 2022). Once applicable, the IVDR will among other things:

●	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

●	establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

●	establish explicit provisions on importers’ and distributors’ obligations and responsibilities;

●	impose an obligation to identify a responsible person who is ultimately responsible for all aspects of compliance with the requirements of the new regulation;

●	improve the traceability of medical devices throughout the supply chain to the end-user or patient through the introduction of a unique identification number, to increase the ability of manufacturers and regulatory authorities to trace specific devices through the supply chain and to facilitate the prompt and efficient recall of medical devices that have been found to present a safety risk;

●	set up a central database (Eudamed) to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

●	strengthen rules for the assessment of certain high-risk devices that may have to undergo an additional check by experts before they are placed on the market.

Regulations Related to Clinical Laboratories in the European Union

The EU does not have an overarching law or regulation that governs the legal framework surrounding the operations of clinical laboratories in a way that would be analogous to CLIA in the United States. However, EU member states’ laws may affect how our business as a testing service provider is carried out.

Other laws and guidelines that impact clinical laboratories work include the Convention for the Protection of Human Rights and Dignity of the Human Being with regard to the Application of Biology and Medicine, the Declaration of Helsinki adopted by the World Medical Association and related codes of conduct and guidelines issued by the relevant research ethics committees.

Coverage and Reimbursement

In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific product lines and procedures. In the EU, member states impose controls on whether products are reimbursable by national or regional health service providers and on the prices at which devices are reimbursed under state-run healthcare schemes. More and more, local, product specific reimbursement law is applied as an overlay to medical device regulation, which has provided an additional layer of clearance requirement.

Intellectual Property

We consider the protection of our proprietary technologies and products, as well as our ability to maintain patent protection that covers the composition of matter of our product candidates, their methods of use, and other related technologies and inventions, to be a critical element in the success of our business. As of November 16, 2022, our licensed intellectual property included one issued patent in Europe; one allowed application in the United States; one pending application in Canada and one pending Patent Cooperation Treaty, or PCT, application.

Our licensed intellectual property portfolio comprises the following:

Title	Country	Application No	Publication No	Registration No	Status
METHODS AND KITS COMPRISING GENE SIGNATURES FOR STRATIFYING BREAST CANCER PATIENTS	United States	16308564	US20190161809A1		Allowed
METHODS AND KITS COMPRISING GENE SIGNATURES FOR STRATIFYING BREAST CANCER PATIENTS	Canada	3025860			Pending
METHODS COMPRISING GENE SIGNATURES FOR STRATIFYING BREAST CANCER PATIENTS	Europe	177320785	3472345	3472345	EP Granted
METHODS AND KITS FOR DETERMINING THE RISK OF BREAST CANCER RECURRENCE	PCT	PCTEP2021062176	WO2021224466		Published

We have licensed the rights to a patent family that discloses methods and kits for stratifying risk in breast cancer patients from IEO/University of Milan pursuant to the License. This patent family includes pending applications in Canada and an allowed application in the United States and a granted patent in Europe. Patents issued in this patent family will expire in June 2037, excluding any patent term extensions available in several jurisdictions.

We have licensed the rights to a second patent family that discloses methods and kits for determining the risk of breast cancer recurrence from IEO/University of Milan pursuant to the License. This patent family includes one pending PCT with a national phase entry in November 2022 in Europe. Patents issued in this patent family will expire in May 2041, excluding any patent term extensions available in several jurisdictions.

We are not aware of any third-party claims or contested proceedings in relation to our intellectual property portfolio.

IEO/University of Milan License Agreement

On June 24, 2014, Tiziana entered into an exclusive license agreement (the “License”) with IEO/University of Milan, pursuant to which it obtained a worldwide, royalty-bearing, exclusive license under certain patents and a worldwide, royalty-bearing, non-exclusive license under certain know-how of IEO/University of Milan to develop and commercialize licensed products in connection with a multi-gene prognostic tool. The License was assigned to us as part of the arrangements contained in the demerger agreement on October 30, 2020. Pursuant to the terms of the License, we are obliged to use reasonable efforts in connection with the development and commercialization of the licensed products, including in accordance with specified diligence milestones.

On November 9, 2022, AccuStem and the IEO/University of Milan amended the License to clarify the regulatory path and timeline for the commercialization of StemPrintER. Specifically, the regulatory requirement language has been modified to (i) extend the timeline for regulatory approval or clearance of a licensed product to 36 months from the date of the amendment, (ii) clarify that contractual regulatory requirements can be satisfied by the approval or clearance of the test as a Laboratory Developed Test (i.e., approval or clearance can be achieved via the CLIA regulatory path rather than the FDA) and (iii) the timeline for commercial launch has been extended for an additional 60 months from the date of the amendment. The amendmentt provides for a separate licensing payment of $175,000 to the IEO.

The License also provides additional payments by us of up to €300,000 (or $305,280 based on exchange rate of $1.0176: to €1.00 on November 10, 2022) in development milestone payments and payment of single digit percentage royalties on net sales. The License remains in effect until the royalty term has expired with respect to all licensed products in all countries. The License may be terminated by either party in the event of a material breach and in addition, we may terminate the License at any time upon 30 days’ notice.

Properties

Our corporate headquarters is currently located at 55 Park Lane, London, United Kingdom which we share with Tiziana pursuant to the shared services agreement. We believe that these facilities are adequate for our current and near-term future needs.

Legal Proceedings

From time to time, we may become a party to various legal actions and complaints arising in the ordinary course of business. In addition to commitments and obligations in the ordinary course of business, we are subject to various claims, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. It is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

MANAGEMENT

The following table sets forth the names and ages of all of our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Wendy Blosser	56	Chief Executive Officer and Director
Jeff Fensterer	43	Chief Operating Officer
Joe Flanagan	48	Chief Business Officer
Keeren Shah	46	Chief Financial Officer
Gabriele Cerrone	50	Director
Willy Simon	70	Director
John Brancaccio	74	Director
Sean McDonald	62	Director

Wendy Blosser

Wendy E. Blosser has served as our Chief Executive Officer since March 2022. Prior to joining our company, Ms. Blosser held various roles launching, relaunching and building organizations in the diagnostic, surgical and capital spaces, with a primary focus in oncology and women’s health. Prior to joining us, Ms. Blosser took a one year sabbatical for personal reasons. From May of 2019 through March 2021, Ms. Blosser served as Chief Commercial Officer at Agendia N.V.. From March 2018 to May 2019, Ms. Blosser held multiple executive roles for the Caravel Ventures portfolio (Animated Dynamics, Strand Diagnostics). From February 2015 to March 2018, Ms. Blosser was Vice President of Sales (February 2015 to March 2017) and then Chief Commercial Officer (March 2017 to March 2018) for Biodesix. Prior to that, Ms. Blosser served as VP of Sales with Integrated Oncology (LabCorp subsidiary). Ms. Blosser began her career in diagnostics at Cytyc Corporation holding several leadership positions in her eight years with the company. We believe Ms. Blosser’s background launching and relaunching products in the diagnostics space, experience providing advisory support to various companies and track record in corporate leadership roles qualifies her to be a member of the Board of Directors.

Jeff Fensterer

Jeff Fensterer has been our Chief Operating Officer since December 2021. Prior to joining us, Mr. Fensterer served as Vice President of Global Marketing and Market Strategy at Agendia N.V. from July 2019 to December 2021. During that time he led product strategy to commercialize novel technologies and developed a marketing program resulting in strong sales volume and revenue growth. From March 2018 to June 2019, Mr. Fensterer held multiple leadership roles for the Caravel Ventures portfolio (Animated Dynamics, Strand Diagnostics). From February 2015 to March 2018, Mr. Fensterer held various commercial leadership roles including Senior Director of Commercial Strategy for Biodesix. Mr. Fensterer received an MBA from Carnegie Mellon Tepper School of Business in May 2015 and a BS degree from Saint Vincent College in May 2001.

Joe Flanagan

Joe Flanagan has been our Chief Business Officer since January 2022. Mr. Flanagan has more than 25 years of sales excellence experience and is a strategic expert, playing a leading role in the commercial development and successful launch of several product offerings from early-stage diagnostic startups to large pharmaceutical companies. Prior to joining us, from April 2021 to January 2022, Mr. Flanagan held a commercial leadership role with Ambry Genetics in their oncology franchise. From July 2019 to March 2021, Mr. Flanagan served as the Vice President of Market Development for Agendia N.V. where he led strategic sales initiatives. From July 2018 to July 2019, he was Vice President of Sales for Circulogene where he led the company’s efforts to sell blood-based genomic and genetic testing for patients with cancer. From March 2015 through July 2018, Mr. Flanagan was the Area Vice President of Sales, East for Biodesix where he was responsible for sales and revenue for the Eastern United States.

Keeren Shah

Keeren Shah has been our Chief Financial Officer since August 2021. Ms. Shah has also served as the Chief Financial Officer of OKYO Pharma Limited since March 2021 and the Finance Director of Tiziana Life Sciences Limited and Rasna Therapeutics, Inc. since August 2020, having previously served as the Financial Controller for Tiziana and its related companies from June 2016 to July 2020. Previously, Ms. Shah spent ten years at Visa, Inc. as a senior leader in its finance team where she was responsible for key financial controller activities, financial planning and analysis, and core processes as well as leading and participating in key transformation programmes and Visa Inc.’s initial public offering. Before joining Visa, Ms. Shah also held a variety of finance positions at other leading companies including Arthur Andersen and BBC Worldwide. She holds a Bachelor of arts with honours in Economics and is a member of the Chartered Institute of Management Accountants.

Gabriele Cerrone

Mr. Gabriele Marco Antonio Cerrone has served as a director of our company since March 2021. Mr. Cerrone founded ten biotechnology companies in oncology, infectious diseases and molecular diagnostics, and has listed seven of these companies on Nasdaq, two on the London Stock Exchange Main Market and AIM Market in London. Mr. Cerrone founded Tiziana Life Sciences Ltd. and has been its Executive Chairman since April 2014. Mr. Cerrone co-founded Cardiff Oncology, Inc., an oncology company and served as its Co-Chairman; he was a co-founder and served as Chairman of both Synergy Pharmaceuticals, Inc. and Callisto Pharmaceuticals, Inc. and was a Director of and led the restructuring of Siga Technologies, Inc. Mr. Cerrone also co-founded FermaVir Pharmaceuticals, Inc. and served as Chairman of the Board until its merger in September 2007 with Inhibitex, Inc. Mr. Cerrone served as a director of Inhibitex, Inc. until its US$2.5bn sale to Bristol Myers Squibb Co in 2012. Mr. Cerrone is the Co-Founder of Rasna Therapeutics Inc., a company focused on the development of therapeutics for leukemias; Co-Founder of Hepion Pharmaceuticals, Inc.; Executive Chairman and Co-Founder of Gensignia Life Sciences, Inc., a molecular diagnostics company focused on oncology using microRNA technology; and founder of BioVitas Capital Ltd. Mr. Cerrone graduated from New York University’s Stern School of Business with a master’s degree in business administration (MBA). We believe Mr. Cerrone’s business and financial expertise qualifies him to be a member of the Board.

Willy Simon

Mr. Simon has served as a director of the company since March 2021. He is a banker and worked at Kredietbank N.V. and Citibank London before serving as an executive member of the Board of Generale Bank NL from 1997 to 1999 and as the chief executive of Fortis Investment Management from 1999 to 2002. He acted as chairman of Bank Oyens & van Eeghen from 2002 to 2004. He was chairman of AIM-tradedVelox3 plc (formerly 24/7 Gaming Group Holdings plc) until 2014 and had been a director of Playlogic Entertainment Inc., a Nasdaq OTC listed company. Willy Simon has been the chairman of Bever Holdings, a company listed in Amsterdam, since 2006 and Chairman of Ducat Maritime since 2015. He is also a non-executive director of OKYO Pharma Ltd. and Tiziana Life Sciences Ltd. We believe Mr. Simon’s business expertise qualifies him to be a member of the Board.

John Brancaccio

Mr. Brancaccio, a retired CPA, has served as a director of our company since March 2021 . From April 2004 until May 2017, Mr. Brancaccio was the Chief Financial Officer of Accelerated Technologies, Inc., an incubator for medical device companies. Mr. Brancaccio served as a director of Callisto Pharmaceuticals, Inc. from April 2004 until its merger with Synergy Pharmaceuticals, Inc. in January 2013 and has been a director of Tamir Biotechnology, Inc. (formerly Alfacell Corporation) since April 2004, as well as a director of Hepion Pharmaceuticals, Inc. since December 2013, Rasna Therapeutics, Inc. since September 2016, Okyo Pharma Ltd. since June 2020 and Tiziana Life Sciences Ltd. since July 2020. Mr. Brancaccio served as a director of Synergy from July 2008 until April 2019. We believe Mr. Brancaccio’s financial experience qualifies him to be a member of the Board.

Sean McDonald

Mr. McDonald has served as a director of our company since November 2022. Since January 2015, Mr. McDonald has been President and CEO of Ocugenix, Inc., a biotech company focused on ocular diseases. From 2015 to 2016 Mr. McDonald was a venture partner with Adams Capital Management, a venture capital firm specializing in early-stage applied technology investments. Prior to that, from 2001 to 2014, Mr. McDonald served as the CEO of Precision Therapeutics, one of the first biotechnology companies to marry breakthroughs in understanding of cancer biology and the use of machine learning with the goal of developing products that would help cancer patients get the most effective cancer treatment. We believe Mr. McDonald’s business and management experience qualifies him to be a member of the Board.

Family Relationships

There are no other family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers were involved in any legal proceedings described in Item 401(f) of Regulation S-K in the past ten years.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Messrs. Simon and Brancaccio. do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the Nasdaq Capital Market. We intend on appointing an additional independent director prior to consummation of this offering. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

Board of Directors Meetings and Committees

Our Board of Directors has established an audit committee, a nomination committee and a compensation committee. Each of these committees operates under formally delegated duties and responsibilities.

Audit Committee

The audit committee of the Board comprises John Brancaccio and Willy Simon. It is chaired by John Brancaccio, and is responsible for:

●	monitoring the quality of internal controls and ensuring our financial performance is properly measured and reported on;

●	consideration of the Directors’ risk assessment and suggesting items for discussion at the full Board;

●	receipt and review of reports from our management and auditors relating to the interim and annual accounts, including a review of accounting policies, accounting treatment and disclosures in the financial reports;

●	consideration of the accounting and internal control systems in use throughout the Company and its subsidiaries; and

●	overseeing our relationship with external auditors, including making recommendations to the Board as to the appointment or re-appointment of the external auditors, reviewing their terms of engagement, and monitoring the external auditors’ independence, objectivity and effectiveness.

The audit committee meets not less than twice in each financial year and has unrestricted access to our auditors.

Our Board of Directors has determined that John Brancaccio is an “audit committee financial expert” as defined under section 5605(a)(2) of the Nasdaq Listing Rules.

In order to satisfy the independence criteria for audit committee members set forth in Rule 10A-3 under the Exchange Act, each member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. We believe that the composition of our audit committee will meet the requirements for independence under current SEC rules and regulations.

Compensation Committee

The compensation committee of the Board comprises Willy Simon and John Brancaccio. It is chaired by Willy Simon, and is responsible for:

●	the review of the performance of the Executive Directors;

●	recommendations to the Board on matters relating to the remuneration and terms of service of the Executive Directors; and

●	recommendations to the Board on proposals for the granting of share options and other equity incentives pursuant to any share option scheme or equity incentive scheme in operation from time to time.

In making their recommendations, the compensation committee will have due regard to our stockholders’ interests and our performance.

In order to satisfy the independence criteria for compensation committee members set forth in Rule 10C-1 under the Exchange Act, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member must be considered, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates. We believe the composition of our compensation committee will meet the requirements for independence under current SEC rules and regulations.

None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Nomination Committee

The nomination committee of the Board comprises John Brancaccio and Willy Simon. It is chaired by John Brancaccio, and is responsible for:

●	drawing up selection criteria and appointment procedures for Directors;

●	recommending nominees for election to our Board of Directors and its corresponding committees;

●	assessing the functioning of individual members of our Board of Directors and executive officers and reporting the results of such assessment to our Board of Directors; and

●	developing corporate governance guidelines.

Code of Ethics

We have adopted a formal Code of Business Conduct and Ethics applicable to all Board members, officers and employees. Our Code of Business Conduct and Ethics can be found on our website at www.AccuStem.com. A copy of our Code of Business Conduct and Ethics may be obtained without charge upon written request to Secretary, AccuStem Sciences, Inc., 5 Penn Plaza, 19th Floor, #1954 New York, NY 10001. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, www.AccuStem.com, and/or in our public filings with the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Principal Executive Officer and our other highest paid executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the “named executive officers”) for fiscal year ended December 31, 2022. For the year ended December 31, 2021, we did not pay any cash compensation or benefits, such as pension, retirement or similar benefits, to our executive officers.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)		Total ($)

Wendy Blosser	2022	349,263	105,841	[1]	455,104
Chief Executive Officer

Jeff Fensterer	2022	317,308	30,000	[2]	347,308
Chief Operating Officer

Joe Flanagan	2022	287,692	30,000	[2]
Chief Business Officer					317,692

1)	$58,028 relates to consultancy compensation prior to full time appointment on March 4, 2023 and $47,813 relates to bonus payment
2)	Amount relates to bonus payment

Offer Letters

Wendy Blosser

We entered into an offer letter with Ms. Blosser on February 18, 2022 which was effective on March 4, 2022. This offer letter entitles Ms. Blosser to receive an initial annual base salary of $425,000 per year. Ms. Blosser is eligible to receive an annual bonus of up to 45% of her base salary, such bonus amount to be determined by our board of directors in its sole discretion, provided that $47,813 of such bonus was guaranteed as paid in the first quarter of 2022. Ms. Blosser received a stock option to purchase 81,667 shares of common stock at an exercise price of $15.96 per share which options vest 10% of the shares on each of the first, second, and third anniversaries of March 4, 2022, 20% of the shares upon the fourth anniversary of March 4, 2022, 25% of the shares upon our completion of a single equity financing which results in net proceeds to us of not less than $30,000,000 and 25% of the shares upon us launching a CLIA certified lab in the US by the end of 2023. The agreement provides that Ms. Blosser’s employment with us is at-will. Additionally, Ms. Blosser is subject to a one year non-competition and non-solicitation covenant.

Jeff Fensterer

We entered into an offer letter with Mr. Fensterer on November 25, 2021 which was effective on December 13, 2021. This offer letter entitles Mr. Fensterer to receive an initial annual base salary of $300,000 per year. Mr. Fensterer is eligible to receive an annual bonus of up to 40% of his base salary, such bonus amount to be determined by our board of directors in its sole discretion. Mr. Fensterer received a stock option to purchase 16,500 shares of common stock at an exercise price of $15.96 per share which options vest 10% of the shares on each of the first, second, and third anniversaries of March 4, 2022, 20% of the shares upon the fourth anniversary of March 4, 2022, 25% of the shares upon our completion of a single equity financing which results in net proceeds to us of not less than $30,000,000 and 25% of the shares upon us launching a CLIA certified lab in the US by the end of 2023. The agreement provides that Mr. Fensterer’s employment with us is at-will. Additionally, Mr. Fensterer is subject to a one year non-competition and non-solicitation covenant.

Joe Flanagan

We entered into an offer letter with Mr. Flanagan on December 6, 2021 which was effective on January 17, 2022. This offer letter entitles Mr. Flanagan to receive an initial annual base salary of $300,000 per year. Mr. Flanagan is eligible to receive an annual bonus of up to 40% of his base salary, such bonus amount to be determined by our board of directors in its sole discretion. Mr. Flanagan received a stock option to purchase 16,500 shares of common stock at an exercise price of $15.96 per share which options vest 10% of the shares on each of the first, second, and third anniversaries of March 4, 2022, 20% of the shares upon the fourth anniversary of March 4, 2022, 25% of the shares upon our completion of a single equity financing which results in net proceeds to us of not less than $30,000,000 and 25% of the shares upon us launching a CLIA certified lab in the US by the end of 2023. The agreement provides that Mr. Flanagan employment with us is at-will. Additionally, Mr. Flanagan is subject to a one year non-competition and non-solicitation covenant.

Consulting Agreements

Keeren Shah

We entered into a consultancy agreement with Ms. Shah on March 1, 2021 to provide finance director services. This agreement entitles Ms. Shah to receive a base fee of £15,000 ($17,516, based on an exchange ratio of £1.00 to $1.1677 of as of November 10, 2022) per annum. Ms. Shah may also be eligible to receive a bonus in an amount to be determined in our sole discretion.

Ms. Shah is not entitled to any fringe benefits. If Ms. Shah’s consultancy with the Company is terminated without cause, Ms. Shah will be entitled to a payment in lieu of the fee in an amount equal to her base fee for all or any remaining part of the relevant period of notice.

Ms. Shah is also subject to a 6-month non-solicitation covenant.

Gabriele Cerrone

We entered into a consultancy agreement with Mr. Cerrone on January 1, 2022 to provide business development, strategic planning and corporate finance advice, as well as to fulfill the role of Executive Chairman of the board. This agreement entitles Mr. Cerrone to receive a base fee of $66,000 per annum. Mr. Cerrone may also be eligible to receive a bonus in an amount to be determined in our sole discretion.

Mr. Cerrone is not entitled to any fringe benefits. If Mr. Cerrone’s consultancy with the Company is terminated without cause, Mr. Cerrone will be entitled to a payment in lieu of the base fee in an amount equal to his base fee for all or any remaining part of the relevant period of notice.

Mr. Cerrone is also subject to a six-month non-solicitation covenant.

Annual Bonus

Currently, our senior leadership team has annual bonus opportunities of 40-45% of his or her respective salaries. The bonus plan is based upon achievement of key corporate milestones and is contingent upon board approval. We plan to expand the bonus program as the company hires additional employees.

Outstanding equity awards at fiscal year end

The following table sets forth information for the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options as well as the exercise prices and expiration dates thereof, as of December 31, 2022. Except for the options set forth in the table below, no other equity awards were held by any of our named executive officers as of December 31, 2022.

	Option Awards[1]
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Wendy Blosser	-	81,667	(2)(4)	$15.96	3/23/2032
Chief Executive Officer

Jeff Fensterer	-	16,500	(3)(4)	$15.96	1/25/2032
Chief Operating Officer

Joe Flanagan	-	16,500	(3)(4)	$15.96
Chief Business Officer					1/25/2032

1)	For each executive officer, the shares listed in this table are subject to a single stock option award carrying the varying exercise prices as set forth herein. The option awards remain exercisable until they expire ten years from the date of grant, subject to earlier expiration following termination of employment.
2)	8,167 stock options will vest on January 25, 2023
3)	1,650 stock options will vest on January 25, 2023
4)	50% of the options are time-based and 50% are performance based.

Director and Non-Employee Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board and received compensation for such service during the fiscal year ended December 31, 2022. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board in 2022. Directors who are also employees do not receive cash or equity compensation for service on our Board of Directors in addition to compensation payable for their service as employees of the Company.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Dr. Kunwar Shailubhai (1)	39,000	39,000
Gabriele Cerrone	66,000	66,000
Willy Simon	50,000	50,000
John Brancaccio	50,000	50,000
Sean McDonald (2)	8,333	8,333

(1)	Dr. Shailubhai resigned as a director on June 20, 2022.
(2)	Sean McDonald was appointed to the Board of Directors on November 14, 2022. A portion of the fees earned was related to services provided prior to appointment to the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of December 31, 2022, by:

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;
●	each of the named executive officers;
●	each of our directors; and
●	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.

We have based our calculation of the percentage of beneficial ownership prior to this offering on 1,891,089 shares of our common stock outstanding as of December 31, 2022. We have based our calculation of the percentage of beneficial ownership after this offering on shares of our common stock outstanding immediately after the completion of this offering, assuming no exercise by the underwriters of their option to purchase additional shares and based on an assumed initial public offering price of $7.44 per share, which is based upon the last reported sale price of our common stock on the OTCQB on January 12, 2023, after deducting underwriting discounts and commissions and our estimated offering expenses. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of December 31, 2022, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o AccuStem Sciences, Inc., 5 Penn Plaza, 19th Floor #1954, New York, NY 10001.

	Shares Beneficially Owned		Shares Beneficially Owned
	Prior To This Offering		After This Offering
Name of Beneficial Owner	Shares	Percentage(1)	Shares	Percentage
Named Executive Officers and Directors
Gabriele Cerrone (2) (3) (4)	645,377	34.00	645,377	19.1
Willy Simon	1,632	*	1,632	*
John Brancaccio (5)	1,494	*	1,494	*
Wendy Blosser	333	*	333	*
Sean McDonald	-	-	-	-
Jeff Fensterer	-	-	-	-
Joe Flanagan	-	-	-	-
All executive officers and directors as a group (eight persons)	649,711	34.19	649,711	19.2
5% Stockholders
Planwise Group Limited (2)	549,056	29.03	549,056	16.3
Tiziana Lifesciences Ltd	222,995	11.79	222,595	6.6

*	Represents beneficial ownership of less than one percent.

(1)	“Percentage of Shares Beneficially Owned” is based on 1,891,089 common stock issued and outstanding as at December 31, 2022.

(2)	Gabriele Cerrone, a director of our company, is the beneficial owner of the entire issued share capital of Planwise Group Limited. Planwise Group Limited is incorporated in the British Virgin Islands with a registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(3)	This includes shares held by Mr. Cerrone personally and shares held by Planwise Group Limited and Panetta Partners Limited (being entities in which Mr. Cerrone is considered to have a beneficial interest).

(4)	Consists of 6,840 stock options which are currently exercisable or exercisable within 60 days of December 31, 2022

(5)	Consists of 1,494 stock options which are currently exercisable or exercisable within 60 days of December 31, 2022

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2020 to which we have been a party in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets as of December 31, 2022 and 2021, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this prospectus. We also describe below certain other transactions with our directors, executive officers, and stockholder.

Corporate Reorganization

AccuStem Sciences Limited was created in connection with its demerger (spin-off) from Tiziana Life Sciences plc (“Tiziana”) and AccuStem Sciences Limited (“Old AccuStem”) was incorporated in England and Wales on June 5, 2020 as a private company with limited liability under the Companies Act with indefinite life and company number 12647178. The demerger was conditional upon, among other things, court approval of a Tiziana capital reduction, which was approved by special resolution of Tiziana’s stockholders on October 2, 2020. The court sanctioned the related Tiziana capital reduction on October 27, 2020, and the demerger became effective on October 30, 2020.

The demerger agreement provides for the transfer by Tiziana to us of the entire issued share capital of StemPrintER Sciences Limited (“StemPrintER Sciences”), the Tiziana entity to which Tiziana contributed all of the assets and intellectual property relating to the StemPrint project and $1,353,373 (£1,000,000) in cash.

For the purposes of the demerger, Tiziana first transferred the assets relating to the StemPrint project (primarily the benefit of the license from IEO/University of Milan and an outsourced research program) to a separate company, StemPrintER Sciences, together with $1,353,373 (£1,000,000) in cash. As a result of this step, StemPrintER Sciences became an operating entity. In the next step, Tiziana transferred StemPrintER Sciences’ shares to us in return for shares to Tiziana’s stockholders, on a one for one basis, and Tiziana declared a dividend in specie to its stockholders of those shares.

Tiziana has and will continue to provide certain limited management and administrative services to us following the completion of the demerger pursuant to the terms of the shared services agreement entered into with us on January 1, 2021. Pursuant to the terms of the shared services agreement, Tiziana agreed to provide various administrative, financial, legal, tax, insurance, facility, information technology and other services to us at a price based on a mutually agreed to cost allocation. The shared services agreement had an initial term through December 2021 and has been renewed automatically thereafter for successive three month terms. The parties may mutually terminate the shared services agreement at any time. In addition, we can terminate the shared services agreement upon 30 days prior written notice. Both parties may terminate the agreement upon the failure of the other party to perform its respective material obligations.

Agreements with Our Executive Officers and Directors

We entered into a consulting agreement with Ms. Shah on March 1, 2021 to provide finance director services. This agreement entitles Ms. Shah to receive a base fee of £15,000 ($17,516, based on an exchange ratio of £1.00 to $1.1677 as of November 10, 2022) per annum. Ms. Shah may also be eligible to receive a bonus in an amount to be determined in our sole discretion.

Ms. Shah is not entitled to any fringe benefits. If Ms. Shah’s consulting agreement is terminated without cause, Ms. Shah will be entitled to a payment in lieu of notice to the equal to her base fee for all or any remaining part of the relevant period of notice.

Ms. Shah is also subject to a six-month non-solicitation covenant.

Gabriele Cerrone

We entered into a consultancy agreement with Mr. Cerrone on January 1, 2022 to provide business development, strategic planning and corporate finance advice, as well as to fulfill the role of Executive Chairman of the board. This agreement entitles Mr. Cerrone to receive a base fee of $66,000 per annum. Mr. Cerrone may also be eligible to receive a bonus in an amount to be determined in our sole discretion.

Mr. Cerrone is not entitled to any fringe benefits. If Mr. Cerrone’s consultancy with the Company is terminated without cause, Mr. Cerrone will be entitled to a payment in lieu of the base fee in an amount equal to his basic fee for all or any remaining part of the relevant period of notice.

Mr. Cerrone is also subject to a 6-month non-competition and non-solicitation covenant.

GenSignia IP Ltd. License Agreement

On June 23, 2022, we entered into an Assignment and Assumption Agreement with GenSignia pursuant to which GenSignia assigned all of its rights under a license agreement between Biomirna Holdings Ltd. and GenSignia Inc. effective as of December 21, 2011, as amended (the “MSC License”), to us. Gabriele Cerrone, our Chairman is the Chairman of GenSignia. The MSC License provides for the payment of up to $400,000 in milestone payments and low single digit percentage in royalties based on net sales. The MSC License remains in effect until the royalty term has expired with respect to all licensed products in all countries. The MSC License may be terminated by either party in the event of a material breach and in addition, we may terminate the MSC License at any time upon 90 days’ notice.

DESCRIPTION OF SECURITIES

The following description of our capital stock and the provisions of our certificate of incorporation and our bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws that will be in effect upon the closing of this offering. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur prior to and upon the closing of this offering.

General

Upon the closing of this offering, our authorized capital stock will consist of:

●	150,000,000 shares of common stock, par value $0.001 per share; and

●	10,000,000 shares of preferred stock, par value $0.001 per share.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and by-laws are summaries and are qualified by reference to the certificate of incorporation and by-laws. We urge you to read our certificate and our by-laws, as in effect immediately following the closing of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our certificate and our by-laws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, all matters to be voted on by our stockholders other than matters relating to the election and removal of directors must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter or by a written resolution of the stockholders representing the number of affirmative votes required for such matter at a meeting. The holders of our common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and subject to any rights of preferred stockholders, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our common stock do not have preemptive, subscription, redemption, or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. There are no shares of preferred stock designated or outstanding. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, the effects might include:

●	restricting dividends on our common stock;

●	diluting the voting power of our common stock;

●	impairing liquidation rights of our common stock; or

●	delaying or preventing a change in control of us without further action by our stockholders.

The Board of Directors’ authority to issue preferred stock without stockholder approval could make it more difficult for a third-party to acquire control of our company and could discourage such attempt. We have no present plans to issue any shares of preferred stock.

Forum Selection

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us, any director or our officers or employees arising pursuant to any provision of the DGCL, our certificate of incorporation or our by-laws; or (iv) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. The certificate of incorporation further provides that the choice of the Court of Chancery as the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Corporation does not apply to suits to enforce a duty or liability created by the Securities Act or the Exchange Act.

Anti-Takeover Provisions

Our certificate of incorporation and by-laws contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Authorized but Unissued Shares. The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Stock Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Stockholder Action by Written Consent. Our certificate and our by-laws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may be taken by written consent in lieu of a meeting only if the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by the board of directors.

Special Meetings of Stockholders. Our by-laws also provide that, except as otherwise required by law, special meetings of the stockholders may only be called by our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or By-laws. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Upon completion of this offering, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be eligible to cast in an election of directors. In addition, the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be eligible to cast in an election of directors will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate described in the prior three paragraphs.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate and by-laws provide indemnification for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director derived an improper personal benefit; or

●	improper distributions to stockholders.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We plan to enter into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer Company.

Trading Symbol and Market

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “ACUT.”

UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number Shares of Common Stock
ThinkEquity LLC

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to 221,774 additional shares of our common stock at a public offering price of $       per share, solely to cover over-allotments, if any. The underwriters may exercise this option for days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares of common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts and Commissions; Expenses

The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $       per share of common stock. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

	Per Share	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$	$	$
Underwriting discount (7.5%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 0.4% of the gross proceeds received at the closing of the offering. We have paid an expense deposit of $35,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

We have agreed to reimburse certain expenses of the underwriters relating to this offering as set forth in the underwriting agreement, including the fees and expenses of the underwriter’s legal counsel. However, the maximum amount we have agreed to reimburse the underwriter for their accountable expenses will not exceed $222,500.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $ .

Representative Warrants

Upon the closing of this offering, we have agreed to issue to the representative warrants, or the Representative’s Warrants, to purchase up to 44,355 shares of common stock (3.0% of the total number of shares sold in this public offering). The Representative’s Warrants will be exercisable at a per share exercise price equal to the greater of (i) 125% of the public offering price per share of common stock sold in this offering and (ii) $2.14. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from the commencement of sales of the securities in this offering.

The Representative’s Warrants also provide for one demand registration right of the shares underlying the Representative’s Warrants, and unlimited “piggyback” registration rights with respect to the registration of the shares of common stock underlying the Representative’s Warrants and customary antidilution provisions. The demand registration right provided will not be greater than five years from the date of the underwriting agreement related to this offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the date of the underwriting agreement related to this offering in compliance with FINRA Rule 5110(f)(2)(G)(v).

The Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the Representative’s Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and the shares of common stock underlying such Representative’s Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain holders of 5% or more of the outstanding shares of common stock, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of our common stock), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of six months after the date of this prospectus in the case of our directors, executive officers, the Company and any successor of the Company and three months after the date of this prospectus in the case of certain stockholders.

Right of First Refusal

Until twelve months from the closing date of this offering, the representative will have an irrevocable right of first refusal, in its sole discretions, to act as sole investment banker, sole book-runner, and/or sole placement agent participation at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings on terms customary to the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Determination of Offering Price

The public offering price for our common stock will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price of our common stock will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock and warrants will develop and continue after this offering.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.

Trading; Nasdaq Capital Market Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “ACUT.” No assurance can be given that our application will be approved or that a trading market will develop. The listing of our common stock on the Nasdaq Capital Market is a condition to this offering. Our common stock is currently traded on the OTCQB, under the symbol “ACUT.” On January 12, 2023, the last reported sale price of our common stock was $7.44 per share.

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of Common Stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to prospective investors in the EEA

In relation to each member state of the EEA (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the EU Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the EU Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2(e) of the EU Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,

provided that no such offer of securities shall require us or any representative to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

Notice to prospective investors in the UK

No securities have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the securities which has been approved by the FCA, all in accordance with the UK Prospectus Regulation, except that offers of securities may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2(e) of the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of securities shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended, and the expression “FSMA” means the UK Financial Services and Markets Act 2000, as amended.

In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of securities in the UK within the meaning of FSMA.

Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as a basis for taking any action. In the UK, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Switzerland

The shares of our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares of our common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of our common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our common stock.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of our common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our common stock offered should conduct their own due diligence on the shares of our common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission , in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of our common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of our common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of our common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

(c)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(d)	where no consideration is or will be given for the transfer;

(e)	where the transfer is by operation of law;

(f)	as specified in Section 276(7) of the SFA; or

(g)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the shares of our common stock to be sold in this offering. Certain legal matters in connection with this offering will be passed upon for the underwriter by Blank Rome LLP, New York, New York.

EXPERTS

The financial statements of AccuStem Sciences, Inc. at December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period from June 5, 2020 (date of inception) to December 31, 2020, appearing in this prospectus have been audited by Mazars USA LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document incorporated by reference or filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including AccuStem Sciences, Inc. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at AccuStem Sciences, Inc., 5 Penn Plaza, 19th Floor #1954, New York, NY 10001, or calling us at 00 44 2074952379.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.AccuStem.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ACCUSTEM SCIENCES INC.

Condensed Consolidated Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	F-2
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended September 30, 2022 and 2021	F-3
Unaudited Condensed Statements of Changes in Stockholders’ Equity for the Three and Nine Months Ended September 30, 2022 and 2021	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2022 and 2021	F-6
Notes to Unaudited Condensed Consolidated Financial Statements as of September 30, 2022	F-7
Report of Independent Registered Public Accounting Firm (Mazars USA LLP, New York, New York, PCAOB ID 339)	F-16
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-17
Consolidated Statement of Operations and Comprehensive Income (Loss) for the year ended December 31, 2021 and for the period from June 5, 2020 (date of inception) to December 31, 2020	F-18
Consolidated Statements of Shareholders’ Equity for the year ended December 31, 2021 and for the period from June 5, 2020 (date of inception) to December 31, 2020	F-19
Consolidated Statements of Cash Flows for the year ended December 31, 2021 and for the period from June 5, 2020 (date of inception) to December 31, 2020	F-20
Notes to Consolidated Financial Statements	F-21

F-1

ACCUSTEM SCIENCES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2022	December 31, 2021

ASSETS
Current Assets
Cash	$1,331,960	$-
Related party receivable	-	1,353,373
Prepaid expenses	282,113	-
Total Current Assets	$1,614,073	$1,353,373
Equipment, net	8,585	-

TOTAL ASSETS	$1,622,658	$1,353,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$154,889	$388,681
Related party payable	108,806	190,838
Accrued expenses	349,183	123,181
Note Payable	212,056	-
Total Current Liabilities	824,934	702,700

TOTAL LIABILITIES	824,934	702,700

Stockholders’ Equity
Preferred stock $.001 par value; 10,000,000 shares authorized; none issued and outstanding	$-	$-
Common stock $.001 par value; 150,000,000 shares authorized; 11,346,535 and 9,999,132 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	11,346	9,999
Additional paid-in capital	4,279,125	1,503,434
Related party subscription receivable	-	(204,879)
Accumulated other comprehensive loss	-	66,981
Accumulated deficit	(3,492,747)	(724,862)
TOTAL STOCKHOLDERS’ EQUITY	797,724	650,673

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,622,658	$1,353,373

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

ACCUSTEM SCIENCES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021

OPERATING EXPENSES

Research and development expenses	$58,270	$14,125	$133,809	$46,869
General and administrative expenses	840,855	48,597	2,634,076	80,263
Total operating expenses	899,125	62,722	2,767,885	127,132
LOSS FROM OPERATIONS	(899,125)	(62,722)	(2,767,885)	(127,132)

LOSS, BEFORE TAX	(899,125)	(62,722)	(2,767,885)	(127,132)
Income tax benefit (expense)	-	-	-	-
NET LOSS	$(899,125)	$(62,722)	$(2,767,885)	$(127,132)

Net loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(0.01)	$(0.25)	$(0.01)

Weighted average common shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	11,337,668	9,999,132	10,904,423	9,999,132

NET LOSS	$(899,125)	$(62,722)	$(2,767,885)	$(127,132)
Translation adjustments	-	(33,433)	-	(16,347)

COMPREHENSIVE LOSS	$(899,125)	$(96,155)	$(2,767,885)	$(143,479)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

ACCUSTEM SCIENCES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

For Three Months Ended September 30, 2022

	Common Stock		Additional	Related Party	Accumulated Other
	Number of Shares	Amount	Paid-in Capital	Subscription Receivable	Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity
Balance at June 30, 2022	11,337,571	$11,337	$4,232,851	-	-	$(2,593,622)	$1,650,566
Share-based compensation	-	-	38,001	-	-	-	38,001
Exercise of common stock options	8,964	9	8,273	-	-	-	8,282
Net loss	-	-	-	-	-	(899,125)	(899,125)
Balance at September 30, 2022	11,346,535	$11,346	$4,279,125	-	-	$(3,492,747)	$797,724

For Three Months Ended September 30, 2021

	Common Stock		Additional	Related Party	Accumulated Other
	Number of Shares	Amount	Paid-in Capital	Subscription Receivable	Comprehensive Income	Accumulated Deficit	Stockholders’ Equity
Balance at June 30, 2021	9,999,132	$9,999	$1,482,174	$(208,928)	$95,260	$(118,658)	$1,260,207
Share-based compensation			21,260				21,260
Foreign currency translation adjustment	-	-	(1,004)	5,078	(33,433)	-	(29,359)
Net loss	-	-	-	-	-	(62,722)	(62,722)
Balance at September 30, 2021	9,999,132	$9,999	$1,502,430	$(203,850)	$62,187	$(181,380)	$1,189,386

F-4

For Nine Months Ended September 30, 2022

	Common Stock		Additional	Related Party	Accumulated Other
	Number of Shares	Amount	Paid-in Capital	Subscription Receivable	Comprehensive Income	Accumulated Deficit	Stockholders’ Equity
Balance at December 31, 2021	9,999,132	$9,999	$1,503,434	$(204,879)	$66,981	$(724,862)	$650,673
Share-based compensation	-	-	92,629	-	-	-	92,629
Issuance of common stock	1,337,970	1,338	2,674,602	-	-	-	2,675,940
Receipt of subscription receivable	-	-	-	204,879	-	-	204,879
Exercise of common stock options	9,433	9	8,460	-	-	-	8,469
Foreign currency translation adjustment	-	-	-	-	(66,981)	-	(66,981)
Net loss	-	-	-	-	-	(2,767,885)	(2,767,885)
Balance at September 30, 2022	11,346,535	$11,346	$4,279,125	-	-	$(3,492,747)	$797,724

For Nine Months Ended September 30, 2021

	Common Stock		Additional	Related Party	Accumulated Other
	Number of Shares	Amount	Paid-in Capital	Subscription Receivable	Comprehensive Income	Accumulated Deficit	Stockholders’ Equity
Balance at December 31, 2020	9,999,132	$9,999	$1,482,174	$(206,663)	$78,534	$(54,248)	$1,309,796
Share-based compensation			21,260				21,260
Foreign currency translation adjustment	-	-	(1,004)	2,813	(16,347)	-	(14,538)
Net loss	-	-	-	-	-	(127,132)	(127,132)
Balance at September 30, 2021	9,999,132	$9,999	$1,502,430	$(203,850)	$62,187	$(181,380)	$1,189,386

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

ACCUSTEM SCIENCES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30
	2022	2021
Operating Activities
Net loss	(2,767,885)	(127,132)

Adjustments to reconcile net income to net cash provided by operating activities
Foreign currency translation	(66,981)	(14,538)
Depreciation	2,414	-
Share-based compensation	92,629	21,260
Change in operating assets and liabilities:
Related party receivable	1,353,373	18,586
Prepaid expenses	157,009	-
Accounts payable	(233,791)	41,414
Related party payable	(82,033)	60,983
Accrued expenses	229,940	(573)
Net cash used in operating activities	(1,315,325)	-

Investing Activities
Purchases of equipment	(10,999)	-
Net cash used in investing activities	(10,999)	-

Financing Activities
Proceeds from receipt of subscription receivable	204,879	-
Proceeds from issuance of common stock	2,675,940	-
Proceeds from exercise of options	8,469
Payments on note payable	(231,004)	-
Net cash provided by financing activities	2,658,284	-

Increase in cash	1,331,960	-

Cash, beginning of year	-	-
Cash, end of year	1,331,960	-

Supplemental disclosure of noncash investing and financing activities
Issuance of Note Payable for payment of prepaid expense	439,122	-

Supplemental cash flow information
Cash paid for interest	5,726	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-6

ACCUSTEM SCIENCES INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. NATURE OF BUSINESS

AccuStem Sciences, Inc. is an early-stage life sciences company committed to developing and commercializing novel products for the treatment and management of many cancers. The principal activities of the Company are that of a genomics-based personalized medicine business, particularly focused on breast and lung cancer patients.

Impact of the COVID-19 Pandemic

In early 2020, an outbreak of the novel strain of coronavirus (COVID-19) emerged globally. As a result, there have been mandates from federal, state and local authorities resulting in an overall decline in economic activity. There have been no material impacts from COVID-19 on the Company’s operations for the nine months ended September 30, 2022 and 2021. However, it is possible that the pandemic will continue to significantly impact economies worldwide, which could result in adverse effects on the Company’s operations. The extent of the impact of COVID-19 on operations, liquidity, financial condition, and results of operations remain uncertain at this time.

Liquidity and Going Concern

The condensed consolidated financial statements have been prepared on the going concern basis, which contemplates the realization of assets and discharge of liabilities in the normal course of business.

The Company has financed its activities principally from support from a related party. The Company has incurred a net loss in every fiscal period since inception. For the nine months ended September 30, 2022, the Company incurred a net loss of $2,767,885. The Company has an accumulated deficit of $3,492,747 as of September 30, 2022. The Company anticipates operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, further development of its technology and products, and expenses related to the commercialization of its products.

Management believes that the Company does not have sufficient cash and current assets to support its operations through at least 12 months from the issuance date of these condensed consolidated financial statements, and will require significant additional cash resources to continue its planned research and development activities.

The Company will need additional funds for promoting new products and working capital required to support research and development activities and generate sales from its products. There can be no assurance, however, that such financing will be available when needed, if at all, or on favorable terms and conditions. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the quality of product development efforts, management of working capital, and the continuation of normal payment terms and conditions for purchase of services.

F-7

In order to address its capital needs, including its planned research and development activities and other expenditures, the Company is actively pursuing additional equity financing in the form of a private investment and public equity. The Company has been in ongoing discussions with institutional investors and other parties with respect to such possible offerings. Adequate financing opportunities might not be available to the Company, when and if needed, on acceptable terms or at all. If the Company is unable to obtain additional financing in sufficient amounts or on acceptable terms or if the Company fails to consummate the private placement or a public offering, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs and product portfolio expansion, which could adversely affect its operating results or business prospects. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding in terms acceptable to the Company to fund continuing operations, if at all. After considering the uncertainties, management determined it is appropriate to continue to adopt the going concern basis in preparing the condensed consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these condensed consolidated financial statements are set out below.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Therefore, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on April 18, 2022. Unless otherwise indicated, all references to “$” are to U.S. dollars, and all references to “£” or “GBP” are to Great Britain Pounds. The Company’s reporting currency is U.S. dollars.

Basis of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary after elimination of intercompany transactions and balances.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Loss

Comprehensive loss of all periods presented is comprised primarily of net loss and foreign currency translation adjustments.

Risk and Uncertainties

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including but not limited to, the success of its exploration to research and development activities, need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

Cash

The Company considers all highly liquid investments purchased with an original maturity date of three months or less at the date of purchase and money market accounts to be cash equivalents. At September 30, 2022 and December 31, 2021, the Company had no cash equivalents and all cash amounts consisted of cash on deposit.

F-8

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant contribution of credit risk consist of cash. Periodically, the Company maintains deposits in financial institutions in excess of government insured limits. Management believes that the Company is not exposed to significant credit risk as the Company’s deposits are held at financial institutions that management believes to be of high credit quality and the Company has not experienced any losses in these deposits.

Equipment, net

Equipment is stated at cost, less accumulated depreciation. The Company depreciates its equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets. The Equipment consists of computer equipment, which has a useful life of 3 years. Maintenance and repairs are expensed when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings.

Share-based Compensation

The Company may award stock options, performance-based options and other equity-based instruments to its employees, directors and consultants. Compensation cost related to equity-based instruments is based on the fair value of the instrument on the grant date, and is recognized over the requisite service period on a straight-line basis over the vesting period except for performance-based options. Performance-based stock options vest based on the achievement of performance targets. Compensation costs associated with performance-based option awards are recognized over the requisite service period based on probability of achievement. Performance-based stock options require management to make assumptions regarding the likelihood of achieving performance targets.

The Company estimates the fair value of service based and performance-based stock option awards, including modifications of stock option awards, using the Black-Scholes option pricing model. This model derives the fair value of stock options based on certain assumptions related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield.

Recent Accounting Standards

Adopted Accounting Standards

None

Standards not yet adopted

None

F-9

3. ACQUISITION OF STEMPRINTER SCIENCES LIMITED AND EQUITY RAISE

The consolidated position of the Company is a result of the demerger of StemPrintER Sciences Limited (“StemPrintER”) from Tiziana Life Sciences plc (“Tiziana”) on October 30, 2020.

On October 5, 2020, AccuStem Sciences Limited (“Limited”) entered into an agreement with Tiziana to acquire its subsidiary StemPrintER, including the ownership rights and intellectual property relating to the StemPrintER project, the SPARE project and cash receivable of $1,353,373 (which was collected in January 2022). In exchange for the transfer of ownership, Limited issued a total of 9,520,069 ordinary shares of $0.001 par value to Tiziana shareholders on a one for one basis based on the Tiziana ownership at October 30, 2020. On October 30, 2021, a supplemental demerger agreement was executed and 479,063 of ordinary shares of $0.001 par value issued for consideration of $204,879 in relation to the associated option and warrant holders of Tiziana. The Company considered ASC 805 - Business Combinations and ASC 730 - Research and Development in determining how to account for the transaction. As the transaction was between entities that were ultimately controlled by the same parties, the acquisition has been treated as a common control combination under ASC 805-50 - Business Combinations, therefore the carrying value of contributed assets remained unchanged and were recorded at historical costs.

The transfer of all the ownership rights and intellectual property was treated as an asset transfer. The treatment as a separate asset acquisition at this stage reflected the fact that, immediately prior to transfer, Tiziana carried out only limited maintenance type activity on the StemPrintER project and the concentration of fair value was in the StemPrintER intellectual property asset.

In March 2022, per the terms of the supplemental agreement to the demerger agreement, Tiziana invested $2,765,940 (£2,000,000 GBP) in exchange for an additional 1,337,970 common shares of the Company. No offering costs were recorded with the additional contribution.

4. NOTE PAYABLE

On May 20, 2022, the Company entered into a one-year Directors and Officers Liability Insurance agreement for $439,122. Under the terms of the agreement, the Company made a down payment of $88,000, with the remaining balance financed over the remaining term at an annual percentage rate of 3.95%. Beginning June 2022, the Company will make 10 monthly payments of $35,751, with the last payment expected to be made in March 2023. At the end of September 30, 2022, the outstanding balance on the note payable was $212,056.

5. EQUIPMENT

Equipment consists of the following:

	September 30, 2022	December 31, 2022
Computer equipment	$10,999	-
Less: Accumulated depreciation	2,414	-
Equipment, net	$8,585	-

Depreciation expense was approximately $907 and $0, respectively, for the three months ended September 30, 2022 and 2021, respectively. For the nine months ended September 30, 2022 and 2021, respectively, depreciation expense was approximately $2,414 and $0, respectively.

Depreciation expense is included within General and Administrative expenses in the accompanying Condensed Consolidated Statement of Operations and Comprehensive Loss.

6. LICENSE

On June 24, 2014, Tiziana entered into an exclusive license agreement with IEO/University of Milan, pursuant to which it obtained a worldwide, royalty-bearing, exclusive license under certain patents and a worldwide, royalty-bearing, non-exclusive license under certain know-how, respectively, of IEO/University of Milan to develop and commercialize licensed products in connection with a multi-gene prognostic tool. This license was assigned to the Company pursuant to the terms of the acquisition of StemprintER as noted in Note 3.

F-10

The license provides for full control and authority over the research, development and commercialization of licensed products and are required to use commercially reasonable efforts in connection with the development and commercialization of the licensed products.

For the term of the license, the following milestone payments are required to be made (converted from EUROS to USD using exchange rate of €1:$1.0176)

●	€50,000 ($50,880) within 30 days of completion of development of a commercial test;
●	€100,000 ($101,760) within 30 days of the first commercial sale of a licensed product; and
●	€150,000 ($152,640) within 30 days of first regulatory approval in the U.S. or any other major market.

Tiziana was also required, as licensee prior to the assignment to us of the License, to fund €50,000 ($50,880) per year for sponsored research for up to four years from the effective date of the license (2014-2018), subject to certain conditions. The license also requires payment for all ongoing patent prosecution and maintenance costs and for the royalty term (until the expiration of the last claim in an issued, unexpired patent within the licensed patents or a claim that has not been pending more than four years which covers the sale of such licensed product or service in such country) a royalty of 1.5% on net sales of licensed products and services (and a 15% royalty of sub-license revenues for each country for the term of the license). The license agreement may be terminated at any time on 30 days’ notice and either party may terminate the license by written notice for a material payment breach or any other material breach, subject to 45-day and 120-day periods, respectively. Absent early termination, the license will remain in effect, on a product by product and country by country basis, until the date on which the patents and patent applications expire. The license may also be terminated in the case of insolvency.

For the three and nine months ended September 30, 2022 and 2021, the Company did not recognize any expense related to this license agreement.

7. LOSS PER SHARE

Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options in the calculation of diluted net loss per common shares would have been antidilutive.

For the three and nine months ended September 30, 2022 and 2021, loss per share of the Company are as follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Numerator:
Net Loss	$(899,125)	$(62,722)	$(2,767,885)	$(127,132)
Net loss per share attributable to common stockholders	$(899,125)	$(62,722)	$(2,767,885)	$(127,132)
Denominator:
Weighted average common shares outstanding, basic and diluted	11,337,668	9,999,132	10,904,423	9,999,132
Net loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(0.01)	$(0.25)	$(0.01)

The Company’s potentially dilutive securities, which include stock options and warrants, have been excluded from the computation of diluted net loss per common share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common shareholders is the same.

F-11

The Company excluded the following from the computation of diluted net loss per share attributable to common stockholders for the three months and nine months ended September 30, 2022 and 2021 because including them would have had an anti-dilutive effect.

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Shares issuable upon exercise of stock options	207,825	100,005	207,825	100,005
Total	207,825	100,005	207,825	100,005

8. SHARE-BASED COMPENSATION

In August 2021, Limited adopted the 2021 Omnibus Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Share-Based Awards to selected employees, directors, and independent contractors of the Company.

Each Award shall be exercisable at such time or times and subject to such terms and conditions set forth in the Incentive Plan, as shall be determined by the administrator in the applicable award agreement. Total shares authorized by the plan was 2,500,000. Awards under the Incentive Plan are exercisable for up to 10 years from the date of issuance. There are 1,092,756 remaining available shares to be issued under the Incentive Plan at September 30, 2022. The number of shares of Common Stock that are reserved and available for issuance under the Incentive Plan shall be subject to an annual increase on the first day of each calendar year beginning with the first January 1 following the effective date and ending with the last January 1 during the initial ten-year term of the Plan as defined in Section 4(a) of the Incentive Plan.

Options

On December 1, 2021 (the “Effective Date”), Limited completed the Company’s redomiciliation from the United Kingdom to Delaware (see Note 1). As of the Effective Date, the option instruments to purchase Limited Ordinary Shares granted by Limited (the “Old Options”) were exchanged automatically in consideration of the grant of new options by New AccuStem which, in the opinion of the board of directors of Limited, are equivalent to the Old Options, but relate to the New AccuStem Common Stock. As of the Effective Date, New AccuStem assumed Limited’s obligations under its 2021 Incentive Plan and other arrangements under which incentives in relation to Limited Ordinary Shares were agreed with before the effective date of the redomiciliation and the Company replaced all equity awards granted under the Limited Plan with equivalent equity awards for New AccuStem Common Stock. Also, as of the Effective Date, New AccuStem’s 2021 Equity Incentive Plan (the “2021 Plan”), became effective. Any employee, director or consultant of New AccuStem or any of its subsidiary is eligible to participate in the 2021 Plan.

As a result of the redomiciliation an aggregate of 100,005 options were issued during December 2021 in consideration for the share exchange. The issued options had an exercise price of $0.42 per share and all expire on the ten-year anniversary of the grant date. These options were fully vested on the grant date.

In addition, the Company issued 1,307,239 options during the first quarter of 2022 for employees, directors and non-employees under the Incentive Plan.

The options granted have an exercise price ranging from $1.06 to $2.13 and expire on the ten-year anniversary of the grant date.

There were no options granted or modified for the three months ended September 30, 2022. The Company granted 100,005 options for the three months ended September 30, 2021.

F-12

For the nine months ended September 30, 2022, stock option activity for time-based options of the Company are as follows:

	Number of Time-Based Share Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2022	100,005	$0.42	9.72	$—
Issued	363,239	2.07	9.43
Exercised	(9,433)	0.90	—
Expired/Forfeited	—	—	—
Outstanding at September 30, 2022	453,811	$1.70	9.30	$16,672

Vested and exercisable September 30, 2022	207,825	$1.20	9.14	$16,672

For the nine months ended September 30, 2022, stock option activity for performance-based options of the Company are as follows:

	Number of Performance- Based Share Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2022	—	$—	—	$—
Issued	944,000	1.45	9.36
Exercised	—	—	—
Expired/Forfeited	—	—	—
Outstanding at September 30, 2022	944,000	$1.45	9.36	$—

Vested and exercisable September 30, 2022	—	—	—	—

The aggregate intrinsic value is calculated as the difference between the estimated fair value of the underlying common stock as of September 30, 2022 and the option exercise price.

Total share-based compensation was approximately $38,001 and $21,260, respectively, for the three months ended September 30, 2022 and 2021, respectively. For the nine months ended September 30, 2022 and 2021, respectively, share-based compensation was approximately $92,629 and $21,260, respectively.

Total share-based compensation expense is included in General and Administrative expenses on the Condensed Consolidated Statement of Operations and Other Comprehensive Income.

The weighted average grant date fair value for stock options granted during the nine-months ended September 30, 2022 is $0.76. The performance-based and time-based stock options are equity-classified. There were no stock option granted during the three months ended September 30, 2022.

The Company uses the Black-Scholes option pricing model to estimate the fair value of the option awards. The table below summarizes the resulting weighted average inputs used to calculate the estimated fair value of options awarded for the nine months ended September 30, 2022.

For the Nine Months Ended
September 30, 2022
Risk-free interest rate	1.54 - 2.34%
Expected dividend yield	—%
Expected term	5.00 – 8.50 years
Expected volatility	57.2 - 65.7%

F-13

The risk-free interest rate assumption is determined using the yield currently available on U.S. Treasury zero- coupon issues with a remaining term commensurate with the expected term of the award. The Company has historically been a private company and lacks company-specific historical and implied volatility information. Management has estimated expected volatility based on similar public companies. Expected life of the option represents the period of time options are expected to be outstanding. The estimate for dividend yield is 0% because the Company has not historically paid, and does not intend to pay, a dividend on common stock in the foreseeable future.

As of September 30, 2022, there was $904,780 unrecognized compensation expense related to options. $211,442 of this cost is subject to time-based conditions, and is to be recognized over a period of approximately 3.3 years. The remaining $693,338 of unrecognized compensation expense relates to performance-based conditions for unvested options. These costs are expected to be recognized over the required service period once the performance condition has occurred or becomes probable. Compensation costs related to the performance stock options are evaluated at each reporting period and subsequently adjusted for changes in the expected outcomes of the performance conditions.

Warrants

In March 2022, the Company issued 350,000 common stock warrants to a non-employee under the Incentive Plan. The common stock warrants are subject to vesting and, grantees become fully vested and exercisable when certain performance requirements are met.

The common stock warrants granted have an exercise price of $1.06. The common stock warrants expire on the ten-year anniversary of the grant date. There were no warrants issued during the three months ended September 30, 2022 and 2021.

A summary of the Company’s warrants to purchase common stock activity is as follows:

	Number of shares	Weighted Average Exercise Price	Weighted average remaining contractual life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2022	—	$—	—	$—
Issued	350,000	1.06	9.32
Exercised	—	—	—
Expired/Forfeited	—	—	—
Outstanding at September 30, 2022	350,000	$1.06	9.32	$—

Vested and exercisable September 30, 2022	—	—	—	—

The grant date fair value for these warrants of $0.66 per warrant for a total fair value of $232,490. The table below summarizes the resulting weighted average inputs used to calculate the estimated fair value of the common stock warrants options awarded for the nine months ended September 30, 2022.

Nine Months Ended September 30, 2022
Risk-free interest rate	1.75%
Expected dividend yield	—%
Expected term	8.50 years
Expected volatility	63.9%

F-14

There was no share-based compensation expense recognized during the three and nine months ended September 30, 2022 and 2021 for warrants.

As of September 30, 2022, there was $232,490 of total performance-based unrecognized compensation costs related to unvested common stock warrants. These costs are expected to be recognized once the performance condition has occurred or becomes probable.

9. RELATED PARTY TRANSACTIONS

Tiziana is a related party as it is under common control. The Company and Tiziana share some directors, an officer and significant shareholders. The Company has also been formed due to an acquisition of a subsidiary company from Tiziana. As of September 30, 2022, Tiziana owns approximately 11.8% of the Company.

As of September 30, 2022 and December 31, 2021, $0 and $1,558,252 respectively, was due from Tiziana in relation to the demerger and supplemental demerger of Limited and StemPrintER, which consists of the related party receivable and related party subscription receivable on the condensed consolidated balance sheet.

Effective with the demerger agreement, the Company entered into a shared services agreement, where the Company outsources certain limited management and administrative services. The Company notes that the fees consist of payroll costs associated with time spent providing services for the Company and are based on actual time spent and the allocated payroll costs. In addition, the Company is charged at cost, for utilization of certain office space. There was no mark-up associated with fees charged for these services. For the three months ended September 30, 2022 and 2021, the Company has incurred approximately $4,708 and $2,986, respectively. Total cost for the nine months ended September 30, 2022 and 2021 were $31,154 and $9,166, respectively.

As of September 30, 2022 and December 31, 2021, $59,306 and $190,838 respectively, was also due to Tiziana, as Tiziana had paid for expenses on behalf of the Company.

In January 2022, the Company and Gabriele Cerrone, who is the Chairman of the Board of Directors and the largest shareholder, entered into an agreement in which he will provide consulting services to the Company for a monthly fee of $5,500. As of September 30, 2022, $49,500 was due to Gabriele Cerrone.

10. INCOME TAXES

For all periods presented, the pretax losses incurred by the Company received no corresponding tax benefit because the Company concluded that it is more likely than not that the Company will be unable to realize the value of any resulting deferred tax assets. The Company will continue to assess its position in future periods to determine if it is appropriate to reduce a portion of its valuation allowance in the future. On March 27, 2020, Congress enacted the CARES Act to provide certain relief as a result of the COVID-19 pandemic. The CARES Act, among other things, includes provisions relating to net operating loss carryback periods, alternative minimum tax credit refunds, and modification to the net interest deduction limitations. The CARES Act did not have a material impact on the Company’s consolidated financial statements for the nine months ended September 30, 2022. The Company continues to monitor any effects on its financial statements that may result from the CARES Act.

The Company has no open tax audits with any taxing authority as of September 30, 2022.

11. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is involved from time to time in various claims, proceedings, and litigation. The Company establishes reserves for specific legal proceedings when it determines that the likelihood of an unfavorable outcome is probable, and the amount of loss can be reasonably estimated. Management has not identified any legal matters where it believes an unfavorable outcome is reasonably possible and/or for which an estimate of possible losses can be made.

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Accustem Sciences Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Accustem Sciences Inc. (the Company) as of December 31, 2021 and 2020, and the related statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for the year ended December 31, 2021 and the period from June 5, 2020 (date of inception) to December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from June 5, 2020 (date of inception) to December 31, 2020 in the, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses since inception. The Company also had an accumulated deficit of $724,862 at December 31, 2021. The Company is dependent on obtaining necessary funding from institutional investors or others, in order to continue their operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Mazars USA LLP

/s/ Mazars USA LLP

We have served as the Company’s auditor since 2022.

New York, NY

April 15, 2022

F-16

ACCUSTEM SCIENCES INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020
ASSETS
Related party receivable	$1,353,373	$1,365,161
Total Current Assets	1,353,373	1,365,161
TOTAL ASSETS	$1,353,373	$1,365,161

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Account payable	$388,681	$—
Related party payable	190,838	13,322
Accrued expenses	123,181	42,043
Total current liabilities	702,700	55,365
TOTAL LIABILITIES	702,700	55,365

Stockholders’ Equity
Preferred stock $.001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock $.001 par value; 150,000,000 shares authorized; 9,999,132 shares issued and outstanding	9,999	9,999
Additional paid-in capital	1,503,434	1,482,174
Related party subscription receivable	(204,879)	(206,663)
Accumulated other comprehensive income	66,981	78,534
Accumulated deficit	(724,862)	(54,248)
TOTAL STOCKHOLDERS’ EQUITY	650,673	1,309,796
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,353,373	$1,365,161

F-17

ACCUSTEM SCIENCES INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,	For the Period from June 5, 2020 (inception) to December 31,
	2021	2020
OPERATING EXPENSES
Research and development expenses	$73,335	$5,748
General and administrative expenses	597,279	48,500
Total operating expenses	670,614	54,248
LOSS FROM OPERATIONS	(670,614)	(54,248)

LOSS, BEFORE INCOME TAX	(670,614)	(54,248)
Income tax benefit (expense)	—	—
NET LOSS	$(670,614)	$(54,248)

Net loss per share attributable to common stockholders, basic and diluted	$(0.07)	$(0.01)

Weighted average common shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	9,999,132	9,999,132

NET LOSS	$(670,614)	$(54,248)
Translation adjustments	(11,553)	78,534

COMPREHENSIVE (LOSS) INCOME	$(682,167)	$24,286

F-18

ACCUSTEM SCIENCES INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional	Related Party	Accumulated Other
	Number of Shares	Amount	Paid-in Capital	Subscription Receivable	Comprehensive Income	Accumulated Deficit	Stockholders’ Equity

Balance at June 5, 2020 (date of inception)	—	$—	$—	$—	$—	$—	$—
Issuance of common stock in relation of demerger agreement of StemprintER	9,520,069	9,520	1,286,463	—	—	—	1,295,983
Issuance of common stock in relation of associated supplemental demerger agreement of StemprintER	479,063	479	195,711	(196,190)	—	—	—
Foreign currency translation adjustment	—	—	—	(10,473)	78,534	—	68,061
Net loss	—	—	—	—	—	(54,248)	(54,248)
Balance at December 31, 2020	9,999,132	9,999	1,482,174	(206,663)	78,534	(54,248)	1,309,796
Stock based compensation	—	—	21,260		—	—	21,260
Foreign currency translation adjustment	—	—	—	1,784	(11,553)	—	(9,769)
Net loss	—	—	—		—	(670,614)	(670,614)
Balance at December 31, 2021	9,999,132	$9,999	$1,503,434	$(204,879)	$66,981	$(724,862)	$650,673

F-19

ACCUSTEM SCIENCES INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,	For the Period from June 5, 2020 (date of inception) to December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(670,614)	$(54,248)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	21,260	—
Changes in assets and liabilities:
Account payable	394,666	—
Related party payable	172,966	13,054
Accrued expenses	81,722	41,194
NET CASH FLOWS FROM OPERATING ACTIVITIES	—	—

NET CHANGE IN CASH	—	—

CASH, BEGINNING OF YEAR	—	—

CASH , END OF YEAR	$—	$—

Non cash items investing and financing activities:
Shares issued for the demerger agreement of StemprintER/ Related party receivable	$—	$1,295,983
Shares issued for the associated supplemental demerger agreement of StemprintER/ Related party subscription receivable	$—	$196,190

F-20

ACCUSTEM SCIENCES INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Accustem Sciences Inc. and its subsidiary (“the Company”) was incorporated on July 28, 2021, in Delaware, United States. The Company is an early- stage life sciences company committed to developing and commercializing novel products for the treatment and management of many cancers. The principal activities of the Company are that of a genomics-based personalized medicine business, particularly focused on breast cancer patients.

The consolidated position of the Company is a result of the demerger of the legal entity StemPrintER Sciences Limited (“StemPrintER”) from Tiziana Life Sciences plc (“Tiziana”) by Accustem Sciences Limited (“Limited”) on October 30, 2020. Limited was incorporated on June 5, 2020. On March 12, 2021 and further amended on May 7, 2021 and June 1, 2021, Limited filed a registration statement on Form 20-F with the US Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, to effect the demerger transaction. The registration statement was declared effective on July 1, 2021. The transaction is as detailed in the steps below:

Pursuant to an agreement entered into in October 2020, Tiziana transferred all the ownership rights and intellectual property relating to StemPrintER along with a commitment to pay $1,353,373 in cash to its wholly owned subsidiary, StemPrintER in exchange for 3,070,000 shares of the subsidiary.

On October 5, 2020, Limited entered into an agreement with Tiziana to acquire the outstanding shares of StemPrintER, including the ownership rights and intellectual property relating to the StemPrint project and cash receivable of $1,353,373. In exchange for the transfer of ownership, Limited issued a total of 9,520,069 ordinary shares of $0.001 par value to Tiziana shareholders on a one for one basis based on the Tiziana ownership as at October 30, 2020. On October 30, 2020, a supplemental demerger agreement of StemprintER was executed and 479,063 of ordinary shares of $0.001 par value were issued for consideration (see Related Party Note 7) of $204,879 in relation to the associated option and warrant holders of Tiziana. The share composition noted are post share consolidation as further described below.

On November 1, 2021, Limited announced its intention to put in place a new parent company (formerly Accustem Sciences Limited and subsidiary), being Accustem Sciences, Inc., a Delaware-incorporated company, pursuant to a Scheme of Arrangement under United Kingdom “UK” law. Pursuant to Rule 12g-3(a) of the Securities Act of 1934, on December 1, 2021 (“Effective Date”), Limited completed the company’s redomiciliation from the UK to Delaware, United States. In connection with the completion of the redomiciliation, the Company acquired all of the issued share capital of Limited in exchange for the issuance of the Company’s common stock and became the successor issuer to Limited.

The Company and its subsidiary will conduct the same business and operations after the redomiciliation as Limited had been conducting prior to the redomiciliation and there are no expected changes to the day-to-day operation of the business of the Company or its strategy. Due to the entities being under common control, the acquisition was accounted for based on existing carrying amounts. The consolidated financial statements for periods prior to the redomiciliation are the consolidated statements of Limited as the predecessor to the Company for accounting and reporting purposes. On December 30, 2021, the Company and the Board approved for the dissolution of Limited, effective December 30, 2021. Limited’s wholly owned subsidiary, StemPrintER Sciences Limited, common shares was transferred to Accustem Sciences, Inc. This dissolution had no impact on the Company’s results for the year ended December 31, 2021.

On the effective date of the redomiciliation, the Company also completed a 20:1 share consolidation and the number of outstanding common shares was reduced from 199,988,724 to 9,999,132 of common stock (subject to adjustment as applicable due to the rounding of fractional shares. Therefore, (i) every 20 ordinary shares, £0.01 par value per share, of Limited (the “Limited Ordinary Shares”) were exchanged for one share of common stock, $0.001 par value per share, of the Company (the “Company Common Stock”) and (ii) every 10 Accustem American Depository Shares (“ADS”) representing two Limited Ordinary Shares were exchanged for one share of the Company’s Common Stock, which resulted in the Company becoming the holding company of Limited. Also, every 20 options held by a Limited holder converted and received one option to purchase a common share of the Company as further described in Note 6.

All share and per share amounts in these consolidated financial statements and related notes for periods prior to the redomiciliation have been retroactively adjusted to reflect the effect of the 20:1 exchange ratio.

These consolidated financial statements have been prepared for the periods from June 5, 2020 (period of inception) to December 31, 2020 and for the year ended December 31, 2021.

Shares of Limited’s common stock issued in connection trade over-the-counter market under the ticker symbol “ACMSY”. On March 23, 2022 the Company’s common stock shares began trading within the OTC Markets under the ticker symbol “ACUT”.

F-21

Impact of the COVID-19 Pandemic

In early 2020, an outbreak of the novel strain of coronavirus (COVID-19) emerged globally. As a result, there have been mandates from federal, state and local authorities resulting in an overall decline in economic activity. There have been no material impacts from COVID-19 on the Company’s operations for the periods ended December 31, 2021 and 2020. However, it is possible that the pandemic will continue to significantly impact economies worldwide, which could result in adverse effects on the Company’s operations. The extent of the impact of COVID-19 on operations, liquidity, financial condition, and results of operations remain uncertain at this time.

Liquidity and Going Concern

The consolidated financial statements have been prepared on the going concern basis, which contemplates the realization of assets and discharge of liabilities in the normal course of business.

The Company has financed its activities principally from support from a related party. The Company has incurred a net loss in every fiscal period since inception. For the year ended December 31, 2021, the Company incurred a net loss of $670,614. The Company has an accumulated deficit as of December 31, 2021 of $724,862. The Company anticipates operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, further development of its technology and products, and expenses related to the commercialization of its products.

Management believes that the Company does not have sufficient cash and current assets to support its operations through at least 12 months from the issuance date of these consolidated financial statements, and will require significant additional cash resources to continue its planned research and development activities.

The Company will need additional funds for promoting new products and working capital required to support research and development activities and generate sales from its products. There can be no assurance, however, that such financing will be available when needed, if at all, or on favorable terms and conditions. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the quality of product development efforts, management of working capital, and the continuation of normal payment terms and conditions for purchase of services.

Subsequent to year end, management notes the Company has received net repayment of related party receivable/payable in the amount of $1,288,310 from Tiziana, see Note 7 - Related Party Transactions. Additionally, the Company has received an additional capital contribution through the issuance of ordinary shares from Tiziana in the amount of $2,675,940, see Note 10 - Subsequent Events.

In order to address its capital needs, including its planned research and development activities and other expenditures, the Company is actively pursuing additional equity financing in the form of a private placement. The Company has been in ongoing discussions with institutional investors and other parties with respect to such possible offerings. Adequate financing opportunities might not be available to the Company, when and if needed, on acceptable terms or at all. If the Company is unable to obtain additional financing in sufficient amounts or on acceptable terms or if the Company fails to consummate the private placement or a public offering, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs and product portfolio expansion, which could adversely affect its operating results or business prospects. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding in terms acceptable to the Company to fund continuing operations, if at all. After considering the uncertainties, management determined it is appropriate to continue to adopt the going concern basis in preparing the consolidated financial statements.

F-22

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in United States of America (“GAAP”) and are in U.S. dollars. Unless otherwise indicated, all references to “$” are to United States dollars, and all references to “GBP” are to Great Britain Pounds. The Company’s reporting currency is U.S. dollars.

Basis of Consolidation

The accompanying audited consolidated financial statements include the accounts of Accustem Sciences Inc. as well as its wholly-owned subsidiary. The Company consolidates all entities over which the Company has the power to govern the financial and operating policies and therefore exercises control, and upon which the Company has a controlling financial interest. The existence and effect of both current voting rights and potential voting rights that are currently exercisable or convertible are considered when assessing whether control of an entity is exercised. The subsidiary is consolidated from the date at which the Company obtains control and are de-consolidated from the date at which control ceases.

Inter-company transactions and balances between companies are eliminated upon consolidation. Accounting policies of the subsidiary has been changed where necessary to ensure consistency with the policies adopted by the Company.

Prior to the redomiciliation, Limited reported its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”). Following the redomiciliation, the Company transitioned to GAAP and applied GAAP retrospectively for all prior periods presented. In the opinion of management, all necessary adjustments (consisting of normal recurring adjustments, intercompany adjustments, reclassifications and non-recurring adjustments) have been recorded to present fairly our financial position as of December 31, 2021 and 2020, and the results of operations, and cash flows for the periods ended December 31, 2021 and 2020. The Company and its subsidiary have historically been under common control. The redomiciliation and related internal reorganization was accounted for consistent with a reorganization of entities under common control in accordance with ASC 805 - Business Combinations. Accordingly, the transfer of the assets and liabilities and exchange of shares was recorded in the new entity at their carrying amounts from the transferring entity at the date of transfer. The financial information for all periods in the financial statements presented prior to the reorganization are presented on a consolidated basis for all periods upon which the entities are under common control.

Comprehensive income(loss)

Comprehensive income (loss) of all periods presented is comprised primarily of net loss and foreign currency translation adjustments.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Risk and Uncertainties

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including but not limited to, the success of its exploration to research and development activities, need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

F-23

Impairment of Long-lived Assets

The Company reviews the recoverability of its long-lived assets (or asset groups) in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360 (“ASC 360”) Property, Plant, and Equipment, whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset (group) might not be recoverable. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying amount of the assets, a loss is recognized for the difference between fair value (computed based upon the expected future discounted cash flows) and the carrying value of the assets.

Income Taxes

The Company accounts for income taxes under ASC 740 - Income Taxes. For federal and state income taxes, deferred tax assets and liabilities are recognized based upon the differences between the financial statement and the tax basis of assets and liabilities. In addition, deferred tax assets are also recorded with respect to net operating losses and other tax attribute carryforwards. Deferred income taxes are based upon prescribed rates and enacted laws applicable to periods in which differences are expected to reverse. A valuation allowance is recorded when it is not more likely than not that the tax benefit from the deferred tax assets will be realized.

The Company intends to continue maintaining a full valuation allowance on its deferred tax assets until there is sufficient evidence to support reversal of all or a portion of the allowances. In establishing the full valuation allowance position, the Company considered all available evidence, including all potential sources of taxable income, future reversals of taxable temporary differences, projections of taxable income, and income from tax planning strategies, as well as any other available and relevant information. Existing valuation allowances are re-examined each period. If it were determined that it is more likely than not that a deferred tax asset will be realized, the appropriate amount of the valuation allowance, if any, would be released in the period this determination is made.

Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2021 and 2020. Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority.

Research and Development Expenses

Research and product development costs are expensed as incurred under ASC 730 - .Research and Development. Research and development expenses primarily consist of costs associated with the preclinical and clinical development of the Company’s product candidate portfolio, including but not limited to payments to Clinical Research Organizations (“CROs”), the manufacturing of clinical trial material, preclinical research activities, consultants and personnel needed to perform research and development activities, intellectual property, as well as costs to license intellectual property that is an in-process research and development asset with no alternative future use.

Segment Information

The Company applies ASC 280, Segment Reporting, in determining reportable segments for its financial statement disclosure. Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer (“CEO”). The Company has determined that it operates as a single operating segment and has one reportable segment.

F-24

Fair Value of Financial Instruments

The Company classifies a financial instrument, or its component parts, as a financial liability, a financial asset or an equity instrument in accordance with the substance of the contractual arrangement and the definitions of a financial liability, a financial asset and an equity instrument.

The Company evaluates the terms of the financial instrument to determine whether it contains an asset, a liability or an equity component. Such components shall be classified separately as financial assets, financial liabilities or equity instruments.

The Company’s financial liabilities include trade and other payables. The carrying value of such amounts approximate fair value based on the short-term nature of the items. The Company does not hold any financial assets or liabilities at fair value through profit or loss or fair value through other comprehensive income

Stock-based compensation expenses

The Company recognizes stock-based compensation expense for awards of equity instruments to employees and non-employees based on the grant-date fair value of those awards in accordance with ASC 718 - Stock Compensation. The grant-date fair value of the award is recognized as compensation expense ratably over the requisite service period, which generally equals the vesting period of the award. The Company accounts for actual forfeitures in the period the forfeiture occurs.

The Company’s stock-based payments include stock options. Stock-based compensation expense is included in general and administrative expenses and research and development expenses in the Statements of Operations.

Loss per Share

The Company computes loss per share in accordance with ASC 260 - Earnings per Share. Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common shares outstanding during the period. Diluted net loss per share of common stock is computed by giving effect to all potential dilutive shares of common stock, including options, restricted stock units (“RSUs”) and performance awards. Basic and diluted net loss per share of common stock were the same for all periods presented as the impact of all potentially dilutive securities outstanding was anti-dilutive.

Foreign Currencies

The consolidated financial statements are presented in United States dollars which is the Company’s reporting and functional currency as the Company’s operating and capital costs are transacted in U.S. dollars. The Company’s fully consolidated subsidiary functional currency continued to be GBP, which is the currency of the primary economic environment in which the entities operated.

The financial results and position of foreign operations whose functional currency was different from the Company’s reporting currency were translated as follows:

●	assets and liabilities were translated at year-end exchange rates prevailing at that reporting date;
●	income and expenses were translated at average exchange rates for the period; and
●	equity transactions including retained earnings/accumulated deficit were translated at the exchange rates prevailing at the date of the transaction.

Gains and losses arising from translations or settlements of foreign currency denominated transactions or balances were included in the determination of income. “Other comprehensive loss,” in the consolidated statements of comprehensive loss, included foreign currency translation adjustments for the periods ended December 31, 2021 and 2020.

F-25

Recently Issued and Adopted Accounting Standards

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies.

The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

The JOBS Act does not preclude an emerging growth company from early adopting new or revised accounting standards. As described below, the Company has early adopted certain accounting pronouncements before the due date for emerging growth companies. The Company expects to use the extended transition period for any other new or revised accounting standards during the period for which the Company remains an emerging growth company.

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the Company’s financial statements.

Effective June 5, 2020, ASU 2018-07, “Compensation—Stock Compensation - ASC 718.” This update is intended to reduce cost and complexity and to improve financial reporting for stock-based payments issued to non-employees, such as service providers, consultants, external legal counsel, and suppliers. The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes stock-based payments issued to employees, to also include stock-based payments issued to non-employees for goods and services. Consequently, the accounting for stock-based payments to non-employees and employees will be substantially aligned. This standard will be effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard is permitted. The standard will be applied in a retrospective approach for each period presented. We did not record an adjustment as of June 5, 2020, as our adoption of ASU 2018-07 did not have a material impact on the Company’s consolidated financial statements.

Effective July 1, 2020, we early adopted ASU 2019-12, “Income Taxes -ASC 740 : Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in ASC 740. The amendments also improve consistent application of and simplify GAAP for other areas of ASC 740 by clarifying and amending existing guidance. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The adoption of ASU 2019-12 did not have a material impact on the Company’s consolidated financial statements.

Issued Accounting Standards Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02 as amended, Leases ASC 842 which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. The guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. ASU 2016-02 requires modified retrospective adoption for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company has evaluated Topic 842 and believes that there will be an immaterial on the Company’s financial statements and related disclosures with the adoption of the standard as of January 1, 2022. The Company has no outstanding leases.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40) (ASU 2020-06), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. ASU 2020-06 removes from U.S. GAAP the separation models for (1) convertible debt with a cash conversion feature (“CCF”) and (2) convertible instruments with a beneficial conversion feature (“BCF”).

As a result, after adopting the ASU’s guidance, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, and for convertible preferred stock wholly as preferred stock (i.e., as a single unit of account), unless (1) a convertible instrument contains features that require bifurcation as a derivative under ASC 815 or (2) a convertible debt instrument was issued at a substantial premium. ASU 2020-06 is effective for public business entities that meet the definition of an SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company will adopt the provisions of ASU 2020-06 effective January 1, 2024 and is currently assessing potential impacts.

F-26

In May 2021, the FASB issued ASU 2021-04, “Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity Classified Written Call Options” (“ASU 2021-04”), which introduces a new way for companies to account for warrants either as stock compensation or derivatives. Under the new guidance, if the modification does not change the instrument’s classification as equity, the company accounts for the modification as an exchange of the original instrument for a new instrument. In general, if the fair value of the “new” instrument is greater than the fair value of the “original” instrument, the excess is recognized based on the substance of the transaction, as if the issuer has paid cash. The effective date of the standard is for interim and annual reporting periods beginning after December 15, 2021 for all entities, and early adoption is permitted. The Company is currently evaluating the impact of the new guidance and does not expect the adoption of this guidance will have a material impact on its consolidated financial statements and disclosures.

3. ACQUISITION OF STEMPRINTER SCIENCES LIMITED

The consolidated position of the Company is a result of the demerger of StemPrintER from Tiziana on October 30, 2020. The transaction is detailed in the steps below and described in Note 1.

On October 5, 2020, Limited entered into an agreement with Tiziana to acquire its subsidiary StemPrintER, including the ownership rights and intellectual property relating to the StemPrint project and cash receivable of $1,353,373. In exchange for the transfer of ownership, Limited issued a total of 9,520,069 ordinary shares of $0.001 par value to Tiziana shareholders on a one for one basis based on the Tiziana ownership as at October 30, 2020. In addition, on October 30, 2021, a supplemental demerger agreement was executed and there were 479,063 of ordinary shares of $0.001 par value issued for consideration of $204,879 in relation to the associated option and warrant holders of Tiziana.

The Company considered ASC 805 - Business Combinations and ASC 730 - Research and Development in determining how to account for the transaction. As the transaction was between entities that were ultimately controlled by the same parties, the acquisition has been treated as a common control combination under ASC 805-50 - Business Combinations, therefore the carrying value of contributed assets remained unchanged and were recorded at historical costs. The share composition noted above are post share consolidation as noted in Note 1.

The transfer of all the ownership rights and intellectual property was treated as an asset transfer. The treatment as a separate asset acquisition at this stage reflected the fact that, immediately prior to transfer, Tiziana carried out only limited maintenance type activity on the StemPrintER project and the concentration of fair value was in the StemPrintER intellectual property asset.

In addition, per the terms of the supplemental agreement to the demerger agreement, Tiziana agreed to invest for $2,706,746 (£2,000,000 GBP) in exchange for additional shares of the Company. See Note 10 - Subsequent Events for further details.

4. LICENSE

On June 24, 2014, Tiziana entered into an exclusive license agreement with IEO/University of Milan, pursuant to which it obtained a worldwide, royalty-bearing, exclusive license under certain patents and a worldwide, royalty-bearing, non-exclusive license under certain know-how, respectively, of IEO/University of Milan to develop and commercialize licensed products in connection with a multi-gene prognostic tool. This license was assigned to the Company pursuant to the terms of the acquisition of StemprintER as noted in Note 3.

The license provides for full control and authority over the research, development and commercialization of licensed products and are required to use commercially reasonable efforts in connection with the development and commercialization of the licensed products. Following completion of the research plan, the following various diligence requirements must be met:

F-27

For the term of the license, the following milestone payments were required to be made (converted from EUROS to USD using exchange rate of €1:$1.1324)

●	€50,000 ($56,620) within 30 days of completion of development of a commercial test;
●	€100,000 ($113,240) within 30 days of the first commercial sale of a licensed product; and
●	€150,000 ($169,860) within 30 days of first regulatory approval in the U.S. or any other major market.

Tiziana was also required, as licensee prior to the assignment to us of the License, to fund €50,000 ($56,620) per year for sponsored research for up to four years from the effective date of the license (2014-2018), subject to certain conditions. The license also requires payment for all ongoing patent prosecution and maintenance costs and for the royalty term (until the expiration of the last claim in an issued, unexpired patent within the licensed patents or a claim that has not been pending more than four years which covers the sale of such licensed product or service in such country) a royalty of 1.5% on net sales of licensed products and services (and a 15% royalty of sub-license revenues for each country for the term of the license). The license agreement may be terminated at any time on 30 days’ notice and either party may terminate the license by written notice for a material payment breach or any other material breach, subject to 45-day and 120-day periods, respectively. Absent early termination, the license will remain in effect, on a product by product and country by country basis, until the date on which the patents and patent applications expire. The license may also be terminated in the case of insolvency.

For the period ended December 31, 2021 and year ended December 31, 2021, the Company recognized $0 and $0 in expenses related to this license agreement.

5. LOSS PER SHARE

Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options in the calculation of diluted net loss per common shares would have been antidilutive.

For the periods ended December 31, 2021 and 2020, loss per share of the Company are as follows:

	For the Year Ended December 31,	For the Period from June 5, 2020 (date of inception) to December 31,
	2021	2020
Numerator:
Net Loss	$(670,614)	$(54,248)
Net loss attributable to common shareholders	$(670,614)	$(54,248)
Denominator:
Weighted-average common shares outstanding, basic and diluted	9,999,132	9,999,132

Net loss per common share, basic and diluted	$(0.07)	$(0.01)

The Company’s potentially dilutive securities, which include stock options, have been excluded from the computation of diluted net loss per common share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common shareholders is the same.

F-28

The Company excluded the following from the computation of diluted net loss per share attributable to common stockholders for the years ended December 31, 2021 and 2020 because including them would have had an anti-dilutive effect:

	For the Year Ended December 31,	For the Period from June 5, 2020 (date of inception) to December 31,
	2021	2020
Stock options to purchase common stock outstanding	100,005	—
Total	100,005	—

6. STOCK BASED COMPENSATION

In August 2021, Limited adopted the 2021 Omnibus Equity Incentive Plan (the “Incentive Plan”) The Incentive Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards to selected employees, directors, and independent contractors of the Company.

Each Option shall be exercisable at such time or times and subject to such terms and conditions set forth in the Incentive Plan, as shall be determined by the administrator in the applicable award agreement. Total shares authorized by the plan was 2,500,000. Options under the Incentive Plan are exercisable for up to 10 years from the date of issuance. There are 2,399,995 remaining available shares to be issued under the Incentive Plan at December 31, 2021. The number of shares of Common Stock that are reserved and available for issuance under the Incentive Plan shall be subject to an annual increase on the first day of each calendar year beginning with the first January 1 following the effective date and ending with the last January 1 during the initial ten-year term of the Plan as defined in Section 4(a) of the Incentive Plan.

On December 1, 2021 (the “Effective Date”), Limited completed the Company’s redomiciliation from the United Kingdom to Delaware (see Note 1). As of the Effective Date, the option instruments to purchase Limited Ordinary Shares granted by Limited (the “Old Options”) were exchanged automatically in consideration of the grant of new options by New Accustem which, in the opinion of the board of directors of Limited, are equivalent to the Old Options, but relate to the New Accustem Common Stock. As of the Effective Date, New Accustem assumed Limited’s obligations under its 2021 Incentive Plan and other arrangements under which incentives in relation to Limited Ordinary Shares were agreed with before the effective date of the redomiciliation and the Company replaced all equity awards granted under the Limited Plan with equivalent equity awards for New Accustem Common Stock. Also, as of the Effective Date, New Accustem’s 2021 Equity Incentive Plan (the “2021 Plan”), became effective. Any employee, director or consultant of New Accustem or any of its subsidiary is eligible to participate in the 2021 Plan.

For the year ended December 31, 2021, stock option activity of the Company are as follows:

	Number of share options	Weighted average exercise price	Weighted average remaining contractual life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2021	—	$—	—	$—
Issued	100,005	0.42	10 years
Exercised	—	—	—
Expired/Forfeited	—	—	—
Outstanding at December 31, 2021	100,005	0.42	9.72 years	—

Vested and exercisable December 31, 2021	100,005	$0.42	9.72 years	$—

F-29

The aggregate intrinsic value is calculated as the difference between the estimated fair value of the underlying common stock as of December 31, 2021 and the option exercise price.

All share options as of December 31, 2021 were fully vested at issuance date on August 1, 2021.

Total stock-based compensation expense recognized for both employees and non-employees was as follows for the year ended December 31, 2021:

For the Year Ended
December 31,
2021
Research and development	$—
General and administrative	21,260
Total stock-based compensation expense	$21,260

The weighted average grant date fair value for stock options granted during the years ended December 31, 2021 was $0.16, respectively. The Company uses the Black- Scholes option pricing model to estimate the fair value of the option awards with the following weighted-average assumptions for the years ended December 31, 2021:

For the Year Ended
December 31,
2021
Risk-free interest rate	0.31%
Expected dividend yield	—%
Expected term	5 years
Expected volatility	59.00%

The risk-free interest rate assumption is determined using the yield currently available on U.K. Treasury zero- coupon issues with a remaining term commensurate with the expected term of the award. The Company has historically been a private company and lacks company-specific historical and implied volatility information. Management has estimated expected volatility based on similar public companies. Expected life of the option represents the period of time options are expected to be outstanding. The estimate for dividend yield is 0%, because the Company has not historically paid, and does not intend to pay, a dividend on common stock in the foreseeable future.

At December 31, 2021, there was no unrecognized compensation expense related to options.

7. RELATED PARTY TRANSACTIONS

Tiziana is a related party as it is under common control. The Company and Tiziana share directors, officers and significant shareholders. The Company has also been formed due to an acquisition of a subsidiary company from Tiziana, see Notes 1 and 3 for further details.

As of December 31, 2021 and 2020, $1,558,252 and $1,571,824 (which consists of the related party receivable and related party subscription receivable on the consolidated balance sheet), respectively, was due from Tiziana in relation to the demerger and supplemental demerger of Limited and StemPrintER as further discussed in Notes 1 and 3. This related party receivable was collected in January 2022, net of related party payables to Tiziana as discussed below.

Effective with the demerger agreement, the Company entered into a shared services agreement, where the Company outsources certain limited management and administrative services. The Company notes that the fees consist of payroll costs associated with time spent providing services for the Company and are based on actual time spent and the allocated payroll costs. In addition, the Company is charged, at cost, for utilization of certain office space. There was no mark-up associated with fees charged for these services. For the year ended December 31, 2021 and for the period of inception June 5, 2020 through December 31, 2020, the Company has incurred approximately $12,434 and $0, respectively.

F-30

At December 31, 2021 and December 31, 2020, $190,838 and $13,323 was also due to Tiziana, as Tiziana had paid for expenses on behalf of the Company.

8. INCOME TAXES

The domestic and foreign components of loss before income taxes are as follows:

	For the Year Ended December 31,	For the Period from June 5, 2020 (date of inception) to December 31,
Domestic	$341,904	$—
Foreign	328,710	54,248
	$670,614	$54,248

A reconciliation of the provision for income taxes to the amount computed by applying the statutory income tax rate of 21% to the net loss before income taxes for the year ended December 31, 2021 and the date of inception (June 5, 2020) through December 31, 2020 are as follows:

	For the Year Ended December 31,	For the Period from June 5, 2020 (date of inception) to December 31,
	2021	2020
Federal income taxes at statutory rates	21.0%	21.0%
State and local taxes, net of federal benefit	0.3%	—%
United Kingdom income rate differential	2.0%	4.0%
Change in valuation allowance	(23.3)%	(25.0)%
	—%	—%

For the year ended December 31, 2021 and the June 5, 2020 (date of inception) through December 31, 2020, the Company did not have any current tax and did not record a deferred income tax expense or benefit due to losses and a full valuation allowance.

Deferred income taxes reflect the net tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents significant components of the Company’s net deferred tax assets as of December 31, 2021 and 2020.

	December 31, 2021	December 31, 2020
Net operating loss carryforwards	$169,721	$13,562
Total deferred tax assets	169,721	13,562
Less: valuation allowance	(169,721)	(13,562)
Net deferred tax asset	$—	$—

F-31

As of December 31, 2021, the Company has available net operating loss carryforwards of $341,904 for federal income tax reporting purposes, $56,378 for state income tax reporting purposes, and $382,958 for United Kingdom income tax reporting purposes. The federal and the United Kingdom net operating loss carryforward will be carried forward indefinitely, and the state net operating loss carryforward will expire beginning in 2041.

In accordance with Section 382 of the Internal Revenue code, the usage of the Company’s net operating loss carryforwards may be limited in the event of a change in ownership. A full Section 382 analysis has not been prepared and NOLs could be subject to limitation under Section 382.

The Company is subject to income taxes in the U.S., federal and state, and the United Kingdom. Tax regulations within each jurisdiction are subject to the interpretation of related tax laws and regulations and require significant judgment to apply. The Company’s tax years remain open for examination by all tax authorities since inception.

9. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is involved from time to time in various claims, proceedings, and litigation. The Company establishes reserves for specific legal proceedings when it determines that the likelihood of an unfavorable outcome is probable, and the amount of loss can be reasonably estimated. Management has not identified any legal matters where it believes an unfavorable outcome is reasonably possible and/or for which an estimate of possible losses can be made.

10. SUBSEQUENT EVENTS

Issuance of New Option Awards

In January 2022, the Company granted to its employees, consultants, executive board 1,307,239 options under the Incentive Plan, to purchase the number of shares of the Company’s stock. The exercise price of each option ranged from $1.06 to $2.13. The options were either fully vested at date of grant or included various vesting periods up to four years or completion of defined performance goals.

Issuance of Warrants

In January 2022, the Company granted 350,000 warrants.

Investment in the Company by Tiziana

On March 31, 2022, the Company issued 1,337,970 shares in the Company’s stock to Tiziana Life Sciences Ltd, pursuant to a commitment made in October 2020 to purchase $2,675,940 (£2,000,000) shares in Accustem when the company listed its common stock.

Appointment of Executive Leadership Team

On March 3, 2022, the Company announced the appointment of a CEO, Wendy Blosser. Also joining the leadership team are Jeff Fensterer, as Chief Operations Officer, and Joe Flanagan, as Chief Business Officer.

F-32

1,478,495 Shares of Common Stock

AccuStem Sciences, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

                   , 2023

Through and including             , 2023 (25 days after the date of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fees	$1,446
FINRA filing fee	$2,469
Nasdaq listing fee	$75,000
Transfer agent and registrar fees	$10,000
Printing and engraving expenses	$10,000
Accounting fees and expenses	$50,000
Legal fees and expenses	$150,000
Miscellaneous	$11,085
Total	$310,000

Item 14. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement shall provide, among other things, for indemnification to the fullest extent permitted by law and our Amended and Restated Certificate of Incorporation against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements shall provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification.

In addition, we carry officer and director insurance for claims based on acts or omissions of such officers and directors in their capacity as such.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all unregistered securities sold by us since January 1, 2019. Unless otherwise stated, the issuances of the below securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) or 3(a)(9) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

On March 30, 2022, AccuStem Sciences Inc. (the “Company”) entered into a Common Stock Purchase Agreement (the “Agreement”) with Tiziana Life Sciences Ltd. (“Tiziana”) pursuant to which Tiziana, purchased 222,995 shares of the Company’s common stock at a purchase price of $12.00 per share for gross proceeds of $2,675,940. The purchase of the common stock was in accordance with the Supplemental Demerger Agreement dated October 5, 2021 between Tiziana and the Company whereby Tiziana agreed to purchase £2,000,000 of shares of the Company’s common stock at the time of listing of the common stock. The common stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and is instead being offered pursuant to the exemption provided in Regulation S under the Securities Act. The foregoing summaries of the Purchase Agreement and the common stock do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents. A copy of the form of Purchase Agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on April 5, 2022.

The Company is the successor issuer to AccuStem Sciences Limited, a public limited company incorporated in England and Wales (“Old AccuStem”). Such succession occurred following the effectiveness, on December 1, 2021 (the “Effective Time”), of a United Kingdom court-approved scheme of arrangement (the “Scheme of Arrangement”) in which (i) every 20 ordinary shares, £0.01 par value per share, of Old AccuStem (the “Old AccuStem Ordinary Shares”) were exchanged for one share of common stock, $0.001 par value per share, of the Company (the “Company Common Stock”) and (ii) every 10 AccuStem American Depository Shares (“ADS”) representing two Old AccuStem Ordinary Shares were exchanged for one share of Company Common Stock, which resulted in the Company becoming the holding company of Old AccuStem. In connection with the Scheme of Arrangement, as of the Effective Time, the Company issued an aggregate of 1,666,522 shares of Company Common Stock in exchange for the entire issued share capital of Old AccuStem in a transaction exempt from registration pursuant to Section 3(a)(10) of the Securities Act. No cash was paid for these shares.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

1.1**	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of AccuStem Sciences Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K filed December 3, 2021)

3.2	Proposed Amendment to Amended and Restated Certificate of Incorporation of AccuStem Sciences Inc. (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed September 14, 2022).

3.3	Bylaws of AccuStem Sciences Inc. (incorporated by reference to Exhibit 3.2 to Form 8-K filed December 2, 2021)

4.1**	Form of common stock certificate

4.2	Demerger Agreement between Tiziana Life Sciences PLC and AccuStem Sciences Limited dated October 5, 2020 (incorporated by reference to Exhibit 4.3 to Form 20-F filed March 12, 2021)

4.3	Supplemental Demerger Agreement between Tiziana Life Sciences PLC and AccuStem Sciences Limited dated October 30, 2020 (incorporated by reference to Exhibit 4.4 to Form 20-F filed March 12, 2021)

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP

10.1	License Agreement dated June 24, 2014 by and between TTFactor Srl and Fondazione Firc per l’Oncologia Molecolare and Universita degli Studi di Milano and Tiziana Life Sciences plc (incorporated by reference to Exhibit 4.5 to Form 20-F filed May 7, 2021)

10.2	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to Form 8-K filed December 3, 2021)

10.3	AccuStem Sciences Inc. 2021 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to Form 8-K filed December 3, 2021)

10.4**	Shared Services Agreement by and between Accustem Sciences Ltd. and Tiziana Life Sciences plc dated as of January 1, 2021.

10.5**	Offer Letter dated February 18, 2022 between Accustem Sciences, Inc. and Wendy Blosser.

10.6**	Offer Letter dated November 25, 2021 between Accustem Sciences, Inc. and Jeff Fensterer

10.7**	Offer Letter dated December 6, 2021 between Accustem Sciences, Inc. and Joe Flanagan

10.8**	Consulting Agreement dated March 21, 2021 between Keeren Shah and Accustem Sciences, Inc.

10.9**	Consulting Agreement dated January 1, 2022 between Gabriele Cerrone and Accustem Sciences, Inc.

10.10**	First Amendment to License Agreement by and between AccuStem Sciences, Inc., Istituto Europeo di Oncologia Srl and Universita degli Studi di Milano, dated November 9, 2022.

10.11**	Amendment to Consulting Agreement dated July 22, 2021 between Keeren Shah and Accustem Sciences, Inc.

21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 to Form 20-F filed May 7, 2021)

23.1	Consent of Mazars LLP

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page)

107	Filing Fee Table

** Previously filed.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 19th day of January 2023.

ACCUSTEM SCIENCES, INC.

By:	/s/ Wendy Blosser
Wendy Blosser
Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held and on the dates indicated.

Signature	Title	Date

/s/ Wendy Blosser
Wendy Blosser	Chief Executive Officer and Director	January 19, 2023
(Principal Executive Officer)

*
Keeren Shah	Chief Financial Officer	January 19, 2023
(Principal Financial Officer)

*
Gabriele Cerrone	Director	January 19, 2023

*
Willy Simon	Director	January 19, 2023

*
John Brancaccio	Director	January 19, 2023

*
Sean McDonald	Director	January 19, 2023

* By:	/s/ Wendy Blosser
Wendy Blosser
Attorney-in-Fact

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